Exhibit 10.22

MEMORANDUM OF AGREEMENT

BETWEEN

THE DRY CREEK RANCHERIA BAND OF POMO INDIANS

AND

COUNTY OF SONOMA

MARCH 18, 2008

i

MEMORANDUM OF AGREEMENT

This Memorandum of Agreement (“Agreement”) is effective as of March 18, 2008, by and between the County of Sonoma (the “County”) and the Dry Creek Rancheria Band of Pomo Indians (the “Tribe”) (referred to herein collectively as “the Parties” and as to each as a “Party”).  The terms “County” and “Tribe” as used herein shall include the Parties’ governmental entities, departments and officials unless otherwise stated.

RECITALS

WHEREAS, the Tribe is a federally-recognized Indian Tribe located on federal Trust Lands known as the Dry Creek Rancheria (“Rancheria”), which lands are connected to State Route 128 (“SR 128”) by BIA Reservation Road S-93 (“BIA 93”), and which lands and roads are within the geographic boundaries of the County; and

WHEREAS, under the Indian Gaming Regulatory Act, 25 U.S.C. § 2701, et seq. (“IGRA”), the Tribe may engage in gaming as a means of promoting Tribal economic development, self-sufficiency and strong Tribal government; and

WHEREAS, IGRA generally requires that Class III gaming be conducted pursuant to a Tribal-State Class III gaming compact; and

WHEREAS, on or about September 10, 1999, and effective in May, 2000, the Tribe entered into a compact with the State of California (“Compact”), as contemplated under IGRA; and

WHEREAS, the Tribe desires to operate Tribal economic development projects in a manner that benefits the Tribe, its members, and the community as a whole, and the County recognizes the mutual benefit that can be derived if those goals are achieved; and

WHEREAS, the Tribe and the County have participated in a series of joint meetings to address potential off-Reservation environmental impacts and possible additional mitigation measures that might be taken with respect to proposed economic development projects on the Reservation and other lands owned in fee by the Tribe, consistent with the Tribe’s sovereignty, applicable law, and the Compact; and

WHEREAS, proposed and future Tribal development are not County projects and are not subject to the discretionary approval of the County and absent this Agreement the County has limited opportunity to influence mitigation measures or seek compensation for adverse environmental impacts; and

WHEREAS, the Parties acknowledge that given the scope of the proposed Tribal economic development projects, specific impacts are not always subject to precise measurement and that the mitigation measures agreed upon below are intended as good faith approximate mitigation of identified impacts; and

WHEREAS, the Parties recognize that this Agreement is an important step in furthering a government-to-government relationship and building trust, mutual respect and cooperation that is intended to benefit the Tribe, its members and the entire Sonoma County community;

NOW, THEREFORE, the Parties agree as follows:

AGREEMENT

I.                      PURPOSE OF AGREEMENT

1.1           The purpose of this Agreement is to:

1.1.1        Memorialize understandings that are intended to resolve and settle a range of disputes between the Tribe and the County;

1.1.2        Assure the implementation of measures for mitigating the off-Reservation impacts of the Existing Casino, the Dugan Projects, and the Resort Project;

1.1.3        Establish a mutually agreeable process to identify and mitigate potential off-Reservation environmental impacts of future Tribal economic development projects, including, with respect to those which are on-Reservation gaming Projects, a process that meets or exceeds the processes required under the Compact;

1.1.4        Create a process to resolve future disputes that may arise between the County and the Tribe under this Agreement;

1.1.5        Create a framework for building and maintaining a mutually beneficial government-to-government relationship between the Tribe and the County; and

1.1.6        Identify ways for the Tribe and the County to work together to provide services and benefits to the Tribal community and Sonoma County residents.

II.                    ISSUES IN DISPUTE

2.1           The Tribe and County are involved in a number of legal disputes which are summarized below.  This Agreement is intended to settle these disputes and to provide a mechanism to resolve other controversies that may arise under this Agreement in the future.  The disputed issues include:

2.1.1        Alcohol License:  In the Matter of the Protest of Sheriff Bill Cogbill, et al. Against the Person to Person and Premises to Premises Transfer of a General Public Eating Place Alcohol License - The County Sheriff, Fire Chief, Board of Supervisors and the Alexander Valley Association (“AVA”) each protested to the Department of Alcoholic Beverage Control (“ABC”) that the River Rock Casino should not be granted a liquor license.  The Tribe contends it is qualified to obtain the applied for license.  The protests are pending before an ABC administrative law judge.

2.1.2        Dugan Property Trust Application:  California Department of Conservation, et al. v. Acting Pacific Regional Director, Bureau of Indian Affairs - The State of

California, County and AVA each are appealing a Bureau of Indian Affairs (“BIA”) decision to take 18 acres of land (the “Dugan Property”), adjacent to the Rancheria, into trust for the Tribe.  The matter is pending before the Department of the Interior Board of Indian Appeals (“IBIA”).

2.1.3        Fire Safety Inspections:  In the Matter of the Sonoma County Fire Chief’s Application for an Inspection Warrant - This case involves the County Fire Chief’s application for a State civil administrative inspection warrant for the Rancheria.  The United States District Court for the Northern District of California determined that the County does not have fire code enforcement jurisdiction on the Reservation and the Ninth Circuit Court of Appeals, in a final judgment, affirmed the District Court’s determination.  A petition for certiorari to the United States Supreme Court of the Ninth Circuit judgment has not yet been filed by the County.

2.1.4        Wastewater Discharge:  In re: Dry Creek Rancheria NPDES Permit – On April 30, 2007, the United States Environmental Protection Agency (“USEPA”) issued a National Pollutant Discharge Elimination System (“NPDES”) permit to allow the Tribe to discharge treated wastewater into a tributary of the Russian River.  The County and AVA filed petitions for administrative review of the permit alleging concerns over potential environmental impacts.  The Tribe contends that the permit was appropriately granted and is environmentally sound. The petitions are pending before the USEPA Environmental Appeals Board and the permit has been stayed.

2.1.5        Gaming Facilities’ Potential Off-Reservation Impacts:  County’s Dispute Regarding Mitigation of Gaming Facilities’ Environmental Impacts - The County and Tribe dispute whether significant off-Reservation impacts of its existing and planned Rancheria gaming Projects have been adequately mitigated.

2.1.6        Tribe’s Petaluma Trust Application:  County Opposition to Petaluma Gaming Trust Application - The County opposes the Tribe’s application to take 277 acres of land into trust for gaming purposes near Petaluma.  The Tribe contends that its pending application satisfies all applicable standards for transfer of the land into trust for gaming purposes.

III.                   DEFINITIONS

The following terms shall be defined in this Agreement as set forth in this subdivision.

3.1           “Alternative Road Site” means a site for an Emergency Access Road other than only through the Dugan Property provided such a road is completed in the same timeframe, serve the same function, and be as effective for such purposes as the Emergency Access Road through the Dugan Property except as may be agreed to by the Parties.

3.2           “Base Year” means the prior year as calculated in Section 16.5.

3.3           “Binding Arbitration Provisions” means the arbitration process set forth in Section 20.2.

3.4           “Bond” means the performance and payment bond described in Section 7.8 below, provided that in lieu of providing such bond the Parties may agree on the establishment and funding of a Construction Completion Account as defined herein and described in Section 7.8.  The Bond and Construction Completion Account are referred to interchangeably as the “Construction Assurance Device.”

3.5           “Conservation Easement” means an easement over a portion of the Petaluma Property as further described in Section 12.3.

3.6           “Construction Assurance Device” means a performance and/or payment bond or Construction Completion Account, either of which contains sufficient resources to build or complete the Emergency Access Road and Intersection Improvements and can be accessed by the County for such purposes.

3.7           “Compact” means the Tribal-State Compact entered into pursuant to IGRA between the Tribe and the State of California, effective May, 2000, any amendments or revisions thereto, or any new compact related to Gaming on the Rancheria entered into during the Term.

3.8           “Construction Completion Account” means an account at a bank to be mutually agreed upon by the Parties, which agreement shall not be unreasonably withheld, to serve in lieu of a Bond in accordance with Section 7.8.5 below.  The Construction Completion Account would be an account into which the Tribe would deposit, or cause to be deposited, sufficient cash to cover the costs of completing the Tribe’s required construction of the Emergency Access Road and of the Intersection Improvement, as well as an additional 7% thereof to cover contingencies such as potential cost overruns.  Withdrawals and expenditures from the Construction Completion Account will be in accordance with Section 7.8 and 7.9 below.

3.9           “Cumulatively Significant Impacts” means the possible impacts on the off-Reservation environment of a Tribal Commercial Development Project that may be individually limited but cumulatively significant if the incremental impacts of an individual project are considerable when viewed in connection with the impacts of past projects, other current projects, and reasonably foreseeable future projects.

3.10         “Cultural Center” means the Tribe’s proposed cultural center located on the Rancheria.

3.11         “Dugan Projects” means the Projects shown on Exhibit B and as may be otherwise described in the Final Environmental Assessment dated August 2005 and prepared for the Dugan fee-to-trust application.

3.12         “Dugan Property” means the real property parcel contiguous to the Rancheria that is commonly referred to as such and is the subject of a pending fee-to-trust application to the Department of the Interior.

3.13         “Effective Date” means the latter date upon which this Agreement is formally approved by the County Board of Supervisors and the Tribe’s Board of Directors, which is anticipated to be on March 18, 2008.

3.14         “Emergency Access Road” means the road described in Section 7.3 that provides emergency access connecting the Rancheria to Highway 128, either through the Dugan Property or by way of the Alternative Road Site.

3.15         “Emergency Access Road Plans” means the plans reviewed and accepted by the County as described in Section 7.3 below, or the Alternative Road plans reviewed and accepted by the County as described in Section 7.7.

3.16         “Environmental Assessment” means the August 2005 Final Dry Creek Rancheria Fee-to-Trust Project Environmental Assessment document drafted for the Dugan Property fee-to-trust application prepared for the Tribe by Environmental Science Associates (ESA).

3.17         “Environmental Ordinance” means the Dry Creek Ordinance that was adopted on October 14, 2000 by Resolution No. 00-10-14-005, which amended an earlier version adopted on April 29, 2000.  Both ordinances were enacted pursuant to Section 10.8 of the Compact.

3.18         “Environmental Study” means the Final Dry Creek Rancheria Economic Development Master Plan Environmental Study for the Resort Development dated January 2008, which was prepared for the Tribe by ESA with respect to the Resort Project.

3.19         “Existing Casino” means the casino known as the “River Rock Casino” as described in Section 4.1 below, including the parking lots, parking structures, buildings, roads, utilities and other Infrastructure.

3.20         “Financing” means the receipt by the Tribe or by another entity or financial institution on its behalf, of the first draw of funds derived from the major financing commitments that are part of the effort to undertake development of the Resort Project.

3.21         “Gaming” or “Gaming Activities” means Class II and Class III gambling activities as defined under IGRA and as, with respect to Class III gaming, is allowed under the Compact.

3.22         “Gaming Authority” means the Dry Creek Tribal Gaming Commission, the Tribal governmental agency created under Tribal law pursuant to IGRA to regulate gaming on Tribal Trust Land.

3.23         “Gaming Facility” means a building in which Gaming is taking place and as is otherwise defined in the Compact.

3.24         “Gaming Operations” means the conduct of Gaming and the operation of the Gaming Facility, including the administration and other necessary services.

3.25         “IGRA” means the Indian Gaming Regulatory Act of 1988 and any amendments or regulations issued pursuant to the Act.

3.26         “Infrastructure” means the utilities, utility facilities, and wastewater treatment plant, all currently existing on the Rancheria and Dugan Property; the wastewater storage facilities, above-ground detention facilities, natural gas lines, electrical sub-station, and roads (including the Acorn Road) constructed or to be constructed on the Rancheria or the Dugan Property and made available to the Existing Casino, the Resort Project or the Dugan Projects, as discussed in the Environmental Assessment or Environmental Study; Exhibit B (relating to the Dugan Projects); the Emergency Access Road; the Intersection Improvements; and the existing wells.

3.27         “In Lieu Fee” means the fee determined in accordance with Section 16.9.

3.28         “Interested Persons” means (i) the County; (ii) any city that has boundaries which are contiguous to the boundaries of the trust land on which a proposed Tribal Commercial Development Project is to be constructed; (iii) any state and/or federal agency which, if a project were not taking place on Indian lands, would have responsibility for approving a Tribal Commercial Development Project or would lawfully exercise authority over the natural resources that may be impacted by a Tribal Commercial Development Project; and (iv) any person, group, political subdivision, or agency that submits a timely request to the Tribe in writing to receive a Notice of Preparation or Completion of a draft TEIR, or has timely commented on a Tribal Commercial Development Project in a writing received by the Tribe in accordance with the applicable process for considering such comments.  Nothing in this Section shall be deemed to confer any rights on an Interested Person.

3.29         “Intergovernmental Mitigation Agreement” means an agreement between the Parties with respect to off-reservation mitigation measures in connection with a Tribal Commercial Development Project that is subject to the environmental review provisions of this Agreement.  To the extent any provision herein requires or refers to an Intergovernmental Mitigation Agreement, this Agreement shall satisfy all such requirements with respect to the Ongoing Projects. This Agreement, including but not limited to its environmental and dispute resolution processes, is intended by the Parties to serve as any intergovernmental mitigation agreement with respect to future construction related to Tribal Gaming Operations or Activities that may be required in any Compact entered into during the Term of this Agreement.

3.30         “Intersection Improvements” means the improvements at the intersections of SR 128 and BIA 93, and at SR 128 and the Emergency Access Road, as provided in Section 16.4 and Exhibit A.

3.31         “Master Plan” means the Tribe’s economic development master plan described in the Environmental Study.

3.32         “Non-Commercial Tribal Project” means any Project undertaken by the Tribe on trust lands involving any construction, improvement, or expansion related to an intended or existing non-commercial activity or purpose, including, but not limited to, those projects and activities described in Section 3.43.5 and excluding Commercial Tribal Development Projects.

3.33         “Ongoing Projects” means the Existing Casino, the Dugan Projects, and the Resort Project, including the Infrastructure.

3.34         “Petaluma Property” means the approximately 277 acres owned by the Tribe within an unincorporated portion of the County along U.S. Highway 101 near the City of Petaluma and shown in Exhibit C.

3.35         “Project” means any project undertaken by the Tribe on Trust Lands that involves any substantial construction, improvement, or expansion that is likely to cause a Significant Adverse Impact.

3.36         “Rancheria” means the approximately 75 acres of Trust Land presently accessed by State Highway 128, including BIA 93.

3.37         “Reservation” means the Rancheria and any other land held in trust for the Tribe by the federal government that is located within Sonoma County.

3.38         “Resort Project” means Phase I and Phase II of the Gaming and hospitality Project and the Infrastructure discussed in the Environmental Study.

3.39         “Sheriff’s Department” means the Sonoma County Sheriff’s Department.

3.40         “Significant Adverse Impact(s)” means a substantial or potentially substantial adverse change in the off-Reservation environment as a result of a Project as determined, to the extent possible, on scientific and factual data.  Possible differences of expert opinions shall not alone require that the Tribe make a finding of Significant Adverse Impact.

3.41         “TEIR” means a Tribal Environmental Impact Report, as described in Section V below.

3.42         “Term” means the term of this Agreement which shall commence on the Effective Date and terminate when the Compact, including any amendment, revision, or modifications thereto expires but in any event no earlier than Midnight, December 31, 2020.  The Agreement Term therefore includes, and is automatically extended by, the term of any extension(s), modifications(s) and/or amendment(s) of the Compact.  Specific provisions may also be extended by operation of Section 26.8.  The Term is similarly extended by any new compact unless there has been at least a two year lapse since termination of the Compact and, during any such two year period, no Gaming Activities occurred on the Reservation.

3.43         “Tribal Commercial Development Project” means a Project which may result in a Significant Adverse Impact and consists of the following:

3.43.1          Any Project on Trust Land (including the Petaluma Property if it becomes Trust Land) that is primarily undertaken for or in connection with a commercial purpose or enterprise, but excluding the Ongoing Projects or any part thereof; or

3.43.2          Any expansion or significant renovation or modification of the Existing Casino or any significant excavation, construction or development of a new Gaming Facility or proposed Gaming Facility on Trust Lands after the Effective Date for which there is a Significant Adverse Impact, other than in connection with the Ongoing Projects or those Projects described in Section 3.43.5 below, which are excluded; or

3.43.3          Each expansion in the operation of slot machines above 2,000 on the Rancheria, including in connection with the Ongoing Projects, but only as to the Significant Adverse Impacts, if any, of the increase in machines over 2,000; or

3.43.4          Any Non-Commercial Tribal Projects that include the construction of more than six single family houses, six or more residential units in one building, or any building that is more than three stories in height.

3.43.5          Notwithstanding any other provision of this Agreement, the term “Tribal Commercial Development Project” does not include:

a.             The Resort Project, including but not limited to all Infrastructure improvements, or any renovations or demolition of all or part of the Existing Casino prior to or in connection with the development, construction or operation of the Resort Project;

b.             The Dugan Projects, including but not limited to all Infrastructure improvements;

c.             The Cultural Center;

d.             Any expansion of Gaming Activities or the entering into, finalization, or effectuation of a Compact, new Compact, or Compact amendment during the Agreement Term which permits the Tribe to operate, or the actual operation of less than, 2,001slot machines;

e.             Any Project which would be exempt under Articles 18 and 19 of the California Environmental Quality Act (“CEQA”) Guidelines; or

f.              Non-commercially based development and construction activities or Projects on Trust Lands, including but not limited to activities or Projects relating to housing, education, culture, religion, government, recreation, fire and public safety services, roads, utilities, and the maintenance of Tribal lands.  In this context, non-commercially based means development or Projects and the related construction activities that are intended primarily for the Tribe and the Tribal government and all Tribal infrastructure owned and run by the Tribal government that is not substantially related to a Tribal Commercial Development Project.  Notwithstanding the above, roads that predominantly serve Reservation purposes other than a Tribal Commercial Development Project, and development and construction activities or Projects related to water resources, drinking water and wastewater facilities, including all equipment and facilities related to water wells, water treatment plants, wastewater treatment plants, treated wastewater irrigation and discharge, shall not be deemed to be Tribal Commercial Development Projects,

3.44         “Trust Land” means lands located within the geographic borders of Sonoma County and held by the federal government for the benefit of the Tribe.

IV.                   DECLARATIONS REGARDING THE ONGOING PROJECTS AND THE PETALUMA PROPERTY

4.1           The Existing Casino.  The Tribe has operated the Existing Casino since September 2002.  It currently houses approximately 1,600 slot machines within approximately 60,000 square feet of Sprung™ brand domed facilities.  It is served by a multi-section parking garage on the Rancheria which contains approximately 1,179 spaces.  Certain modifications, not including expansion of the facility, may be made to the Existing Casino as part of the first phase of constructing and developing the Resort Project.

4.2           The Resort Project.  The Resort Project involves the construction of new resort and casino facilities, including the eventual addition, through phases, of a total of an approximately 600 room hotel and related restaurant, retail and hospitality facilities.  Approximately 260 rooms are scheduled for completion during the first phase of development. The Tribe released its Environmental Study, prepared pursuant to its Environmental Ordinance, which outlined a two-phase build-out of the Resort Project.  The Environmental Study contains information that would be required in a draft TEIR for future Tribal Commercial Development Projects.  As part of the Resort Project’s construction and development, the Existing Casino may undergo certain modifications or renovations.  Such modifications and renovations are included within the meaning of the term “Resort Project” in this Agreement.

4.3           The Dugan Project.  In August, 2006, the BIA approved the Tribe’s application to place the approximately 18 acre Dugan Property, which is presently owned by the Tribe in fee, into trust for the benefit of the Tribe.  The development plan contained in the fee-to-trust application included the creation of single family homes for Tribal housing, vineyards, a winery with offices (that can be used as a Tribal community room), a fire station, and a paved access road.  The environmental review process required under the National Environmental Policy Act (NEPA) with respect to placing the Dugan Property into trust, including drafting of the Environmental Assessment and meetings with the County and the public, has been completed.  The Dugan Project includes those projects shown on Exhibit B.

4.4           The Petaluma Property.  In April 2006, the Tribe filed a fee-to-trust application that sought to have the Petaluma Property placed into federal trust for the Tribe’s benefit.  The trust application was filed under federal provisions for acquiring land into trust for Tribal governmental gaming purposes.  Pursuant to Section 13, the Tribe has agreed to suspend the Gaming purposes of the application, which application may remain pending to serve other uses, including non-Gaming commercial uses and the development of a mitigation bank.  If certain conditions specified in this Agreement are satisfied, the Tribe has agreed to permanently forego Gaming on the Petaluma Property.

V.                    ENVIRONMENTAL REVIEW

5.1           The Tribe and County agree on the importance of conducting an appropriate environmental analysis of Tribal development projects to determine potential off-Reservation adverse environmental impacts and, if necessary, appropriate mitigation.  Toward this end, and pursuant to Section 10.8 of the Compact, the Tribe enacted the Environmental Ordinance to provide a process for determining off-reservation environmental impacts of Tribal development projects that relate to Gaming Facilities and whether or not they are likely to cause a Significant Adverse Impact outside the Reservation, and to provide procedures with respect to such determinations and the possible need for mitigation.

5.2           The environmental review process under the Environmental Ordinance has been completed for the Existing Casino and for the Resort Project.  In addition, the NEPA process applicable to the Tribe’s application to take the Dugan Property into trust has been completed.  The environmental processes and reports with respect to the Existing Casino, Resort Project, and Dugan Project (collectively, the “Ongoing Projects”) have been reviewed and commented upon by the County and others.  Those comments have been considered by the Tribe in accordance with the Environmental Ordinance and the comment periods in connection with those Projects are now closed.  The Parties agree that any and all further actions, if any, to be taken by the Tribe with respect to any environmental processes applicable to the Ongoing Projects are set forth in this Agreement.

5.3           Future Tribal Commercial Development Projects undertaken by the Tribe on Trust Lands shall be subject, to the off-reservation environmental impact processes set forth in this Section 5.3, including all subdivisions thereof and the Binding Arbitration process set forth in Section 20.2.

5.3.1            Future Non-Commercial Tribal Projects are not subject to this Agreement.  If the Tribe, in its sole discretion, elects to adopt or follow some or all of the environmental processes set forth in this Agreement for a Non-Commercial Tribal Project(s), the County shall cooperate in good faith in timely reviewing and commenting on submissions of reports and studies to it by the Tribe, and meeting and conferring with the Tribe on mitigation measures at the Tribe’s request.  The Tribe’s participation in environmental processes with the County under such circumstances shall not be deemed to be a waiver of the Tribe’s sovereign jurisdiction or immunity unless expressly provided in writing, nor shall participation in any process in this Agreement be deemed to constitute such a waiver except as expressly set forth and limited in Section 23 below.

5.3.2            As to Tribal Commercial Development Projects, the Tribe shall consider and determine whether such projects may potentially cause Significant Adverse Impacts, including in those areas identified in Section 5.3.10 c and, if so, shall issue either a Tribal Negative Declaration or a Tribal Environmental Impact Report (“TEIR”).

5.3.3            The Negative Declaration, TEIR and Intergovernmental Mitigation Agreement processes set forth below shall not be applicable to any of the Ongoing Projects.  The negotiations leading to this Agreement and the provisions hereof shall be deemed to satisfy any requirement for environmental review, studies, reporting, notice, consultation, mitigation (if required) and other environmental actions that may be required by law or agreement with respect to the Ongoing Projects.

5.3.4            The Tribe agrees to incorporate the environmental review provisions applicable to this Agreement into its Environmental Ordinance with respect to Tribal Commercial Development Projects that relate to Gaming.  The environmental review provisions of this Agreement applicable to non-gaming Tribal Commercial Development Projects shall be included in one or more separate Tribal Ordinances which shall be provided to the County immediately following enactment.  Notwithstanding such incorporation into Tribal ordinances, the environmental review and dispute resolution procedures provided for in this Agreement shall be applicable independently of any such Ordinance.

5.3.5            Except as may be expressly provided herein, nothing in this Agreement shall be construed to:

a.             Supplant or limit the application of any otherwise applicable federal law or regulation, including but not limited to NEPA; or

b.             Confer jurisdiction on the County or the State, or diminish the Tribe’s sovereign powers and jurisdiction, over any Trust Lands; or

c.             Supplant or limit the jurisdiction of any federal or State agency.

5.3.6            For any Tribal Commercial Development Project, the Tribe shall either issue a Notice of Completion of a Draft TEIR or a Tribal Negative Declaration.  The Tribe shall consult with the County at the earliest practicable date, consistent with Section 5.3.7 below, and in any event at least 30 days prior to the issuance of a Tribal Negative Declaration or a Notice of Completion of a Draft TEIR.

5.3.7            A purpose of the consultation process is to permit the County to have input into design considerations and mitigation measures with respect to Projects and to raise issues that may be appropriate for an Intergovernmental Mitigation Agreement.  Such consultations shall be confidential to the extent permitted by law and shall be subject to the provisions of Section 19 of this Agreement.  Nothing in this Section shall either limit the Tribe’s jurisdiction or grant to the County jurisdiction or authority regarding the design of a Tribal Commercial Development Project or Non-Commercial Tribal Development Project.

5.3.8            Tribal Negative Declaration Process.

a.             If, following completion of an initial study, the Tribe determines that a Tribal Commercial Development Project is not likely to have a Significant Adverse Impact in those areas identified in Section 5.3.10(c), the Tribe may prepare a Tribal Negative Declaration in lieu of conducting the studies and preparing the materials required for a TEIR under this Agreement.  The initial study may consist of an environmental checklist.  The Tribal Negative Declaration shall be circulated for comment to the public, Interested Parties, the County and the State Clearinghouse for thirty (30) days.

b.             The Tribe shall consider any comments received during the 30-day review process and may adopt the proposed Negative Declaration or a mitigated Negative Declaration if it finds that, based on the record as a whole, there is no substantial evidence that the Project will have a Significant Adverse Impact.  The County may request an additional fifteen (15) day extension for further technical review or to prepare and obtain authorization to issue comments, and such request shall not be unreasonably denied by the Tribe.  Nothing in this Section 5.3.8(b) shall preclude the Parties from agreeing to a longer period of time in which to submit comments if such an extension is warranted.  The Tribe shall provide the record and the appropriate environmental document to the County within ten (10) days of its adoption.

c.             The Parties agree that activities or Projects, such as interior remodeling, redecorating, refurbishment, maintenance or other changes to a facility that do not alter the overall footprint of the facility, and that adds less than 10% to the total square footage of an interior gaming area, and does not materially change the look of the facility as seen from off-reservation locations, and any activities or Projects that would be exempt under Articles 18 and 19 of the CEQA Guidelines, would not have a Significant Adverse Impact.

d.             During the comment period for the Negative Declaration, or within such additional time period as the Parties may agree, the County may, for reasonable cause, initiate the Intergovernmental Mitigation Agreement provisions set forth in Section 5.3.18, and if no agreement can be reached, initiate the dispute resolution processes herein, including the Binding Arbitration provisions.  “Reasonable cause” means that the County has substantial evidence that the Tribal Commercial Development Project would result in a Significant Adverse Impact that will not be mitigated to an impact level, if any, that is less than significant.

5.3.9            Tribal Environmental Impact Report (TEIR).  For Tribal Commercial Development Projects that the Tribe has determined will have a Significant Adverse Impact, the Tribe shall cause a TEIR to be prepared which analyzes potentially Significant Adverse Impacts, as provided below.  The Tribe shall consult with the County regarding the scope of the environmental review and consider any recommendation from the County concerning the person or entity to prepare the TEIR.

5.3.10          The Tribe shall undertake good faith efforts to identify and disclose in the TEIR any Significant Adverse Impacts that will be caused by the Project.  The TEIR also shall identify ways in which Significant Adverse Impacts can be avoided or mitigated to less than significant and, where such a result cannot be reasonably obtained, analyze how impacts can be reasonably minimized, if possible, and shall include a statement setting forth all of the following:

a.             All Significant Adverse Impacts of the proposed Project;

b.             Any Significant Adverse Impacts that cannot be avoided or mitigated to less than significant if the Project is implemented;

c.             Mitigation measures proposed to minimize or avoid Significant Adverse Impacts, including but not limited to those having an effect on aesthetics, agricultural resources, air quality, biological resources, cultural resources, geology and soils, hazards and hazardous materials, hydrology and water quality, land use, mineral resources, noise, population and housing, public services, recreation, transportation/traffic, utilities, and service systems;

d.             Alternatives to the Project, provided that the Tribe need not address alternatives that would cause it to forego its right to engage in Gaming Activities, or preclude it from implementing activities or Projects that have been proposed in a trust application approved by the BIA;

e.             Any Cumulatively Significant Impacts; and

f.              Whether the proposed mitigation would be effective to reduce the potential Significant Adverse Impacts to a level of less than significant.

5.3.11          In addition to the information required pursuant to Section 5.3.10, the TEIR shall also contain a statement briefly indicating the reasons for determining, if such is the case, that the impacts of the Project on the off-reservation environment are not significant and consequently have not been discussed in detail in the TEIR.  Such a statement can be contained in an environmental checklist and attached as an exhibit to the TEIR.  Any Significant Adverse Impacts shall be clearly identified and described in the TEIR, giving due consideration to both the short-term and long-term impacts.  The discussion of mitigation measures shall describe feasible measures which could minimize or avoid the Significant Adverse Impacts.  If a mitigation measure is infeasible, the TEIR must demonstrate the specific economic, technological, legal, or other considerations which make the identified mitigation measure infeasible.  The TEIR must analyze the proposed project as a whole, including activities that the Tribe determines are reasonably foreseeable.

5.3.12          The TEIR shall also contain an index or table of contents and a summary, which shall identify each Significant Adverse Impact on the off-Reservation environment together with proposed measures that would reduce or avoid that impact.

5.3.13          Notice of Preparation and Determination of Scope of TEIR.  If it is determined by the Tribe that a TEIR is required for a Tribal Commercial Development Project, the Tribe shall issue a Notice of Preparation to the State Clearinghouse in the State Office of Planning and Research (“State Clearinghouse”) and to the County.  The Tribe shall also provide Notice to all Interested Persons.

a.             The Notice shall include all of the following information:

(i)            A description of the Project;

(ii)           The location of the Project shown on a detailed, preferably topographical, map, and on a regional map; and

(iii)          The probable off-Reservation Significant Adverse Impacts of the Project.

b.             The Notice shall also inform all Interested Persons of the opportunity to provide comments to the Tribe, within thirty (30) days of the receipt of the Notice of Preparation by the State Clearinghouse and the County, of significant environmental issues, reasonable alternatives, and/or mitigation measures that such persons may contend should be explored in a draft TEIR.

5.3.14          In addition, the Tribe shall meet with the County to assist the Tribe in determining the scope and content of the TEIR within fifteen (15) days of such a request by the County and such request shall be made within fifteen (15) days of receipt of the Notice.

Such scoping meeting between the Parties shall take place within the thirty (30) day comment period unless another date is mutually agreed upon in writing between the Parties.

5.3.15          In addition, the Tribe shall conduct a scoping hearing for Projects of statewide, regional, or area wide significance and provide public notice of the hearing including written notification to Interested Persons.

5.3.16          Notice of Completion of the Draft TEIR.  Upon completion of the Draft TEIR, the Tribe shall submit a copy of the draft TEIR and a Notice of Completion to the State Clearinghouse and the County.

a.             The Notice of Completion shall include all of the following information:

(i)            A brief description of the Project;

(ii)           The proposed location of the Project;

(iii)          An address where copies of the draft TEIR are available; and

(iv)          Notice of a comment period of at least forty-five (45) days during which the Tribe may receive comments on the draft TEIR.

b.             The Notice shall also inform Interested Persons of the preparation of the draft TEIR and of the opportunity to provide comments to the Tribe within forty-five (45) days of the Notice.  The County may request an additional fifteen (15) day extension, if such additional time is required for further technical review or to prepare and obtain approval of comments, and such an extension request shall not be unreasonably denied by the Tribe.  Nothing in this Section shall preclude the Parties from agreeing to a longer extension of time to submit comments if such an extension is warranted.

c.             The Tribe shall submit seven (7) copies of the draft TEIR and Notice of Completion to the County, and the Tribe will serve, in a timely manner, a Notice of Completion to all Interested Persons and to the Healdsburg Public Library.  The Tribe shall concurrently make an electronic version of the draft TEIR available to the public on its website.  In addition, the Tribe will provide public notice by at least one of the procedures specified below:

(i)            Publication, at least one time, by the Tribe in a newspaper of general circulation in the area affected by the Project.  If more than one area is affected, the notice shall be published in the newspaper of largest circulation from among the newspapers of general circulation in those areas; or

(ii)           Direct mailing by the Tribe to the owners and occupants of property adjacent to, but outside, the Tribal Lands (or proposed Tribal lands) on which the Project is to be located.  Owners of such property shall be identified as shown on the latest County assessment roll.

5.3.17          Issuance of Final TEIR.  The Tribe shall prepare and make available to the County, State Clearinghouse and the public for thirty (30) days a Final TEIR, which shall consist of:

a.             The draft TEIR or a revision of the draft;

b.             Comments and recommendations received on the draft TEIR either verbatim or in summary;

c.             A list of persons, organizations, and public agencies commenting on the draft TEIR;

d.             The Tribe’s response to comments and recommendations from the review and consultation process; and

e.             Any other information added by the Tribe.

5.3.18          Meet and Confer to Negotiate Intergovernmental Mitigation Agreement.  Not later than fifteen (15) days following the publication of the Notice of Completion of the Draft TEIR, the Parties shall commence diligent and good faith negotiations and shall otherwise use their respective best efforts, including meeting and conferring, to finalize, approve, execute and deliver an Intergovernmental Mitigation Agreement for the Project.  The primary objective of an Intergovernmental Mitigation Agreement is to provide for binding and mutually enforceable agreements which insure the timely mitigation of Significant Adverse Impacts, where such impacts:

a.             Are primarily attributable to the Project being proposed;

b.             Occur outside of the geographic boundaries of the Tribe’s existing or proposed Trust Lands and within the geographic boundaries of the County; and

c.             Are within the jurisdiction or responsibility of the County.

5.3.19          Binding Arbitration.  If the Parties, after meeting and conferring consistent with Section 5.3.18 above, have not approved, executed and delivered an Intergovernmental Mitigation Agreement for a Tribal Commercial Development Project consistent with this Section within thirty (30) days after the date of the publication of the Final TEIR, or such other date as the Parties may mutually agree in writing, either party may initiate the binding arbitration dispute resolution processes contained in Section 20.2.

5.3.20          As to Non-Commercial Tribal Projects, the requirement to enter into a final Intergovernmental Mitigation Agreement or to submit to binding arbitration or a court imposed remedy if an impasse is reached, or otherwise shall not be imposed on the Tribe.  If agreement is not reached on an Intergovernmental Mitigation Agreement regarding a Non-Commercial Tribal Project, the Tribe retains the right and jurisdiction to proceed with the Project and the County retains the right to oppose the Project.

5.3.21          Notwithstanding any provision to the contrary, the Parties acknowledge that the Tribe is subject to federal laws and regulations regarding the environment and health and safety, including but not limited to the Clean Water Act, Safe Drinking Water Act, Endangered Species Act, Indian Gaming Regulatory Act, and Occupational Safety and Health Act, and permit conditions including but not limited to conditions in any NPDES permits.  The Parties agree that the matters regulated by these laws, regulations, and permits shall be matters that are solely between the Tribe and the federal agency having jurisdiction over such statutes, regulations, and permits, and a violation of such statutes, regulations, and permits shall not be considered a violation of this Agreement or a required part of an Intergovernmental Mitigation Agreement.  Consistent with the above, disputes between the Parties over matters covered by such federal processes shall be resolved, to the extent a process for doing so is provided by law, solely before the federal agency conducting the proceedings and in accordance with its rules and regulations.  Any dispute or disagreement the County has with the process or its outcome shall not be subject to the dispute resolution or Binding Arbitration Provisions of this Agreement.  Nothing herein shall be construed as limiting the Parties’ respective rights to reach agreement on a voluntary basis with each other over such matters outside such federal process, subject to applicable law and the sole discretion of each party as to whether or not to negotiate or agree on such matters outside the context of the federal process itself.

VI.                   ONGOING PROJECT MITIGATION MEASURES

6.1           The County and Tribe reviewed the Environmental Study prepared by the Tribe for the Resort Project and the Environmental Assessment prepared by the Tribe regarding the Dugan Projects.  The Parties participated in a meet and confer process and utilized those documents to identify measures to mitigate the Significant Adverse Impacts of the Existing Casino, Resort Project, and Dugan Projects which measures are set forth in this Agreement.

6.2           The Tribe agrees to implement the mitigation measures set forth in this Agreement, including Exhibit A and, pursuant to Section 15, inform the County of the status of the implementation of such measures.  Mitigation reports shall include the information required by this Agreement and be in a form substantially similar to Exhibit A.

6.3           NPDES Permits.

6.3.1            Based upon the wastewater mitigation measures contained in Exhibit A, and other provisions of this Agreement, the County shall dismiss with prejudice its petition for review of the Tribe’s NPDES permit issued on April 30, 2007.

6.3.2            The County further agrees that it shall not file suit or otherwise seek to challenge a future NPDES permit application by the Tribe for the Resort Project if all of the following conditions are satisfied:

a.             The Tribe has submitted a discharge plan prepared by a registered engineer during the permitting process that the EPA has accepted by approving the NPDES permit and that such a plan is feasible.  As used herein, “feasible” shall mean that during the time period for considering such comments by the EPA, the Tribe has provided a discharge plan that includes:

(i)            An operational history of the existing facility that documents the rated disposal capacity of the on-site storage and disposal system;

(ii)           For internal reuse of treated wastewater (in cooling towers, toilets/urinals, etc.), a reasonable estimate of potential internal reuse and documentation supporting that estimate;

(iii)          For discharges to Stream P1, an estimate based upon accepted professional standards of the amount of water the stream can accommodate without resulting in a significant increase in erosion, and documentation supporting that estimate;

(iv)          For discharges to vegetation:

(1)           the location, size in acres, and slope of each potential discharge area;

(2)           the plant species in each potential discharge area;

(3)           an estimate of the irrigation needs of each potential discharge area;

(4)           documentation supporting that estimate, including calculations based on the California Department of Water Resources’ Guide to Estimating Irrigation Water Needs of Landscape Plantings in California or similarly accepted scientific literature; and

(5)           the location and design of runoff control structures.

(v)           For storage of treated wastewater, a water balance calculation, based upon accepted professional standards, that identifies the volume of storage and discharges to irrigation and surface water on a monthly basis and documentation supporting that calculation;

b.             The permit is not opposed by any federal agency;

c.             The permit is not opposed by the State Regional Water Quality Control Board and it has not determined that such a permit violates the Water Quality Control Plan for the North Coast Region (the “Basin Plan”);

d.             The plant treatment capacity does not exceed 500,000 gallons per day;

e.             The Environmental Protection Agency determines that the proposed permit is in compliance with the Clean Water Act; and

f.              The proposed wastewater treatment plant will meet Title 22 of the California Code of Regulations for disinfected tertiary recycled water.

VII.                 ALCOHOL LICENSE AND EMERGENCY ACCESS ROAD

7.1           The Parties agree to stipulate that the license conditions contained in Exhibit D shall be incorporated into the alcohol license for the Existing Casino, to the extent approved by the California Department of Alcoholic Beverage Control (“ABC”).  The Parties further agree that each of the conditions contained in Exhibit D are separately enforceable by the Parties as to the Existing Casino under the dispute resolution terms of this Agreement, including Section 20, whether or not any such specific condition is included as part of an ABC license as to the Existing Casino.  The Parties further acknowledge that the financial and other commitments made by the Tribe are based upon the likelihood that, if the Protests are withdrawn, an ABC license will issue to the Tribe.

7.2           Based upon this Agreement, including the conditions set forth in Exhibit D, within five (5) days of the Effective Date and/or County’s written acceptance of the Emergency Access Road Plans, whichever last occurs, the County shall withdraw its protests to the Tribe’s pending alcohol license application, and make good faith efforts to persuade others to withdraw their protests.  If the ABC does not grant the Tribe an alcohol license, including interim or temporary license, on or before July 30, 2008, if the delay is due to factors beyond the Tribe’s control, the meet and confer and arbitration provision of Section 26.5 of this Agreement shall apply without the requirement that there be a determination of invalidity or material change.  Notwithstanding the above, the payments due under Section 16.4.3 shall not be affected.

7.3           The Emergency Access Road Plans shall provide that the Emergency Access Road shall be a paved secondary emergency vehicle access road connecting SR 128 to the Rancheria containing a 15% or less grade throughout its length.  The required plans shall include an approved floating construction schedule, with significant construction milestones, demonstrating the amount of time needed to complete the road, from the initiation of construction, along with a cost estimate based upon industry standards.  Acknowledgement that the conditions of this Section have been satisfied shall be reflected in a writing by the County, which shall not be unreasonably denied or delayed.  The Emergency Access Road Plans may be amended pursuant to a written agreement of the Parties.

7.4           The Tribe agrees to commence construction of the Emergency Access Road pursuant to the Emergency Access Road Plans accepted by the County within sixty (60) days of the Dugan Property going into trust, or upon a time mutually agreed to by the Parties in writing, and to complete construction within 365 days (“Road Completion Date”).  If the date to start such construction falls within the rainy season as determined by NOAA Fisheries, the date to start construction shall be extended to 30 days following the end of the rainy season as determined by that agency, and the Road Completion Date shall be extended by a like amount.  The time frame to complete construction also shall be extended for a reasonable period, upon notice to the County, due to any other delays not within the control of the Tribe, but the County may invoke the dispute resolution process if it disagrees with the need for such extension.

7.5           The Tribe shall be responsible for complying with the accepted Emergency Access Road Plans.  If the Tribe requests technical assistance or otherwise consults with County regarding the construction of the Emergency Access Road, it shall pay standard fees typically imposed by the County for inspection-related services.

7.6           The County shall perform a final inspection of the Emergency Access Road improvements to verify that the construction is materially consistent with the agreed upon Emergency Access Road Plans, and the Tribe hereby grants the County permission to enter the Rancheria and any Tribal Trust Lands or other lands upon which the Emergency Access Road is to be constructed, to perform any necessary inspections authorized under this Section.

7.7           This Agreement and the preceding subsections assume that the Emergency Access Road will be constructed on the Dugan Property, but that the County shall not unreasonably withhold its approval of a request by the Tribe to construct the Emergency Access Road at the Alternative Road Site, provided that a set of completed plans are submitted to and accepted by the County, which acceptance shall not be unreasonably withheld, and that the Emergency Access Road can be constructed on the Alternative Road Site by the Road Completion Date, or such other date to which the Parties may agree.  If the land is not in trust, the Tribe shall apply for appropriate permits which the County agrees to process on a reasonable basis. The County shall cooperate with the Tribe in the processing of such permits.

7.8           The Tribe agrees to construct the Emergency Access Road at its sole expense.  No later than sixty (60) days following Financing or 15 days prior to commencing construction, whichever comes first, the Tribe shall create a “Construction Assurance Device,” either in the form of a completion bond or a cash deposit into an escrow account as provided below, to guarantee construction of the Emergency Access Road in accordance with the accepted Emergency Access Plans.  The Tribe shall be responsible for any costs associated with the Construction Assurance Device.  The purpose of the Construction Assurance Device shall be to assure the availability of funds to the County to build or complete the road or to remediate any material deviation from the agreed upon Emergency Access Road Plans.  If the County determines that the Tribe has defaulted or is about to default on its Emergency Access Road construction obligations under this Agreement, it shall notify the Tribe in writing of that fact and provide the Tribe with a reasonable opportunity to cure the alleged default.  If the matter has not been cured, or the Tribe disputes the need to cure or otherwise take corrective action within such reasonable time, the County may notify the Tribe of the County’s intent to utilize the Construction Assurance Device.  If the Tribe objects, it shall notify the County within seven (7) business days and initiate the dispute resolution process of this Agreement, which process shall be completed prior to a demand on the Construction Assurance Device.

7.8.1            The Tribe warrants that it has conducted a construction estimate of the road consistent with industry standards and that a reasonable estimated cost of the Emergency Access Road is Thirteen Million Five Hundred Thousand dollars ($13,500,000) if constructed in the location now designated on the Dugan Property, and such amount, plus 7%, shall be the principal amount of funding the Construction Assurance Device, provided that such estimated cost may be revised upwards or downwards in accordance with Section 7.8.5 below.

7.8.2            The Tribe agrees to expeditiously take all necessary steps to work with the County and BIA to have the Dugan Property taken into trust at the earliest possible date so that construction work on the Road can begin as soon as possible following the Effective Date and Financing, or, if applicable, to expedite the submission and approval from the County of plans for an Emergency Access Road on the Alternative Road Site.

7.8.3            County approval of the Emergency Access Road on the Alternative Road Site shall be based on a sufficient Construction Assurance Device being provided by the Tribe with respect to the completion costs for constructing the road and appropriate assurances as to its equivalency in terms of safety and time for construction completion as compared to the Emergency Access Road proposed for the Dugan Property.

7.8.4            Within thirty (30) days following acceptance of the Dugan Property into trust, an escrow account shall be set up pursuant to the Form of Escrow Instructions attached hereto as Exhibit E or a Bond substantially in the form of the Bond attached hereto as Exhibit F.  The Tribe shall be responsible for any cost associated with the setting up of either Construction Assurance Device.  Within such a time period the Tribe and the County shall agree upon a licensed and independent escrow agent and shall execute and deposit the instructions into escrow or with a licensed and independent surety.  Within ten (10) days after opening of the escrow or within ten (10) days of the agreement on the surety, the Tribe will deliver to the County a written budget setting forth in reasonable detail the anticipated costs of constructing the Emergency Access Road (“Budget”) which shall include a description of costs by construction milestones.  The County shall have ten (10) days from receipt of the Budget to reasonably approve or reject the Budget.  The Budget amount, as finally approved (or not disputed) by the County shall be the final estimated cost of the Emergency Access Road, and such amount shall constitute the principal amount to be deposited into the escrow account for release to contractors and materialmen in accordance with the Escrow Instructions or the principal amount of the completion bond.

7.8.5            In addition to the Budget amount, a contingency reserve of 7% of the final Budget amount shall be determined as the required contingency amount, subject to adjustment as necessary as provided below and in Exhibit E,, unless a Bond is provided as set forth in Section 7.8.6 below.  The contingency reserve shall be deposited into the escrow account along with the Budget amount.  The total amount deposited in escrow shall be termed the Construction Completion Account”.  If either party determines a need to readjust the amount of the Bond or the Construction Completion Account in material part at some later date, it shall submit a proposal to do so to the other party, together with the reasons therefore, and the other party shall have ten (10) days in which to approve such revision, which approval shall not be unreasonably withheld.  Substantial progress in construction, or in savings from the original approved Budget, thereby lowering the remaining cost of completion, may be reasons for seeking a reduction of the Bond or Construction Completion Account.  Similarly, cost overruns or increased costs of construction materials or labor may be reasons for seeking an increase in the Bond or Construction Completion Account.  If the Budget is reduced or increased, the portion of the Account or of the Bond representing such contingency amount shall be reduced or increased pro rata to such change.

7.8.6            The principal amount of the Construction Assurance Device shall either be secured by a Bond, or in lieu thereof deposited into the Construction Completion Account.  The Escrow Instructions (Exhibit E), direct the escrow agent to disburse amounts from the Construction Completion Account to the Tribe or its designated contractors, vendors or consultants, to timely meet payments due in connection with the construction of the Emergency Access Road.  The Escrow Instructions also shall provide that the Construction Completion Account shall be available to the County, if the Tribe defaults or otherwise does not meet its construction obligations, so that the County can obtain the funds as necessary to complete the work either by its own forces or through the use of contractors.  The Tribe shall ensure that the account balance, until construction is completed, shall be no less than that necessary to complete the Emergency Access Road plus not less than 7% above such amount to cover any cost overruns or contingencies, provided that until the County has inspected and approved the final construction as being in accordance with this Agreement, the balance in the account shall not be less than 7% of the overall budget for construction. The County shall be permitted to monitor and audit the account at any time during construction to ensure compliance with the goals of this paragraph.

7.8.7            The Construction Completion Account shall remain on deposit, or in lieu thereof, the Bond shall remain in effect, until the Emergency Access Road has been completed and approved in writing by the County, which approval shall not be unreasonably withheld, immediately following which all remaining funds on deposit in the Account after paying final amounts due to contractors shall be returned to the Tribe, and if there is a Bond in place, all necessary steps shall be taken to terminate the Bond.

7.9           In the event that the Emergency Access Road improvements are not substantially completed within the approved time frames and in conformance with the plans and specifications submitted to and accepted by the County, or there is otherwise a default in these construction obligations under this Agreement, and the County makes a demand on the Construction Assurance Device after conclusion of the dispute resolution process (if instituted), in addition to any other remedy available by law or equity, the Tribe expressly authorizes the County and/or its or its or the surety’s contractors to enter the Dugan Property or any other site designated for construction of the approved Emergency Access Road for the purpose of constructing said road and completing such work.  In the event of such a default by the Tribe and the County’s or surety’s subsequent conduct of such construction, the Tribe shall fully reimburse the County for all costs incurred in connection with any remedy of the default including but not limited to materials, labor costs, engineer costs, expenses, attorney fees, expert fees, and other reasonable costs and expenses not covered by the Construction Assurance Device’s proceeds.  If provided for under the terms of the Construction Assurance Device, any excess proceeds from the Construction Assurance Device may be used to reimburse the Tribe for any Emergency Access Road construction expenses it incurred.

VIII.                LAW ENFORCEMENT SERVICES

8.1           Sonoma County Sheriff’s Department Service.

8.1.1            The Sheriff’s Department (“Sheriff”) shall continue to provide general law enforcement services to the Reservation, particularly with respect to Gaming Operations and Gaming Facilities, and recognizes the need for possible increased services in the future.  These Sheriff Department services include, but are not limited to, deputy availability for crime prevention and the prompt investigation, detention, interrogation, removal and possible prosecution of individuals suspected of committing crimes, including but not limited to offenses related to Gaming Operations on the Reservation, as well as other services to protect the safety of the public as provided for pursuant to Public Law 280.

8.1.2            The Sheriff’s Department shall not provide gaming security, or enforcement of Tribal laws, provided that nothing herein is intended to diminish, and in fact is intended to reinforce, the prosecution of anyone engaged in criminal conduct, such as theft, embezzlement and fraud, or any criminal activity generally that may occur in, near or related to a Tribal Gaming Facility or on the Reservation.

8.1.3            Nothing in this Agreement, or other contract with the Sheriff, is intended or shall be construed to expand or limit the jurisdiction of the County and Sheriff beyond that which would be exercised pursuant to Public Law 280.  Nothing in this Agreement or other contract with the Sheriff is intended, or shall be construed, to expand or limit the jurisdiction of any Tribal law enforcement agency beyond that which would be exercised pursuant to applicable law.

8.2           Tribe Provided Services.

8.2.1            The Tribe agrees to provide an adequate level of security personnel at the Gaming Facilities, who shall be on duty during all hours of operations.  The Tribe shall seek input and will consult with the Sheriff’s Department in determining the reasonable level of security staffing for all Tribal Gaming Facilities.  Nothing in this Agreement or other contract with the Sheriff is intended or shall be construed to give the County or Sheriff the right to decide the adequate level of Tribal security personnel.  Nothing in this Section, however, is intended to conflict or supersede the provisions of Exhibit D related to minimum levels of security staffing.

8.2.2            The Tribe shall provide space of reasonably adequate size to allow Tribal Security and Sheriff’s Department personnel to conduct necessary law enforcement activities as contemplated herein in connection with the investigation, detention, interrogation, report writing, file storage, secure computer access, and removal of suspected offenders and processing of evidence.  The Sheriff and Tribal authority, including, but not limited to, the Gaming Commission and Tribal Security, shall mutually cooperate on a government-to-government basis, as set forth below, in conducting law enforcement activities.

8.2.3            The Tribe shall provide for any additional radio communications equipment that may be reasonably needed for public safety purposes (e.g., signal repeaters), as jointly determined by the Tribe and the Sheriff, consistent with the Tribe’s gaming security requirements and applicable law.  The Tribe shall also work with the Sheriff to provide a suitable location for emergency helicopter landings on the Reservation in connection with the Sheriff’s services.  The Sheriff will cooperate with the Tribe to help obtain any necessary permits or other qualifications for the emergency landing zone.

8.3           County Services.

8.3.1            Pursuant to this Agreement, the County agrees to provide an adequate level of law enforcement service to the Reservation, as determined by the Sheriff in consultation with the Tribe, including timely response to security needs.  The Tribe shall not be liable for the direct payment of any salaries, wages, or other compensation to any County personnel performing services for the County except for the reimbursement of special event services provided under separate contract or fee schedule.

8.3.2            The Parties shall develop procedures addressing the interface between the Tribe, Sheriff, and the Sonoma County District Attorney’s Office (“District Attorney”) to aid in the provision of law enforcement services under Public Law 280, including procedures regarding interaction between the Sheriff’s Department and Tribal security personnel, the proper handling and preservation of evidence (particularly with respect to the preparation and protection of surveillance tapes), service of process in criminal proceedings, preparation of incident reports, witness statements, and patrol and arrest procedures.

8.3.3            The Sheriff and Tribe shall cooperate in good faith to resolve any conflict between the Sheriff’s and Tribe’s procedures; however, the Sheriff retains the final authority to determine how any procedural conflicts pertaining to matters strictly within its criminal jurisdiction under Public Law 280 shall be resolved.  Such resolution shall serve the purposes and policies of Public Law 280 and this Agreement.  Similarly, the Tribe retains the final authority to resolve any internal procedural conflicts pertaining to matters strictly within its jurisdiction.  Such resolution shall serve the purposes and policies of applicable laws and this Agreement.

8.3.4            If requested by the Sheriff or Tribe, a Memorandum of Understanding (MOU) may be entered into by and between the Sheriff and Tribe to establish a protocol addressing the provision of services under this Agreement.  No such MOU shall have the effect of amending this Agreement unless an amendment to this Agreement is approved in writing by the Tribe and the County Board of Supervisors.  In the event of any inconsistency between the terms of such an MOU and the terms of this Agreement, the terms of this Agreement shall prevail.

8.4           Supplemental Security Services.

8.4.1            At the Tribe’s request, the Sheriff may agree to provide extra law enforcement services for special events and functions.  The County shall bill the Tribe under separate contract for the cost of such services.  All Sheriff services provided for special events shall be billed at rates established by the County for special security services and paid within thirty (30) days of receipt of any invoice.

8.4.2            Should the Sheriff incur extraordinary expenses in connection with a response to a significant and unplanned incident relating to the Resort Project or other Gaming Operations on the Rancheria that involves criminal activity and requires efforts that are beyond the range of typical emergency law enforcement response, the Tribe and the Sheriff shall negotiate in good faith for reimbursement of Sheriff’s reasonable and necessary extraordinary expenses incurred in connection with such incident.  Such reimbursement shall not include payment of any claims for personal injury associated with the incident.

IX.                   PROSECUTION

9.1           The District Attorney will prosecute violations of criminal law on Tribal Lands to the extent consistent with Public Law 280, except for prosecutions under the jurisdiction of the federal Department of Justice or a tribal court, provided that concurrent jurisdiction therewith shall not lessen the District Attorney’s authority or duties with respect to such prosecutions.  Nothing in this Agreement is intended or shall be construed to expand or limit the jurisdiction of the County and/or District Attorney beyond that which would otherwise be exercised pursuant to Public Law 280.

9.2           The Tribe shall identify the Tribal officials with whom the District Attorney shall coordinate all such prosecutions so that they may be carried out as effectively as possible.  The District Attorney shall review all complaints referred by the Tribe, but all prosecutorial decisions and strategies as to County prosecutions shall be exclusively within the discretion of the District Attorney.  Subject to applicable federal and Tribal law, the Tribe shall cooperate with District Attorney investigators in the collection of evidence, service of process, obtaining of witness statements, and providing assistance to investigators to facilitate the prosecution of all criminal cases that are within the District Attorney’s jurisdiction that may occur in, near or related to a Tribal Gaming Facility or on the Reservation.

X.                    FIRE AND EMERGENCY SERVICES

10.1         Cooperation Agreement.

10.1.1          The Parties acknowledge that the Tribe’s development, construction, operation and maintenance of Projects on Tribal lands, including Ongoing Projects and Tribal Commercial Development Projects, require fire protection and emergency response services.

10.1.2          The Tribe and the Sonoma County Department of Emergency Services (“County Fire”) shall cooperate on a government-to-government basis to promote public safety and to provide the Tribe with the opportunity to benefit, on a voluntary, non-jurisdictional basis, from the constructive suggestions County personnel may have with respect to fire issues, and to share expertise to maximize public and emergency personnel safety.  Such cooperation shall include the Tribe allowing fire safety inspections (and re-inspections), building plan review, and emergency services by County Fire for Reservation Projects.  These activities shall occur subject to and in accordance with the County/Tribe Fire Protocol (“Fire Protocol”) attached as Exhibit G.

10.2         County Fire also will be informed of, and may participate in, Tribal inspections as allowed for the State under Compact Section 6.4.2.

10.3         The inspections and plan review contemplated in this Agreement shall be conducted subject to the Fire Protocol.  Nothing in the Agreement shall be construed to give any non-Tribal entity, including County or County Fire, jurisdiction over the Tribe or Tribal Commercial Development Projects on Tribal Trust Land, or over building and safety code application, interpretation, inspections and determinations by the Tribe (subject to oversight by the State of California and National Indian Gaming Commission as to the Tribe’s Gaming Facility).

10.4         Building and Fire Safety Standards.

10.4.1          The Tribe shall comply with the most current adopted editions of building and fire codes in effect at the time of construction of a Tribal Commercial Development Project, as adopted by the Tribe as Tribal law, which for Phase I of the Resort Project include

California Building Code 2001 (CBC), Dry Creek Rancheria High-rise Building and Breathing Air Standards, California Fire Code 2001 (CFC), California Mechanical Code 2001(CMC), California Plumbing Code 2001 (CPC), California Electrical Code 2001 (CEC), California Disabled Accessibility Guidebook (CALDAG) 2003, California Elevator Code 2001, NFPA 13 (Standard for the Installation of Sprinkler Systems) 1999 Edition, NFPA 14 (Standard for the Installation of Standpipe Systems and Hose Systems) 2000 Edition, NFPA 20 (Standard for the Installation of Stationary Pipes for Fire Protection) 1999 Edition, NFPA 22 (Standard for Water Tanks for Private Fire Protection) 1998 Edition, NFPA 72 (National Fire Alarm Code) 1999 Edition, CBC Standard No. 10-1 (Selection, Installation, Inspection, Maintenance and Testing of Portable Fire Extinguishers) 2001 Edition, CBC Standard No. 10-2 (Stairway Identification) 2001 Edition, California Code of Regulations, Title 19, Public Safety and California Code of Regulations, Title 24 (California Referenced Code) 2001 Edition, unless inconsistent with applicable law, including the 1999 Uniform Building Codes and related uniform codes as provided in the Compact.  In addition, the Tribe shall give good faith consideration to voluntary adoption of such reasonable, and economically feasible, County amendments or supplements to said codes as County may reasonably propose.  Notwithstanding the foregoing, the Tribe need not give good-faith consideration to any County standard that solely applies, in name or fact, to Tribal facilities or to development on Tribal land.  Nothing in this Section shall be construed to grant to the County, or to limit the Tribe’s, authority or jurisdiction with respect to such codes or any matter related directly or indirectly thereto.

10.4.2          The Parties acknowledge that recent court decisions have confirmed that the County does not have fire code enforcement authority on the Reservation or BIA 93 under Public Law 280, or any other applicable law, and nothing in this Agreement, including the Fire Protocol, is intended to or may be interpreted as effecting any change in this area.  Nonetheless, as part of government-to-government consultations, and subject to the background checking and protection of documents and proprietary information regarding secure areas of any Gaming Facility set forth in the Fire Protocol or above, the County shall be permitted by the Tribe to inspect and review Tribal Commercial Development Projects and review plans consistent with and pursuant to the terms specified in this Agreement, including the Fire Protocol, provided that County inspection or review of residential Tribal Commercial Development Projects shall not take place following occupancy.

10.4.3          Prior to the occupancy of any building of the Resort Project or any future proposed Tribal Commercial Development Project, the Tribe shall provide to the County a certificate issued by a qualified Tribal Building Official attesting that the subject improvements comply with the applicable codes.  The Tribe will consider, on a voluntary but not jurisdictional basis, reasonable and feasible suggestions, as determined by the Tribe in its sole discretion, made by County Fire personnel intended to increase fire safety at and around Tribal Commercial Development Projects.  However, pursuant to applicable law, the Compact and recent court decisions, the County does not have jurisdiction or authority over the design, development and/or construction of improvements on trust land or to make code determinations or undertake enforcement actions of any potential code violation related to such improvements.

10.4.4          The activities and the terms of this Section 10 and the Fire Protocol are subject to the meet and confer process set forth in Section 20.1 of this Agreement but are not subject to binding arbitration, except for, (1) an alleged failure by the Tribe to permit the inspections of facilities or review of Tribal building plans in accordance with this Agreement and the Fire Protocol, (2) a disagreement between the Tribe and County regarding whether a consultant has a conflict of interest under Section I.D. of the Fire Protocol, and/or (3) an alleged failure by County Fire to adhere to the terms and conditions of this Agreement and the Fire Protocol, which are subject to the dispute resolution process. provided in Section 20.2 below.  In any such proceedings an arbitrator’s remedies include the award of monetary damages or equitable relief.  The Tribe’s compliance with the applicable building and safety codes, regulations, guidelines, or Compact provisions and any safety concerns discussed in this Section 10 and the Fire Protocol shall not be subject to binding arbitration under 20.2.

10.4.5          Any disagreements arising out of or in connection with any inspection or plan review contemplated in this Agreement shall be addressed through the good faith meet and confer process outlined in the Fire Protocol.  Given the Tribe’s exclusive jurisdiction under the recent court decisions, applicable law and Compact in this area (and which is subject to State and Federal oversight and dispute resolution mechanisms), such disagreements are not subject to the arbitration provisions of this Agreement.

10.5         Tribe’s Pre-Existing Agreement with Geyserville Fire Protection District.  The Tribe has provided for essential fire and emergency service needs, including first response services, and has mitigated fire-related off-Reservation impacts related to the Casino, in part through separate agreement with the Geyserville Fire Protection District.  Nothing in this Agreement, including the Fire Protocol, is intended to or may be interpreted as altering or effecting Geyserville Fire Protection District’s agreement with or services to the Tribe.

10.6         Future On-Reservation Tribal Fire Station. The Tribe’s fee-to-trust application for the Dugan Property includes a plan for a fire station.  If, at the Tribe’s sole discretion, such a station is built on the Dugan Property, Reservation, or any other Tribal Trust Land, the Tribe shall determine whether County Fire services differing from those contemplated in this Agreement are desirable and, if so, shall consult with County Fire regarding the provision of fire services for such a facility.

10.7         General Fire Service Provisions.

10.7.1          Roads and Developed Areas.  Subject to applicable law, including IGRA and the Compact, the Tribe agrees to comply with its fire safe standards with respect to all roads and developed areas covered by such standards as a matter of Tribal law.

10.7.2          Other Aid Agreements.  The Parties recognize that there are automatic aid and mutual aid agreements for fire and emergency services in Sonoma County, under which the County provides hazardous material response to the Reservation, and is responsible for central dispatch services, as well as other command/support and disaster preparedness functions.  The increased need for fire protection and emergency services required for the Resort Project may have an impact on those agreements and services and may require additional training and/or services.

10.7.3          Emergency Preparedness Plan.  The Tribe has in place an emergency preparedness plan that addresses evacuation and access issues.  The Plan and any updates shall be made available to the County for informational purposes and the County and Tribe shall consult and coordinate services to further develop the Plan and to prepare to respond to any emergency at the Casino.

10.7.4          Hazardous Materials.  The Tribe shall consult with the Sonoma County Department of Emergency Services regarding the use, storage, disposal, and transportation of any and all hazardous materials to be used by any Ongoing Project or Tribal Commercial Development Project.  Nothing in this Agreement shall expand the County’s jurisdiction regarding regulation of hazardous materials.

10.8         Based upon the commitments made by the Parties in the Fire Protocol, and the other terms of this Agreement, the County shall not file a writ of certiorari or take any other additional appeals or actions with respect to the litigation of In the matter of the Sonoma County Fire Chief’s Application for an Inspection Warrant.

10.9         Public Health.  The Tribe shall continue its duty to enforce environmental health standards under applicable law and its Compact, specifically including Compact Sections:

10.9.1          10.1 (public health, safety and welfare);

10.9.2          10.2(a) (public health standards for food and beverage handling);

10.9.3          10.2(b) (water quality and safe drinking water standards);

10.9.4          10.2(e) (workplace and occupational health and safety standards);

10.9.5          10.2(f) (public health and safety);

10.9.6          10.4 (emergency fire, medical, disaster services); and

10.9.7          10.6 (prohibition against firearms).

10.10       Pursuant to and consistent with the Compact, the Tribe shall provide for inspection by federal or state inspectors of all commercial food and beverage operations and swimming pools and spas in connection with the Existing Casino and Resort Project on a regular basis.  The Tribe shall provide the County copies of all such inspection reports.  In lieu of federal or state inspections, the Tribe may, in its sole discretion, elect to contract with the County to provide such services, for standard and reasonable fees, and the County shall provide such services.  If the Tribe elects to continue to obtain federal or state inspections, but they are not conducted on a regular basis, then following notice and an opportunity to have any dispute with regard to such matter determined through the dispute resolution provisions herein, the County may seek to have such inspections conducted by County Health Department inspectors, who shall apply the standards set forth under applicable law.  The Tribe shall pay standard and reasonable County Health Department fees to the County for such inspection services.  Inspections shall take place during normal hours of operation.  The Tribe shall consider any recommendations by the County regarding such matters.  Notwithstanding such County inspections, and regardless of whether conducted at the Tribe’s request or through dispute resolution provisions, nothing in this Agreement gives or shall be construed to give the County jurisdiction over food and beverage operations or swimming pools and spas, or to alter the Compact’s jurisdictional allocation on these issues.

XI.                   SOCIOECONOMIC CONDITIONS

11.1         The Sonoma County Human Services Department (“Department”) and the Tribe shall work together to help identify and refer potential qualified applicants for employment at the Tribe’s gaming related facilities.  The Tribe shall transmit copies of job postings and announcements for its gaming and other facilities to the Department, and the Department will cause the same to be posted and distributed in the same manner as job postings and announcements submitted by other outside employers.  The Tribe also shall work in good faith with the Department to employ qualified participants in the County’s welfare program at the Tribe’s gaming related facilities.  Such qualifications may, at the Tribe’s discretion, include passing any necessary background checks and the ability to obtain any required gaming licenses.  Notwithstanding anything herein to the contrary, the County acknowledges that an important congressional goal under IGRA is to encourage Tribal member and Indian job training and employment, and that the Tribe maintains the right to enforce its Tribal Employment Rights Ordinance (TERO) and exercise Tribal and Indian preferences to the extent permitted by law.

11.2         The Department shall work with the Tribe to identify job and other relevant training to eligible Tribal members attempting to make the transition from unemployment to employment.

11.3         The Tribe shall make good faith efforts to assist Gaming Facility employees in meeting their child care needs while working at the Gaming Facility, either through on-site or off-site care, direct employee benefits, or providing assistance to expand capacity of local childcare center(s).

11.4         The Tribe shall adopt and comply with standards that are no less stringent than state laws prohibiting a gaming enterprise from cashing any checks drawn against Social Security, unemployment insurance, disability benefits, or public assistance payments.

XII.                 DUGAN PROPERTY

12.1         The County and State of California Department of Conservation (“DOC”) have appealed a decision by the BIA to take the Dugan Property into trust for the Tribe, based in part upon California Government Code Section 51256, et seq., and the contention that the Tribe’s proposed uses would conflict with the Williamson Act contract on the land, which requires agricultural related use of the property.  The BIA and Tribe contend that the contract is invalid when the land goes into trust.

12.2         The Tribe agrees that it will not construct any Gaming Facilities or conduct Gaming Activities (including Class II or III gaming under IGRA), or provide parking for Gaming Facilities, on the Dugan Property.  Construction or use of the Emergency Access Road on the Dugan Property shall not be deemed to be a violation of this Section.

12.3         Williamson Act Rescission and Creation of Conservation Easement.

12.3.1          To resolve the Williamson Act contract dispute the Tribe shall request that the County and State approve rescission of the Dugan Property Williamson Act contract in favor of an easement exchange and other public benefits pursuant to Government Code Section 51256.  The Tribe will also submit a request for non-renewal of the Williamson Act contract.  The Tribe shall proceed in good faith to submit, in a timely manner, all appropriate environmental documents and appraisals necessary for consideration of such an easement exchange by the Board of Supervisors or shall pay the County to contract for such documents to be prepared.  The Tribe will take all necessary steps for the rescission request to be considered in a timely manner.

12.3.2          Immediately following the Tribe’s submission of its requests to rescind and not renew the Dugan Property Williamson Act contract and the submission of this Agreement to the DOI as provided for in Section 25, the County and the DOC shall withdraw their IBIA appeal, with prejudice, of the BIA decision to take the Dugan Property into trust.

12.3.3          The withdrawal by the County and the DOC of their appeals, and forbearance in making any further objections regarding the Dugan Property Williamson Act contract, shall be without prejudice to the County or the DOC, or either, from being able to take a contrary position as to any other property.

12.3.4          The public benefits to be provided by the Tribe in connection with a Williamson Act rescission include but are not limited to the following:

a.             Providing the Emergency Access Road to the Rancheria at the Tribe’s sole expense; and

b.             Resolution of litigation with the County and the DOC in which the validity of a Williamson Act contract following the acceptance of the land into trust was at issue.

12.3.5          Pursuant to Government Code Section 51256 and this Agreement (but without subjecting the Tribe to the jurisdiction or application of such Code as to any other property), the Tribe has agreed to dedicate a perpetual agricultural and open space easement on at least 90 acres of the Petaluma Property (“Conservation Easement”), as described in Exhibit H, or in another location approved by County, limiting uses of the land to agricultural, open space, and/or wetland restoration purposes.  Consistent with applicable law, the County will cooperate with the Tribe in reviewing and processing any application which seeks to divide the Conservation Easement area into a separate parcel(s) from the remaining Petaluma Property.

12.3.6          The County, through the Sonoma County Agricultural Preservation and Open Space District or other organization approved by the County that conforms with the California Land Conservation Program Act as provided pursuant to Public Resources Code Section 10200, et seq., and without subjecting the Tribe to the jurisdiction thereof with respect to any other property, shall have the power to hold, enforce and maintain the character of the Conservation Easement on the Petaluma Property.  The Conservation Easement shall allow for the agricultural use of the property, the development, restoration and/or enhancement of wetlands to provide for native vegetation and wildlife and for use as a mitigation bank and shall be in a form substantially similar to Exhibit H.

12.3.7          The Parties understand that the proposed easement, is part of a Williamson Act contract easement exchange program, and must further meet the requirements set forth in Government Code Section 51256 (d), but that such requirements shall not delay withdrawal of the IBIA appeal.  To the extent such requirements or any other provision of law in connection with the rescission, termination or cancellation of a Williamson Act contract requires the payment of fees, costs, taxes, fines, penalties or other charges, including but not limited to the repayment or recoupment of taxes, such charges shall be entirely satisfied through the value of the easement exchange provided for in this Agreement.  If the Tribe is subject to a judgment that requires it to pay any fees, costs, taxes, fines or other charges in connection with the cancellation or rescission of the Dugan Property Williamson Act contract that are payable to or for the direct benefit of the County, any local or County governmental or public agency or entity, or any beneficiary or holder of the Easement, the County, to the full extent authorized by law, shall waive the collection and judgment, including any indebtedness or lien that might arise as a result thereof, of any such amounts.  Notwithstanding the foregoing, in the event the rescission penalty (12.5% of the rescission valuation of the Dugan Property) as appraised by the Sonoma County Assessor’s Office is greater than the appraised value of the 20 acres of Conservation Easement dedicated to unrestricted agricultural production, the Tribe agrees to one of the following: (1) pay the difference between the rescission penalty and the appraised value of the portion Conservation Easement dedicated to unrestricted agricultural production to the California State Controller for deposit in the Soil Conservation Fund; or (2) increase the size of the Conservation Easement area dedicated to unrestricted agricultural production so that its appraised value is equal to the rescission penalty; or (3) some combination thereof.  As a result of this uncertainty, should the Conservation Easement be terminated, in whole or in part, either by eminent domain or judicial termination, the DOC is entitled to a portion of any proceeds awarded in connection with such termination pursuant to the terms of Paragraph 17 of the Conservation Easement (Exhibit H) as provided as follows.  Such a portion shall be an amount equal to the percentage of the appraised value of that portion of the Conservation Easement dedicated to unrestricted agricultural conservation in relation to the appraised value of the entire Conservation Easement, as of the date of the final Williamson Act contract rescission.  This percentage, once determined, shall be reflected in Paragraph 17 of the Conservation Easement.

12.3.8          Nothing in this Agreement shall prevent the Tribe from developing a mitigation bank on lands that will be subject to the Conservation Easement, and to collect fees for such use, nor shall the County’s right to preserve such easement interfere with the Tribe’s ability to market such mitigation bank rights on such an easement, in a manner in compliance with the Conservation Easement, provided that the Tribe takes no action that would impair such easement or alter its use without the written consent of the County as provided for in the Conservation Easement attached as Exhibit H.

12.4         If the County determines that a CEQA environmental review is required to cancel or rescind the Dugan Property Williamson Act contract or establish the Conservation Easement, the Tribe shall act as the applicant for such project and hire a consultant to prepare any necessary environmental review studies or reports and a qualified independent appraiser at its own cost.  The Tribe and County shall agree on the consultants.  County costs for environmental review and processing shall be paid by the Tribe pursuant to a PRMD “at cost project” recovery schedule and procedure.  The County shall hire an appropriate consultant, at the Tribe’s expense, if the Tribe does not timely initiate the required environmental review.  Payment by the Tribe for any consultant and/or qualified appraiser hired shall be through the County, unless the Parties agree on an alternative arrangement.  Notwithstanding anything herein to the contrary, any decision of whether or not to rescind the Williamson Act contract will be independently determined by the Board of Supervisors based upon the available evidence and in accordance with applicable law.

12.5         The County further agrees that the Conservation Easement will be held in an escrow account and shall not become effective unless the County approves the Tribe’s request to rescind the Dugan Property Williamson Act contract and the Dugan Property goes into trust.  Notwithstanding the above, if the Dugan Property is placed into trust without rescission of the Williamson Act contract, the Conservation Easement shall be recorded and become effective.  However, if the Tribe is unable to complete the Dugan Project due to interference related to the Williamson Act contract, such interference shall be grounds to cancel or void the Conservation Easement.  If the County disputes the Tribe’s claim that the Williamson Act contract was the basis for the Tribe’s inability to complete the Dugan Project, the issue will be subject to the Agreement’s dispute resolution provisions and a decision on the cancellation made by an arbitrator unless otherwise resolved by the Parties.

XIII.                PETALUMA PROPERTY

13.1         In April 2006, the Tribe submitted an application to the BIA to take approximately 277 acres into trust for gaming purposes near the City of Petaluma located between U.S. Highway 101 and the Petaluma River (the “Petaluma Property”).  The Tribe agrees that it will not conduct Gaming Activities or operate Gaming Facilities (including Class II or III Gaming as defined under IGRA) on the Petaluma Property for a period of at least eight (8) years from the Effective Date of this Agreement.

13.2         Within ten (10) days of the Effective Date, the Tribe will take all steps necessary to suspend and otherwise stay its fee-to-trust application for gaming purposes during such eight (8) year period, including but not limited to communicating to the BIA through a duly passed Tribal resolution that the BIA is not authorized to further process any fee-to-trust application for gaming purposes on the Petaluma Property or to take any steps inconsistent with this Agreement.  The resolution to the BIA will be substantially identical to Exhibit I.

13.3         If sewer and water utilities become reasonably available to the Petaluma Property within eight years from this Agreement’s effective date, the Tribe agrees never to conduct Class II or Class III Gaming Activities (as defined under IGRA) on the Petaluma Property without the written consent of the County.  Such agreement is based on an understanding by the Tribe that the City of Petaluma and the County Board of Supervisors currently oppose such use for that land.  For purposes of this Section, “reasonably available” with respect to the utilities means that water and sewer connections become legally and physically available to the Tribe for development on the Petaluma Property without the Tribe’s having to bring such utilities across, either above or below ground, U.S. Highway 101, or the Petaluma River, and without the Tribe’s having to acquire easements or other property rights over private or public property at a prohibitive fee.  The Tribe may, however, take such steps at its sole discretion.  The Tribe shall bear the sole cost of obtaining such utilities once a connection is reasonably available within 1,000 feet of the Petaluma Property.  The Tribe shall be relieved of its obligation to perpetually forgo Gaming Activities on the Petaluma Property under this Agreement, if another Tribal casino opens for operation in Sonoma County along the U.S. Highway 101 corridor between Cotati and the southern Sonoma County boundary.

13.4         The County shall consult with the Tribe and the community to explore potential non-gaming economic development Projects on the Petaluma Property that would be of substantial benefit to both the Tribe and the community.  In addition, the County agrees that, where permissible under applicable law, planning actions on projects submitted by the Tribe on the Petaluma Property, if such property is not in trust, the Board of Supervisors will exercise its original jurisdiction to directly review the matter.

13.5         The Tribe agrees that if the Petaluma Property is taken into trust, in addition to a restriction not to conduct Gaming Activities, as specified herein, it will be subject to enforcement of the Conservation Easement (if it has not been cancelled pursuant to Section 12.5) or any other agricultural or other easement(s) or conditions placed on the land pursuant to this Agreement and shall seek approval of these encumbrances from the Department of the Interior, provided that such approval shall not be a condition of this Agreement.

XIV.                FUTURE TRUST ACQUISITIONS AND TRIBAL DEVELOPMENT

14.1         The Tribe shall consult with the County prior to filing or modifying any application by the Tribe to the United States to take additional land into trust within Sonoma County.  The Tribe further recognizes that the County General Plan is an important and valued exercise of County authority and agrees, as a separate jurisdictional government, to give meaningful consideration to the County’s General Plan in trust applications and other Tribal planning activities.  The Tribe further recognizes that the County has taken the position that economic development proposals on future Trust Lands should meet the following criteria for County support:  1) the Tribe has significant ties to the land that is subject to the trust proposal; 2) the economic proposal is, consistent with this Agreement, subject to an appropriate environmental review process; and 3) the Tribe and County have entered into an Intergovernmental Mitigation Agreement to insure mitigation of any adverse environmental impacts of the proposal.  Nothing in this Agreement, however, shall be construed to subject or otherwise bind the Tribe to the County General Plan for development on Trust Land or require that the County support any specific trust application or Project.

14.2         The County recognizes that the Tribe is not bound by the General Plan on Trust Lands.  The Parties agree to work together on a government-to-government basis to maximize consistency with the General Plan for Tribal Commercial Development Projects, to the extent possible consistent with Tribal goals, and to minimize off-Reservation adverse environmental impacts.

XV.                 MITIGATION MONITORING AND REPORTING

15.1         Consistent with Compact Section 10.8.2 and this Agreement, the Tribe shall periodically apprise the County Board of Supervisors of the progress and status of all Ongoing Projects and Tribal Commercial Development Projects.

15.2         During the construction of any Ongoing Project and/or Tribal Commercial Development Project, and continuing until all agreed to mitigation measures are implemented, the Tribe shall prepare and provide the County a mitigation monitoring report on at least a quarterly basis that summarizes the implementation of all agreed to mitigation measures and their effectiveness in reducing the related impact.  During periods of construction such reports shall be provided on a monthly basis.  This mitigation report shall be prepared in a form substantially similar to that contained in Exhibit A.

15.3         The mitigation reports shall be prepared by an independent qualified consulting firm, hired and compensated by the Tribe and provided to the County.  The County may review the qualifications of any consulting firm the Tribe intends to hire and object to such firm’s engagement based upon lack of qualifications or bias.  The County may seek resolution of any dispute with respect to the engagement of a consultant, or the mitigation monitoring, pursuant to the dispute resolution process in this Agreement.  The consultant(s) engaged by the Tribe shall have a contractual independent duty to provide current and accurate unbiased timely reports to the County.  The contract shall further specify that the monitoring reports to be produced will be relied upon by the Parties who are depending upon the objective nature of the mitigation reports, provided that, if the consultants are unwilling to so specify, they (or an alternative consultant if the County and Tribe cannot agree to jointly engage them) shall become engaged by the Tribe and the County jointly, or alternate consultants shall be so engaged.  The consultants engaged in the monitoring shall have the necessary engineering degrees and/or other expertise necessary to monitor the mitigation measures contained in this Agreement.

XVI.                REVENUE AND MITIGATION COSTS

16.1         In addition to the promises and covenants otherwise contained in this Agreement, the Parties acknowledge that Tribal Commercial Development Projects and the Ongoing Projects may create a certain increased demand for public services and may, in some cases, result in lost revenues and/or fees to the County.

16.2         The Parties agree that the County does not have permitting authority over development on Trust Lands and that the payments made under this agreement do not constitute taxes, exactions or fees.

16.3         The payments agreed to below are approximate off-sets to the potential losses and impacts to the County of the Ongoing Projects and are intended to support an appropriate level of County services to the Reservation and affected communities.

16.4         In addition to the other mitigation measures the Tribe has and will implement, including but not limited to the construction of the Emergency Access Road, intersection improvements at both HWY 128 and BIA 93 and at HWY 128 and the Emergency Access Road (if applicable approvals and rights are obtained), and donations to the local community and government, the Tribe shall pay the County Seventy Five Million dollars ($75,000,000) over the term of this Agreement (“Mitigation Fee”), for mitigation of tangible and intangible Ongoing Projects impacts, payable on the terms stated below.  The Intersection Improvements shall be guaranteed through a Construction Assurance Device to cover the budgeted costs that will be in substantially the same form as Exhibit E or F.  The payment terms are as follows:

16.4.1          Upon the later of thirty (30) days after the date that the Tribe obtains Financing for the Resort Project or within seven (7) business days following approval of this Agreement by the Board of Supervisors and the Tribe, whichever last occurs, the Tribe shall pay the County an installment of Seven Million Five Hundred Thousand dollars ($7,500,000) (“Initial Installment”).

16.4.2          Notwithstanding the previous paragraph, in the event that the Tribe receives a license from the ABC authorizing the Tribe to sell alcoholic beverages at the Existing Casino or at the casino, hotel or restaurants at the Resort Project prior to the date that the Tribe obtains Financing, the Tribe shall pay the County Three Million dollars ($3,000,000) of said $7.5 million installment within seven (7) business days following issuance of the license, and the remaining Four Million Five Hundred Thousand dollars ($4,500,000) of said installment within thirty days (30) days after the date that the Tribe obtains Financing.

16.4.3          Notwithstanding the above, if the above triggering events have not occurred at least $3 million of the Initial Installment shall be paid to the County on or before June 30, 2008.  The entire remaining balance of the $7.5 million Initial Installment shall be paid in full on the schedule of the triggering events stated in Section 16.4.2, but in no event shall the entire balance be paid later than September 30, 2008.

16.4.4          No later than June 30, 2009, the Tribe shall pay the County an additional installment in the amount of Two Million Eight Hundred Thousand dollars ($2,800,000).

16.4.5          Upon the earlier of three (3) years from the Effective Date of this Agreement or the opening of Phase One of the Resort Project, as defined by availability of hotel rooms to the public or opening of the Phase I casino floor to gaming, the Tribe shall pay an installment of Five Million dollars ($5,000,000) to the County.

16.4.6          On July 1 of each calendar year following the year in which the payment in the immediately preceding subparagraph is due, but regardless of whether such payment was paid, beginning no later than July 1, 2011, the Tribe shall make annual installments toward payment of the Mitigation Fee in the amount of Five Million dollars ($5,000,000) each year, adjusted as provided below.

16.4.7          Beginning no later than the installment due on July 1, 2011, the annual installment payments due to the County shall be increased by 4% from the installment payment made in the previous year, provided that if the July 1, 2011 installment is the first of the Five Million dollar ($5,000,000) annual installment payments, it shall be increased by 4% to Five Million Two Hundred Thousand dollars ($5,200,000).  For example if the $5 million dollar installment payment required above was made in 2010, the subsequent payments would be $5.2 million dollars in 2011 and $5.408 million dollars in 2012, and so on until the entire $75 million has been paid.

16.4.8          No later than July 1, 2020, the Tribe shall pay to the County any unpaid balance of the Mitigation Fee in full so that the total Mitigation Fee paid under this Agreement (without regard to the in lieu Transient Occupancy Tax equivalent payments described below) shall equal no more and no less than $75 million dollars plus any interest for which the Tribe may become obligated under Section 16.12.

16.5         Notwithstanding the foregoing payment schedule, except for payment of the Initial Installment and payment in year 2020, in the event that the annual gross revenues of the Tribe’s Casino and Resort Project in any calendar year are 20% less than the annual gross revenue of the prior calendar year (the “Base Year”), then the Tribe may reduce the annual installment due in proportion to the percentage amount of the total reduction.  For example, if the gross revenue is 20% below the Base Year, the $5 million dollar installment would be reduced by $1 million to $4 million dollars.  The reduction shall continue in effect for each consecutive year in which the gross revenues remains 20% or more below the Base Year.

16.5.1          Any and all reductions shall be treated as deferrals only and shall not reduce the balance payment due in full on or before July 1, 2020.

16.5.2          The Tribe shall bear the burden of demonstrating that such reduction in gross revenues has in fact occurred, and shall support such claim by making available to the County, on a confidential and proprietary basis, fully audited Casino and Resort Project financial statements certified by an independent qualified accounting firm for the relevant year(s).

16.5.3          Notwithstanding the above, in no event shall payment in any year fall below a minimum payment of $2.8 million dollars other than for a suspension of this Agreement under the force majeur provisions of Section 26.6 or the permanent cessation of Gaming Activities, hotel operations, and the service of alcohol by the Tribe on the Rancheria, in which case the Tribe shall have no further financial obligations under this Section.

16.6         Annual payments shall return to the payment schedule described in Section 16.4 as soon as the gross revenue increases to more than 80% of the Base Year’s amount.  Payment of deferred amounts shall be fully amortized, without interest, over the remaining term of the Agreement and paid accordingly.  However, deferred amounts do not need to be paid in years where gross revenue is 20% or more below the Base Year.

16.7         Any interest due under this Agreement shall be limited to interest imposed due to the failure to timely make payments as provided for above in Sections 16.4 and 16.6, and shall accrue as provided for in Section 16.12.

16.8         Notwithstanding any other provision of this Agreement, the entire Mitigation Fee and any accrued interest shall all be paid on or before July 1, 2020.

16.9         In addition to the $75 million dollars in Mitigation Fee payments described above, the Tribe shall pay to the County a fee in lieu of the County’s Transient Occupancy Tax (“In Lieu Fee”) in the amount of 9% of the rental collected on occupied hotel rooms.  The In

Lieu Fee shall be paid on a quarterly basis to the County.  The first payment shall be due following the completion of the first quarter immediately after the hotel opens.  Notwithstanding any other provision of this Agreement, unless a longer period is agreed to by the Parties, the In Lieu Fee payments shall be paid through the later of the fifth (5th) year following the end of the Term of this Agreement, including any extension thereof, or the 5th year following the termination of the Compact, whichever is longer.  The County shall apply such In Lieu Fees to programs and services that serve to promote tourism in the County as determined by the Board of Supervisors, provided that the Resort Project shall be promoted on at least as comparable a basis as any other casino and/or resort is promoted by the County.  If there is a dispute as to TOT In Lieu Fee payments and supporting computations, the Tribe will provide the information/receipts to verify payment and the supporting basis for the computation.  Any disputes regarding the payment amount shall be subject to the dispute resolution provisions of the Agreement.

16.10       As a separate matter from the foregoing, the Tribe is encouraged but not required to pay, along with all other hotels in the unincorporated areas of the County which gross more than $350,000 per year, an additional voluntary in lieu fee in the amount of 2% of the amounts collected from the rental of hotel rooms, to be paid to the Sonoma County Tourism Improvement Area Assessment.  If paid, this voluntary in lieu fee also shall be calculated and paid in the same manner as the Sonoma County Transit Occupancy Tax.

16.11       Any funds received by the County from the Tribe pursuant to this Agreement are subject to the sole discretion of the County Board of Supervisors with the exception of In Lieu Fee payments which shall be applied as set forth in Section 16.9.

16.12       On the later of the 31st day after the due date of any payment under this Agreement or ten (10) days after receipt of written notice from the County following such due date, any amounts due from the Tribe shall bear interest from the scheduled payment date at a rate equal to the prime rate of interest announced by the Wall Street Journal plus 2% per annum.

XVII.              RE-OPENER PROVISIONS

17.1         The Parties recognize that additional impacts or events, not foreseen or compensated for in this Agreement, may occur and that the projected income from which the Tribe intends to pay the County fees may be negatively impacted in the future, including the possible inability to open the Resort Project as planned.  Balancing this recognition against the Parties’ need for certainty and stability with respect to this Agreement, the Parties agree that upon the occurrence of any of the following, either party may request the reopening of this Agreement for the purpose of negotiating amendments to it:

17.1.1          The Compact is amended, or a new compact entered into within the Agreement Term, to permit the Tribe to operate more Class III slot machines than the 2,000 machines allowed under the Tribe’s current Compact, and the operation by the Tribe of such additional machines, provided that with regard to such Compact amendment or new compact, the County shall join with the Tribe in urging the State and the Governor that this Agreement be deemed to meet the requirements of any Intergovernmental Agreement required in any such compact;

17.1.2          Phase I is not opened within three years from the Effective Date;

17.1.3          More than seven years has elapsed from the Effective Date;

17.1.4          The Tribe’s gross revenues declined by at least 20% over a previous year and remained at or below that Base Year revenue level for a consecutive three-year period;

17.1.5          A significant portion of the Tribe’s Gaming Facility ceased operations for a continuous period of at least seven (7) consecutive days, due to forces entirely beyond the Tribe’s control, and the Tribe’s annual gross revenues during the year in which that occurred declined by more than 20% from the preceding year;

17.1.6          Prior to the opening of Phase I, the Tribe’s annual net revenue from casino and related operations (including but not limited to alcohol sales) for the twelve (12) month period following June 30, 2008, the issuance of an alcohol license, or the date of Financing, whichever is later, decreased more than 20% from that of the immediately preceding 12 month period;

17.1.7          The ABC alcohol license is not issued for the Existing Casino or is issued with conditions significantly more restrictive than those contained in Exhibit D, and that any such additional restrictions have a demonstrated material negative effect on Tribal Gaming gross revenues;

17.1.8          The Resort Project does not have an alcohol license following the completion of Phase I;

17.1.9          The Dugan Property is not taken into trust by the BIA for the Tribe;

17.1.10        The Williamson Act contract on the Dugan Property is not rescinded by the County and the Tribe has suffered a material detriment as a result;

17.1.11        The Tribe undertakes Ongoing Project development beyond the projects and Infrastructure discussed in the Environmental Study, Environmental Assessment, or Exhibit B (relating to the Dugan Projects); or

17.1.12        There is a Significant Adverse Impact of an Ongoing Project beyond that discussed by the Tribe in the Environmental Study or Environmental Assessment or which was anticipated or should have been anticipated by the County, including but not limited to those effects which were anticipated and described in its written comments to the Tribe in reply to those documents.

17.2         Upon written request by a Party with respect to matters arising under Section 17.1, the Parties shall meet and confer in good faith to discuss such matters.

17.3         The Tribe and Gaming Authority shall make relevant audited financial statements prepared by an independent accounting firm available if the Tribe makes a request to reopen negotiations based upon any of the financial events listed above.

17.4         Any request to renegotiate one or more terms of this Agreement shall be made in writing, addressed to the other party.  The request shall specify the basis and provide documentation to support reopening the Agreement.

17.5         If the request meets the requirements for renegotiation pursuant to this Section, the Parties shall meet within 30 days from the receipt of the request and will commence to renegotiate in good faith.  If agreement regarding amendment of this Agreement or the right to reopen is not reached after a reasonable period of time following a request to reopen, the other party may invoke the Section 20 dispute resolution provisions.  If the matter goes to arbitration, the arbitrator shall determine only whether a party was acting in good faith in the negotiations under the dispute resolution and reopener provisions.  If the arbitrator found that a party was acting in bad faith, the Parties shall be ordered back into negotiations.

17.6         The sole purpose of the renegotiation will be to determine if, due to the circumstances set forth above under which the re-opener may be invoked, there are alternate terms providing for mitigation measures, payments or other benefits that are consistent with the requirements of IGRA, the Compact, and this Agreement and that, following a negotiation, would retain essentially the same rights, level of mitigation, intent of the Parties, their positions relative to each other, and the aggregate economic benefits anticipated at the time of execution of this Agreement.  Based on the above, the Parties will determine whether or not there is good cause and a reasonable basis for amending this Agreement to provide for such alternate terms.  A measure of any proposed mitigation amendment shall be the basis of mitigation that was used by the Parties in reaching this Agreement.

XVIII.             INDEMNIFICATION

18.1         The Tribe agrees, under the terms and conditions set forth in Sections 18.2 and 18.3 below, to indemnify and defend the County with respect to claims made by third Parties that are related to or arise from the following County activities:

18.1.1          Work undertaken or funds disbursed related to completion of the Emergency Access Road under the Construction Assurance Device;

18.1.2          Actions of County personnel responding to fire, criminal activity or other Reservation emergencies;

18.1.3          Any action challenging the County’s approval of this Agreement; or

18.1.4          Any action challenging the County’s cancellation or rescission of the Dugan Property Williamson Act contract including but not limited to creation of the Conservation Easement or entering into the easement exchange (the claims set forth in Sections 18.1.1 – 18.1.4 are referred to collectively as the (“Indemnification Claims”).

18.2         The scope of the indemnity with respect to the Indemnification Claims is as follows: the Tribe agrees to provide defense costs only, with respect to matters arising under Section 18.1.1 and 18.1.2 above, and, as to Sections 18.1.3 and 18.1.4, to defend, indemnify, hold harmless, and reimburse the County, including its officers, agents, and employees, from and against any and all actions, claims, damages, disabilities, liabilities, and expense, including but not limited to attorneys’ fees and the cost of litigation incurred in the defense, arising out of the Indemnification Claims, whether arising from personal injury, property damage or economic loss of any type (but excluding economic losses based on alleged lost taxes, revenues or lost economic opportunity to the County, State, or any person, business or entity, claims that such actions lowered the use or market value of any property or business, or claims in the nature of an alleged taking) that may be asserted by any third party, but to the extent required or permitted by law, excluding liability due to the primary negligence, willful misconduct, or contractual liability or breach of the County, or any claims for punitive damages against the County or any entity insuring it against such claims that may have subrogation rights against the Tribe.  If there is a reasonably possible obligation to indemnify or defend under Sections 18.1.1-18.1.4, the Tribe’s duty to defend exists regardless of whether it is ultimately determined that there is not a duty to defend or indemnify.

18.3         The County shall vigorously defend any such actions and shall have the right to select its own legal counsel at local prevailing rates at the expense of the Tribe, but the Tribe shall have the right to review counsel fees and costs to be incurred, and to be informed regarding the progress in the litigation and of any and all settlement proposals.

18.4         The Tribe will obtain and maintain a policy of commercial general liability insurance with limits not less than Ten Million dollars ($10,000,000) per occurrence and in the aggregate covering bodily injury and property damage, including excess medical coverage.  The policy shall contain endorsements for coverage, which includes but is not limited to:  premises liability, general liability, personal injury, blanket contractual coverage and contractual indemnity.  The policy shall be endorsed to name the County of Sonoma, its officers, officials, employees and volunteers as an additional insured.  The County shall cooperate in providing any information reasonably required to obtain such insurance.  The Tribe shall provide a copy of the policy to the County for review and approval and timely provide proof of such insurance on an annual basis.  Any dispute over the existence of a duty to indemnify or defend shall be resolved through the dispute resolution process set forth below in this Agreement.

XIX.                CONFIDENTIALITY

19.1         Any information or documents obtained, observations made, or conclusions drawn directly or indirectly under this Agreement, including without limitation, where the source or information comes from inspections, plan reviews, examinations of financial information, negotiations, consultations, disputes or other activities under this Agreement, shall be deemed confidential to the extent allowed under law and shall not be shared with any third party.  The County shall promptly provide the Tribe notice of any Public Records Act request related to this Agreement and afford the Tribe, within the time limits allowed under the Act, an opportunity to seek an injunction by the Court against any such disclosure.  Notwithstanding this confidentiality agreement, County Fire retains the right to communicate such confidential information obtained pursuant to the terms of this Agreement to the State Fire Marshall and/or other appropriate State and/or Federal government agencies following exhaustion of all procedural provisions of the Fire Protocol.

XX.                 DISPUTE RESOLUTION

20.1         Meet and Confer Process.

20.1.1          In recognition of the government-to-government relationship between the Tribe and County, the Parties shall make their best efforts to resolve disputes that occur under this Agreement by good faith negotiations whenever possible.  Therefore, the Parties hereby establish a threshold requirement that disputes arising under this Agreement shall first be subject to a good faith meet and confer procedure to give the Parties an opportunity to work together to solve identified issues.

20.1.2          Disputes arising between the Parties regarding a party’s alleged failure to meet its obligations imposed by this Agreement, including a refusal to meet and confer or, in the case of a Tribal Commercial Development Project, to enter into an Intergovernmental Mitigation Agreement, shall be addressed through the following process:

a.             The Parties may meet and confer informally to discuss their concerns.  This stage may include an informal exchange of views among Tribal and County personnel and may remain confidential in accordance with applicable law.

b.             A party desirous of invoking the meet and confer provisions of this Agreement shall provide confidential written notice to the other party, identifying with specificity the alleged issue or issues and the actions requested to resolve the dispute.  Within seven (7) days after receipt of the notice, the recipient shall provide a written response agreeing or disagreeing with the complaint.  If the party agrees it will set forth detailed steps to address the alleged breach of the Agreement or the unreasonable refusal to enter into an Intergovernmental Mitigation Agreement.  If the Parties disagree, they shall proceed in accordance with the next subsection.

c.             The Parties shall formally meet and confer in good faith within ten (10) business days of receipt of such notice, or at such other time as the Parties may agree in writing, to attempt to resolve the dispute.  If both Parties agree, a mediator may be used to help resolve the dispute at this stage.  The Parties and mediator, if any, shall ensure that any disputed issues are clearly and directly communicated according to any agreed upon process and timeline.  Multiple meetings under this step may be reasonably required depending upon the nature of the dispute, provided that the meet and confer process shall be completed within thirty (30) days of the notice provided pursuant to subsection (b) above, unless extended in writing by mutual agreement of the Parties.  Failure to substantially comply with the procedures and timelines contained in this Section with respect to a Tribal Commercial Development Project shall entitle the complaining party to proceed directly to arbitration.  If a dispute has not been resolved through the meet and confer process, and the issue is subject to dispute resolution as provided for in this Agreement, the Parties shall proceed pursuant to Section 20.2 below.

20.2         Binding Arbitration Procedure.

20.2.1          Subject to compliance with the meet and confer process stated above, either party may initiate binding arbitration to resolve any dispute regarding a term of this Agreement except for those disputes expressly excluded from arbitration, such as those so designated in Exhibit A, and any dispute regarding a Tribal Commercial Development Project arising out of a party’s alleged failure to meet its obligations under this Agreement, including the duty to enter into an Intergovernmental Mitigation Agreement where required, unless expressly exempted from arbitration by the terms of this Agreement.

20.2.2          The arbitration shall be conducted by a single arbitrator in accordance with the JAMS Streamlined Arbitration Rules and shall take place in Santa Rosa or another location mutually agreed upon by the Parties.  The arbitrator shall be an attorney or retired judge selected pursuant to the following terms:

a.             The arbitrator shall be from the list of prior approved arbitrators attached as Exhibit J.  The list of arbitrators shall be reviewed and revised, if necessary, through good faith negotiations of the Parties at least once every five (5) years during the Term.  If the Parties are unable to agree to a new list or upon the selection of a single arbitrator, then each Party shall name one arbitrator and the two arbitrators thus selected shall select a third arbitrator who shall be a retired United States District Court or California Superior Court judge; provided, however, if either Party fails to select an arbitrator within fourteen (14) days of delivery of the request for arbitration, or if the two arbitrators fail to select a third arbitrator within fourteen (14) days after the appointment of the second arbitrator, then in each such instance, a proper court, on petition of any Party, shall select the necessary arbitrator(s), in accordance with California Code of Civil Procedure Sections 1280, et seq., or any successor statutes then in effect.

b.             Arbitrators shall be contacted in the order their names appear on the list and the person highest on the list whom is available within sixty (60) days to conduct the arbitration shall be selected, unless another arbitrator is mutually agreed upon by the Parties in writing.

c.             Once an arbitrator has been passed on the list, the selection process shall continue to move through the list in order as to the remaining arbitrators on the list, following which the selection process from the top of the list, in order, shall be repeated.  If no arbitrator is available during the sixty day time frame, the first available arbitrator on the list shall be selected.  If an arbitrator on the list is not available within a reasonable time frame an arbitrator shall be selected as provided for in Subsection (a) above.  Notwithstanding the foregoing, a person shall not be eligible to serve as an arbitrator under this Agreement if the person has an interest in, or is related to, affiliated with, or has represented in a legal capacity, either Party without a written waiver from the other party.

20.2.3          The issue of whether the County has jurisdiction to make determinations regarding the enforcement of any law or ordinance on trust property shall be deemed to be a question of law and shall not be the subject of any arbitration process, except where the County has expressly agreed not to assert such jurisdiction and the claim is that the County is violating that agreement.  The arbitrator shall have jurisdiction to interpret and apply this Agreement’s terms, but shall lack jurisdiction to modify the Agreement or relieve a party of its obligations, or add to those obligations under the Agreement, except in the event that a material term(s) of this Agreement is determined to be void.  In such an instance the arbitrator may order the Agreement modified, terminated or rescinded to maintain the relative positions of the Parties at the time the Agreement was entered.  Notwithstanding the above, but subject to the limitations in the preceding sentence and in Sections 20.2.4 - 20.2.8 below, an arbitrator may determine appropriate mitigation for Tribal Commercial Development Projects when the Parties have been unable to complete an Intergovernmental Mitigation Agreement.  This Agreement does not provide for, and the arbitrator shall not have jurisdiction to:

a.             Enforce or order remedies with respect to federal, state, Tribal or County laws, regulations, ordinances, codes or other laws against the Tribe, including its government entities, officials, members or employees or its Trust Lands, and shall only consider or evaluate such laws as expressly permitted under this Agreement;

b.             Make determinations as to fire, building and safety and related code compliance, inspections, or plan review determinations by Tribal officials with jurisdiction over such matters; or

c.             Limit the Tribe’s authority to pursue non-gaming trust applications with the United States government.

20.2.4          Arbitration judgments may include monetary awards, specific performance, declaratory relief, and/or injunctive relief, provided that monetary awards shall be limited to reasonable amounts as may be necessary to cure a breach within the terms of this Agreement, or to mitigate a Significant Adverse Impact on a practical basis, taking all circumstances, including federal law and policy into account, and subject to the limitations in this Section.  No punitive or consequential damages shall be awarded.  Equitable relief shall be limited to compelling some actual performance that is described in this Agreement or preventing a party from failing to take such action.

20.2.5          Any controversy regarding whether an issue is subject to arbitration shall be determined by the arbitrator, but the arbitrator’s jurisdiction shall be limited to ordering forms of relief agreed to in this Agreement.

20.2.6          In arbitrating disputes under this Agreement, the arbitrator shall apply applicable law, including where appropriate, IGRA and federal laws and policies regarding Tribal economic development.

20.2.7          In making a decision with respect to the failure to enter into an Intergovernmental Mitigation Agreement when required under this Agreement, or in determining appropriate mitigation measures, the arbitrator only has jurisdiction to impose reasonable measures to mitigate the Significant Adverse Impacts of the proposed Tribal Commercial Development Project and may not off-set or compensate for impact of other Project(s), including but not limited to the Resort Project, the Dugan Projects, or the Cultural Center.  Reasonable mitigation measures are those that would be or have been undertaken in other comparable projects within Northern California to mitigate similar adverse environmental impacts.  Nothing herein shall limit either Parties’ ability to request that reimbursement of actual and reasonable out of pocket costs be considered as part of such an Agreement but the Tribe shall not be subject to any County fees or exactions for Projects on Trust Lands Since the arbitrator only has authority to impose reasonable mitigation measures, the Parties recognize that some Significant Adverse Impacts may not be mitigated to less than significant and that such fact does not prevent the

Parties from entering into an Intergovernmental Mitigation Agreement, or the Tribe from developing such Tribal Commercial Development Project, or the arbitrator from imposing reasonable mitigation measures that would decrease or minimize the Significant Adverse Impact.  Accordingly, the arbitrator does not have authority to determine that such Tribal Commercial Development Project shall not be built; that authority remaining solely with the Tribe.

20.2.8          In making a decision regarding satisfaction of the Tribe’s obligation for the Emergency Access Road, the arbitrator may award all reasonable costs related to curing the defect including but not limited to labor costs, material costs, professional consulting and engineering costs, and all costs and reasonable expenses and fees, including reasonable attorneys’ fees, incurred by County in enforcing the Tribe’s obligations under the Construction Assurance Device and this Agreement.  The County is not entitled to attorneys’ fees if the Tribe prevails in the legal dispute decided under this Section.

20.2.9          The arbitrator shall provide a written award and a reasoned decision supporting the basis of the award within thirty (30) days of submission of the dispute following hearing.  The provisions of California Code of Civil Procedure, Section 1283.05 are incorporated into this Agreement, provided, however, that no such discovery may be conducted without leave of the arbitrator.  Any discovery conducted shall be subject to the Confidentiality provisions of this Agreement, and the arbitrator shall make such orders as are necessary to enforce such provisions.

20.3         Notwithstanding anything to the contrary in this Agreement, disputes related to compliance with federal laws and regulations, and permit conditions in connection therewith, or regarding whether or not the Compact (including any amendments) has been complied with, shall not be subject to the dispute resolution provisions in Sections 20.1 and 20.2 and shall be resolved, in the case of federal laws, regulations and permits, through the dispute resolution provisions applicable to such laws, regulations and permits, and in the case of the Compact (including any obligations to abide by it in this Agreement), through the dispute resolution provisions between the Tribe and the State contained therein.

XXI.                JUDICIAL REVIEW AND ENFORCEMENT

21.1         The award of an arbitrator shall be final and binding.  Jurisdiction to take any action necessary to enforce an arbitrator’s award, or to take any other action provided for under this Agreement, shall be in the United States District Court for the Northern District of California as well as any appellate courts with jurisdiction over relevant proceedings.  The Parties hereby agree that interpretation of this Agreement may involve questions of federal law, including without limitation IGRA and federal regulations promulgated thereunder, the Tribal-State Gaming Compact, and the federal common law of Indian affairs.  The Parties hereby agree to not raise or challenge the jurisdiction of said federal court to adjudicate matters as provided under this Agreement.  In the event that the federal court declines or lacks jurisdiction, the Parties agree to submit the matter, including the enforcement of an arbitrator’s award, to the Sonoma County Superior Court and any related appellate proceedings.

21.2         Except for matters expressly exempted from arbitration under this Agreement, the Parties agree not to assert, and will waive any defense alleging any governmental immunities,

indispensable party, exhaustion of tribal or administrative remedies (except for the procedures required under this Agreement), improper venue or forum non-conveniens as to any federal court action brought pursuant to this Agreement in the United States District Court for the Northern District of California, or, if the federal court declines or lacks jurisdiction, in the Sonoma County Superior Court, including related appellate proceedings.

21.3         In any proceeding brought pursuant to this Agreement and as to which sovereign immunity has been waived, the Parties consent to service of process made in accordance with the notice provisions of this Agreement or the Federal Rules of Civil Procedure.

21.4         Except as provided in Section 20.2.8, each party shall bear its own costs and attorneys’ fees in any court action or arbitration proceeding brought pursuant to this Agreement.

21.5         Nothing in this Agreement shall preclude or restrict the ability of Parties to voluntarily pursue, by mutual agreement, any other method of dispute resolution.

XXII.              NOTICES

22.1         Notices and service of process shall be sent to the contacts listed below or to such other person or address as shall be provided in writing by the party.  Service of process in any judicial or arbitration proceeding is waived in favor of delivery of documents by Certified Mail – Return Receipt Requested to the following:

For the Tribe:

Tribal Chairperson

Dry Creek Rancheria Band of Pomo Indians

190 Foss Creek Circle, Suite A

Healdsburg, CA 95548

Tel: 707 473 2106

With a copy simultaneously delivered to:

Jerome L. Levine

Holland & Knight, LLP

633 W. 5th Street, Suite 2100

Los Angeles, CA 90071

Tel: 213 896 2565

Counsel for the Tribe

For the County:

Sonoma County Administrator

575 Administration Dr.

Santa Rosa, CA 95403

Tel: 707 565 2431

With copy simultaneously delivered to:

County Counsel

575 Administration Dr.

Santa Rosa, CA 95403

Tel:  707 565 2421

XXIII.             MUTUAL LIMITED WAIVER OF SOVEREIGN IMMUNITY

23.1         The Parties agree that the Parties’ waiver of immunity from arbitration or suit, or the enforcement of any order or judgment related thereto, is limited to the express provisions of this Section 23, and neither the agreement to arbitrate nor any other provision of this Agreement shall be construed as creating any implied waiver of such immunity.

23.2         The Parties each expressly covenant and agree that they may each sue and be sued, including the resolution of disputes in arbitration and the judicial enforcement thereof, as provided herein and pursuant to the Dispute Resolution procedure above, to resolve any controversy arising from this Agreement or to enforce or interpret the terms and conditions of this Agreement, as provided for in this Agreement.  The Parties, their officers and agents expressly agree to waive governmental immunities, including sovereign immunity, in connection with any claims arising from this Agreement, as provided for herein for the enforcement of any arbitration award, or judgment to enforce such an award, or enforcement of any easement created as a result of this Agreement.  The Parties further consent to the jurisdiction of an arbitrator and/or specified court under this Agreement including the consent to be sued and bound by a lawful order or judgment, to the extent provided for herein.  Each of the Parties represent that its agreement to such dispute resolution processes and waivers have been effectively and lawfully granted and that nothing further needs to be done to effectuate those processes.

23.3         With respect to any action arising out of the Agreement for which there is a waiver of sovereign immunity, the Tribe and County expressly consent to the jurisdiction of the United States District Court for the Northern District of California and, as limited herein to, the Sonoma County Superior Court and all related appellate courts, and/or an arbitrator selected pursuant to this Agreement and specifically waive sovereign immunity for that purpose.  The Parties specifically agree that the applicable court shall have jurisdiction to enter judgments enforcing rights and remedies provided for in this Agreement that shall include, but not be limited to injunctive relief, declaratory judgment, specific performance, and/or the awarding of monetary damages, which shall be binding and enforceable on the Parties, subject to the limitations set forth in this Agreement.  No party to this Agreement shall contest jurisdiction or venue of the above-referenced courts, provided their jurisdiction and venue are invoked in the order specified, but only for disputes or claims arising out of this Agreement.  Neither the Tribe nor the County shall plead or invoke the doctrine of exhaustion of Tribal or other administrative remedies, defenses of immunity or indispensable Parties beyond those contemplated in this Agreement.

23.4         The County and the Tribe may not join or consent to the joinder of any third party to any action (including but not limited to any arbitration) contemplated herein, unless failure to join such party would deprive the court or arbitration tribunal of jurisdiction; provided that nothing in this Agreement shall be construed to constitute a waiver of the sovereign immunity or other protection from lawsuit (or other dispute resolution process), or the effect, orders or judgments thereof, of either the Tribe or the County with respect to any claim of any kind by any such third party.  In the event of intervention by any third party into any such action without the consent of the Tribe and the County, nothing herein shall be construed to constitute a waiver of any immunity with respect to such third party, and no arbitrator or court shall have jurisdiction to award any relief or issue any order as against the County or Tribe with respect to such third party in that or any other proceeding.

23.5         Authorization.

23.5.1          The County and Tribe each represent and warrant that each has performed all acts precedent to adoption of this Agreement, including but not limited to matters of procedure and notice and each has the full power and authority to execute this Agreement and perform its obligations in accordance with the above terms and conditions, and that the representative(s) executing this Agreement on behalf of each party is duly authorized to so execute and deliver the Agreement.

23.5.2          In evidence of the above, each governing body shall execute formal resolutions indicating approval of this Agreement and these resolutions are attached in Exhibits K and L.

XXIV.             CEQA REVIEW

24.1         The Tribe’s Trust Land activities and the Parties’ approving, executing and performing this Agreement, currently and in the future, are not activities that, within the meaning of CEQA; (a) are directly undertaken by the County or surrounding communities, (b) are supported, in whole or in part, through contracts, grants, subsidies loans or other forms of assistance by the County, or (c)  involve the issuance of a lease, permit, license, certificate or other entitlement for use by the County.

24.2         By approving, executing and performing this Agreement the County has not, and is not, making any commitment to (a) issue a lease, permit, license, certificate or other entitlement for use, or (b) develop, construct or improve any facilities or cause any other physical changes in the environment.

24.3         This Agreement should be construed to be a government payment and funding mechanism that does not commit the County to make any specific physical changes in the environment.

24.4         If the County determines that it is required to comply with CEQA with respect to any activities related to this Agreement, the County shall comply with CEQA at such time.

XXV.              REVIEW BY THE DEPARTMENT OF INTERIOR AND OTHER ACTIONS FOLLOWING EXECUTION

25.1         The Tribe shall submit this Agreement to the United States Department of the Interior for either (a) approval pursuant to 25 U.S.C. § 81, or (b) a written response that this

Agreement does not require approval under 25 U.S.C. § 81.  A response from the Department of the Interior shall not be a condition to the County’s obligations under Section 25.3 below.

25.2         The County, at its sole discretion, has the right to withdraw its support for the Agreement if it is not submitted to the Department of the Interior pursuant to this Section within ten (10) days following the Effective Date.

25.3         Upon the Tribe’s submission both of this Agreement to the DOI and of the Williamson Act contract rescission and non-renewal requests to the County, and regardless of the outcome as to either, and following acceptance of the Emergency Access Road plans, which acceptance shall not be unreasonably withheld, the County shall withdraw its opposition to the Dugan Property fee to trust application, consider the Tribe’s request to rescind the Williamson Act contract on the terms provided for in this Agreement, withdraw its and its officials’ protests to the Tribe’s application for an ABC license, support an expedited conclusion of the ABC hearing consistent with this Agreement, and join the Tribe in actively advocating that the ABC issue a temporary license.

25.4         If the Department of Interior determines that portions of this Agreement violate 25 U.S.C. § 81 or are otherwise invalid, the severability provisions set forth below at Section 26.5 of this Agreement shall govern.

XXVI.             MISCELLANEOUS PROVISIONS

26.1         Authority Over Tribal Activities.  Nothing in this Agreement is intended to confer or expand the jurisdiction of any local, state or federal agency or other governmental body, nor is this Agreement intended to infringe or otherwise usurp the authority of any regulatory body including local, state, federal or Tribal agencies that may have jurisdiction over or related to Tribal activities, development or Projects.  Further, nothing in this Agreement shall be construed to relieve the BIA’s or Tribe’s obligation to comply with the National Environmental Policy Act (NEPA) as may be required as part of any trust application or any other Project requirement.  The County acknowledges that to the extent required by applicable law, activities that normally require County permitting are exempt from such requirements when they take place on the Reservation or Tribal Trust Land due to Tribal sovereignty and preemptive, plenary federal power over Indian affairs.  The Tribe similarly acknowledges and agrees that its development projects located on fee lands located within the County’s geographical boundaries shall conform to County permitting and other regulatory requirements.

26.2         Third Party Beneficiaries.  This Agreement is not intended to, and shall not be construed to, create any right on the part of a third party including, without limitation, no rights in any Interested Persons, nor does it create any private right of action for any third party nor permit any third party to bring an action to enforce any of its terms.

26.3         Amendments.  This Agreement may be modified or amended only by mutual and written agreement of the Parties.

26.4         Final Agreement.  This Agreement contains the entire agreement of the Parties as to the subject matter herein and supersedes any other agreements of the Parties to the contrary.  The Agreement is intended both as the final expression of the agreement between the Parties with respect to the included terms and as a complete and exclusive statement of the terms of the Agreement consistent with California Code of Civil Procedure Section 1856.  No modification of this Agreement shall be effective unless and until such modification is evidenced by a writing approved and signed by the Parties.

26.5         Severability of Provisions.  The invalidity of any provisions or portion of this Agreement as determined by a court of competent jurisdiction or the United States Department of the Interior shall not affect the validity of any other provisions of this Agreement or the remaining portions of the applicable provisions, unless such provision is material to the reasonable expectation of the Parties.  Without limiting the foregoing, if the Agreement or any provision thereof is declared invalid by a court of competent jurisdiction or the Department of Interior, then the Parties shall use their best efforts to renegotiate the terms of the invalid provisions.  In the event that the Parties are unable to successfully renegotiate the invalid terms, they shall resolve the matters at issue through the dispute resolution provisions of this Agreement which shall allow an arbitrator to modify, terminate or rescind, this Agreement in the event that material terms of this Agreement are determined to be void or are materially changed and shall apply the standards and limitations set forth in Section 20.2.

26.6         Force Majeur.  The Parties shall not be liable for any failure to perform, or for delay in performance of a party’s obligations, and such performance shall be excused for the period of the delay and the period of the performance shall be extended when a force majeur event occurs; provided however that the party whose performance is prevented or delayed by such event of force majeur shall give prompt written notice (i.e., within 72 hours of the event) of such event to the other party.  For purposes of this Section, the term “force majeur” shall include, without limitation, war, epidemic, rebellion, riot, civil disturbance, earthquake, fire, flood, acts of governmental authorities, acts of God, acts of terrorism (whether actual or threatened), acts of the public enemy and in general, any other severe causes or conditions beyond the reasonable control of the Parties, the consequences of which in each case, by exercise of due foresight such party could not reasonably have been expected to avoid, and which by the exercise of due diligence it would not have been able to overcome, when such an event prevents the Tribe from meeting its obligations under this Agreement due to Gaming Activities ceasing operations for an extended period or prevents the County from meeting its obligations under this Agreement due to an interruption of County government operations.  An interruption of performance, or the delayed occurrence of any event, under this Agreement caused by an event of force majeur shall as far as practical be remedied with all reasonable dispatch.  During any period in which a party is excused from performance by reason of the occurrence of an event of force majeur, the party so excused shall promptly, diligently, and in good faith take all reasonable action required in order for it to be able to commence or resume performance of its obligations under this Agreement.

26.7         Governing Law.  This Agreement shall be construed according to applicable federal and California substantive law to the extent not inconsistent with the express provisions of this Agreement, unless federal law as to the Tribe or the County, or California law as to the County, prohibits such Parties from abiding by such express provision, in which case the provision will be deemed to be invalid and resolved, if possible, under the severability provisions in Section 26.5.  Notwithstanding the foregoing, California rules of construction shall be applied in interpreting this Agreement. This Agreement shall be deemed to have been drafted jointly by the Parties and shall not be construed as having been drafted by, or construed against, one party against another.

26.8         Obligations to Continue.  Unless specifically designated otherwise, all of the Parties’ obligations under this Agreement shall continue through the Term, including any extensions thereof.  Notwithstanding the end of the Term, any covenant, term or provision of this Agreement which, in order to be effective, or is necessary to enforce an unfulfilled material term of this Agreement or obligation that may continue beyond the end of the Term shall survive termination.

26.9         Payments.  Unless otherwise indicated, all payments made pursuant to this Agreement shall be made payable to the County of Sonoma and sent to the Office of the Auditor, County of Sonoma, on the schedule set out above.

26.10       Representations.  By entering into this Agreement each signatory represents that, as of the execution date, the undersigned has the authority to execute this Agreement on behalf of their respective governing bodies.  Each signatory will provide written proof of such authority and ratification of the Agreement by the respective governing body as provided above.

26.11       Duplicate Originals.  At least two copies of this Agreement shall be signed and exchanged by the Parties each of which shall be considered an original document.

26.12       Approval. Each Party’s execution, delivery and performance of this Agreement shall be approved by resolution of each party’s respective governing body, which shall provide that the party shall not enact a law impairing the rights and obligations under this Agreement.

26.13       Obligation on Related Entities.  This Agreement binds the Parties and their departments, affiliates, agents, representatives, successors, contractors, officials and related entities, which such Agreement shall also be reflected in a resolution of each Party’s respective governing body approving the Agreement.

IN WITNESS WHEREOF, the Parties hereby execute and enter into this Agreement with the intent to be bound thereby through their authorized representatives whose signatures are affixed below.

Dated:	DRY CREEK RANCHERIA BAND OF POMO
INDIANS

	BY:	/s/ Harvey Hopkins
Harvey Hopkins, Tribal Chairperson
Dry Creek Rancheria Band of Pomo Indians

ATTEST:

Dated:

/s/ Marjie Rojes
MARJIE ROJES,
Tribal Secretary

Dated:	COUNTY OF SONOMA

	BY:	/s/ Mike Kerns
Mike Kerns, Chairperson
Sonoma County Board of Supervisors

ATTEST:

Dated:

/s/ Bob Deis
BOB DEIS,
ex-officio Clerk of the Board of Supervisors

APPROVED AS TO FORM:

Date:	HOLLAND & KNIGHT LLP

	BY:	/s/ Jerome L. Levine
JEROME L. LEVINE, Counsel
For Dry Creek Rancheria

Dated:	OFFICE OF THE COUNTY COUNSEL
STEVEN WOODSIDE, County Counsel

	BY:	/s/ Bruce D. Goldstein
BRUCE D. GOLDSTEIN,
Assistant County Counsel

EXHIBIT A

MITIGATION MEASURES AND MONITORING PROGRAM

The following is a chart of the mitigation measures agreed to as part of the Memorandum of Agreement (“MOA”) between the Dry Creek Rancheria Band of Pomo Indians (“Tribe”) and the County of Sonoma (“County”) with respect to the Resort Project and Dugan Property development.  This Exhibit A is a part of the MOA and is to be interpreted in accordance with its provisions.  Nothing in this Exhibit shall be deemed or shall be construed to confer jurisdiction on the County over the Tribe, the Rancheria or the activities conducted on the Rancheria, including the Resort and Dugan projects.  Disputes under Exhibit A shall be resolved based on the contractual terms of the MOA through the mechanism indicated in the Dispute Resolution Forum or Process category.  As used in Exhibit A, “feasible” means capable of being accomplished in a successful manner within a reasonable period of time, taking into account economic, environmental, legal, social, and technological factors.  Further, as used in this Exhibit in the Dispute Resolution Forum or Process section, reference to “Meet and Confer” means the term is subject to the meet and confer process of MOA Section 20.1 only and reference to “MOA Dispute Resolution Process” means the term is subject to the binding arbitration process contained in MOA Sections 20.2 and Fire Protocol refers to the Fire Protocol attached as Exhibit G.

MOA Exhibit A	Mitigation Measure	Dispute Resolution Forum or Process	Completion Signature	Date	Notes: status and degree of measure implementation and other comments

Part A	Resort Project Mitigation. These mitigation measures are applicable to the Resort Project only.

LEED Certification

A.1

The Tribe will apply for Leadership in Energy and Environmental Design (LEED) certification from the U.S. Green Building Council for the hotel portion of the Resort Project. The granting of such application is not a requirement of the MOA and is not subject to the dispute resolution provisions of the MOA.

MOA Dispute Resolution process as to the submittal of the application for LEED certification only.

Fire Suppression

A.2

During construction, staging areas, welding areas, and other areas slated for development using spark-producing equipment will be cleared of dried vegetation and combustible materials that could serve as fire fuel to the extent reasonable. The Tribe will prepare a vegetation management plan for the Resort Project after construction. Such plan, during and after construction, will include, where feasible, the removal of extremely flammable non-landscaping vegetation around structures to create a defensible space of up to 100 feet from the structure.

Meet and confer only. (See also Fire Protocol)

Aesthetics

A.3.a	When the Tribe’s preliminary design plans for building, lighting, and landscaping become available, the Tribe will	MOA Dispute Resolution process as

Exhibit A to MOA

MOA Exhibit A	Mitigation Measure	Dispute Resolution Forum or Process	Completion Signature	Date	Notes: status and degree of measure implementation and other comments

	transmit such plans to the County for review and comment.	to the transmission of such plans only.

A.3.b	The preliminary design plans will include the colors and materials of proposed buildings, as well as lighting and landscaping details.	Meet and confer only.

A.3.c

Before the Tribe makes final building, landscaping, and lighting decisions, the County, Tribe, and Tribe’s building, landscaping, and lighting consultants will meet and confer to discuss the preliminary design plans. The Tribe will seriously consider any recommendations by the County, particularly those which are in keeping with the Tribe’s plan on adopting Tuscan themes and architectural suggestions and colors, but will retain sole discretion regarding final color, lighting, landscaping and other aesthetic decisions. Such design plans will include the provisions of A.3, A.4, and A.5.a.

MOA Dispute Resolution process as to the holding a meet and confer only. Remainder meet and confer only.

A.3.d

Groupings of large 48-72” box evergreen trees and other appropriate trees and shrubs will be planted to screen, to the extent feasible, the northern parking garage exposed to valley views from County roadways, in keeping with the Tribe’s design aesthetic.

Meet and confer only.

A.3.e

To the extent practicable, berms or other earthen mounds, and Evergreen trees and shrubs, including large trees and plantings for large walls and buildings, will be employed to help blend or screen lower building levels, foundations, sheer walls, parking garages, retaining walls, water tanks, and utility structures. Where feasible and in keeping with the Tribe’s design aesthetics, such trees and shrubs shall be placed in natural groupings to break up linear rows of plantings. The kind, style, variety, size and shape of any berms, mounds, trees or vegetation shall be determined by the Tribe in its sole discretion

Meet and confer only.

A.3.f

Where feasible, as determined by the Tribe, new power and communication utilities that require above ground wiring that is visible from off-Reservation valley views will be placed underground. Such undergrounding of utilities will not be required where placement would result in significant adverse environmental effects. Where undergrounding is not feasible, utilities will be substantially screened from valley views.

Meet and confer only.

Exhibit A to MOA

MOA Exhibit A	Mitigation Measure	Dispute Resolution Forum or Process	Completion Signature	Date	Notes: status and degree of measure implementation and other comments

A.3.g

If the Tribe locates the temporary office trailers on top of the existing parking garages, the Tribe will lessen the aesthetic impact of temporary office trailers from valley views through potted trees and other landscaping, exterior paint colors that are non-reflective and are neutral colors that complement the adjacent environment. The Tribe will remove all temporary office trailers from the top of the existing parking garages upon completion of Phase I unless otherwise agreed to by the parties. The Tribe may reinstall temporary office trailers on top of the existing parking garages if necessary for construction of Phase II, but will remove them upon completion of Phase II. Upon the Tribe’s request, the County will meet and confer regarding moving the location of such temporary office trailers to the Dugan Property.

MOA Dispute Resolution process.

Night Lighting – Interior

A.4.a	Interior lighting plans will be designed to meet or exceed Title 24 energy efficiency standards.	MOA Dispute Resolution process.

A.4.b

Light fixtures in the existing parking garages will be replaced within a time period no longer than that specified by LEED regulations. Such replacement will reduce the energy and light output to a minimum level necessary for security cameras and public safety and commercial needs and in keeping with all applicable laws and regulations and insurance requirements. Light bulbs visible from valley views will be shielded to the maximum extent feasible.

MOA Dispute Resolution process.

A.4.c

The Tribe is committed to minimizing night light pollution from the Resort Project, including light emanating from hotel guest room windows. As part of this effort, all hotel guest rooms facing the valley floor will have low-emissivity (Low-E) glazing where feasible and in keeping with the Tribe’s design aesthetic. The Tribe also agrees to shield or shade light bulbs in those rooms whose light is visible to the valley floor.

MOA Dispute Resolution process.

Night Lighting – Exterior

A.5.a

As set forth in Section A.3.a above, the Tribe will submit a preliminary lighting plan to the County, meet and confer with the County regarding the preliminary plan, and seriously consider any recommendations by the County. Unless otherwise agreed to by the parties, the Tribe will incorporate the following design criteria as part of designing such plan for the Resort Project:

MOA Dispute Resolution process as to the submission of the preliminary lighting plan only. Meet and Confer for the remainder.

Exhibit A to MOA

MOA Exhibit A	Mitigation Measure	Dispute Resolution Forum or Process	Completion Signature	Date	Notes: status and degree of measure implementation and other comments

i.      The Tribe will use the least amount of lighting equipment possible to achieve the goals of the project, while balancing the quantity of equipment used with the need to provide for glare control and uniform lighting, safety and commerce and in keeping with all applicable laws and regulations and insurance requirements.

ii.     Exterior lighting plans will be designed to meet or exceed Title 24 LZ2 energy efficiency standards for rural areas.

iii.    Where feasible and in keeping with Tribe’s design aesthetics, luminaire locations will be selected to minimize glare and contain light within the design area and shield light sources from valley views.

iv.    All new outdoor roadway and parking area lighting will consist of high-pressure sodium or low-wattage metal halide or comparable sources in full cutoff shielded luminaries, unless necessary to meet applicable laws and regulations or insurance requirements. The intensity of all outdoor lights will be kept to a minimum necessary for safety and commerce and in keeping with all applicable laws and regulations and insurance requirements.

v.     All permanent exterior decorative lighting with transparent or translucent shades will utilize an integral lamp shield. These fixtures will be for decorative purposes only, and not used for general site lighting. Lighting under building canopies or rooftops not visible from the valley floor (e.g. port cochere, arcades, porticos etc.) or otherwise not visible from the valley floor will be exempt from this requirement. Lighting under building canopies or rooftops that is visible from the valley floor will be fully shielded from valley views.

vi.    All permanent exterior site lighting visible to the valley will utilize shielded luminaries with horizontal cutoff optics to minimize or eliminate all light directed above the horizontal. All permanent exterior site lighting visible to the valley will use high efficacy sources, such as Compact Fluorescent or Ceramic (metal halide). In such locations, high wattage incandescents will not be utilized for site lighting. Maximum wattage of any permanent lamp used for exterior site lighting will be 100 watts unless required for roadway (street) or security lighting.

Exhibit A to MOA

MOA Exhibit A	Mitigation Measure	Dispute Resolution Forum or Process	Completion Signature	Date	Notes: status and degree of measure implementation and other comments

A.5.b

Holiday lighting (“Christmas Lights,” or festoon string lights) may be used during holidays for not more than 60 days at a time. Nothing herein is intended to limit the use of low-level, decorative “twinkle”– type lights (whether or not actually twinkling) however, where feasible, such lights will be placed so as not to create a significant visual impact to the valley floor.

MOA Dispute Resolution process.

A.5.c

Outdoor on-Reservation signs that contain neon, readerboard or are internally lit, if any, will not be visible from valley views or beyond the Reservation boundaries, except at the intersection of BIA 93 and State Route 128 and any additional access road where such sign(s) will not contain neon but may be internally or externally lit and will be no larger than legally permitted entrance signs for commercial ventures in rural areas within an eight mile radius of the Rancheria. The Tribe will provide a design plan for such sign(s) to the County for review and comment and will seriously consider any recommendations that the County has regarding such sign(s).

MOA Dispute Resolution process.

Air Quality – Construction

A.6.a

The Tribe will adopt a law that regulates construction air quality emissions at least as strictly as the Chapter 4, Rules 410 and 430 of the District Rules of the Northern Sonoma County Air Pollution Control District (“NSCAPCD”) in effect at the time of the effective date of this Agreement. Nothing herein is intended or shall be deemed to confer jurisdiction on the NSCAPCD for enforcement or any other purposes.

MOA Dispute Resolution process as to the adoption of such law only.

A.6.b

The Tribe will require its construction contractors to implement an appropriate dust abatement program during construction, including, but not limited to, the following measures:

i.      Water all active construction areas daily to the extent necessary. Increase watering as necessary when wind speeds exceed 15 mph during dry conditions.

ii.     Apply asphalt, oil, water or suitable chemicals on unpaved roads, parking areas, staging areas, materials stockpiles, and other surfaces at construction sites that can give rise to airborne dust.

iii.    Sweep all paved construction site areas so as to maintain them in a clean condition.

Meet and confer only.

Exhibit A to MOA

MOA Exhibit A	Mitigation Measure	Dispute Resolution Forum or Process	Completion Signature	Date	Notes: status and degree of measure implementation and other comments

iv.    Sweep streets if visible soil material is carried onto adjacent public streets so as to maintain them in a clean condition.

v.     Hydroseed or apply (non-toxic) soil stabilizers or otherwise cover or stabilize exposed disturbed soils that have remained inactive for ten days or more during October 15th to April 15th.

vi.    Limit traffic speeds on unpaved roads and circulation areas to 15 mph, install sandbags or other erosion-control measures to prevent silt runoff to public roadways.

vii.   Replant vegetation in disturbed areas as quickly as possible.

viii.  Designate a person or persons to monitor the dust control program and order increased watering if necessary to prevent offsite transport of dust.

Air Quality – Operations

A.7.a

Any generators purchased or leased after the effective date of this Agreement will comply with the requirements and standards set by the California Air Quality Board (“CARB”), including those articulated in the California Code of Regulations, title 17, sections 93115-93115.5 and 93116-93116.5, in effect at the time of such purchase or lease. Nothing herein is intended or shall be deemed to confer jurisdiction on CARB for enforcement or any other purposes.

MOA Dispute Resolution process.

A.7.b

Preference will be given in contract negotiations, which take place after the effective date of this Agreement, to bus transportation companies providing buses powered by natural gas or other low emission alternative fuel, provided that the pricing and rates of such companies are comparable to other bus companies not using such fuel.

MOA Dispute Resolution process.

A.7.c	The Tribe will adopt and enforce a law prohibiting the open burning of refuse from Resort Project operations.	MOA Dispute Resolution process as to the adoption of the law only. Meet and Confer for the remainder.

A.7.d	A non-smoking area will be provided in the casino area and a ventilation system will be utilized throughout the gaming	MOA Dispute Resolution process.

Exhibit A to MOA

MOA Exhibit A	Mitigation Measure	Dispute Resolution Forum or Process	Completion Signature	Date	Notes: status and degree of measure implementation and other comments facility that exhausts tobacco smoke.

A.7.e

The Tribe will implement the measures specified in the serpentine soils hazard dust mitigation plan required for the Dugan Project, as stated in the Final Environmental Assessment, if serpentine soils are found on the Resort Project site.

Meet and confer only.

A.7.f

The Tribe will, where it determines it is feasible and practical, implement the following control measures to reduce emissions of CO2 and other greenhouse gases:

i.      Install temporary electrical service installation to avoid the need for independently powered equipment (e.g., compressors) where reasonable.

ii.     Restrict idling of non-construction diesel equipment (other than for emergency purposes) and commercial vehicles, including delivery vehicles but excluding buses, to no more than 20 minutes.

iii.    Promote ride-sharing programs, including but not limited to a trip reduction program for employees. The Tribe may accomplish these programs by designating parking spaces for high-occupancy vehicles, providing preferred parking for employee carpools, providing larger parking spaces to accommodate vans used for ride-sharing, and designating adequate passenger loading and unloading and waiting areas.

MOA Dispute Resolution process.

Biological Resources

A.8.a	Underground placement of utilities will be designed to minimize tree damage and removal. Any trees removed shall be replaced at a 3-to-1 ratio and maintained for three years after the planting.	MOA Dispute Resolution process.

A.8.b

With regard to road improvements along State Route 128 that requires construction in waters of the United States, the Tribe shall make a good faith effort to work with Caltrans and/or other permitting authorities to develop mitigation measures to reduce or eliminate impacts to aquatic species during the removal and replacement of the culvert at State Route 128 if that action is required for roadway improvements. These measures may include limiting construction activities to the dry season as determined by NOAA Fisheries, implementing construction BMPs and onsite restoration of temporarily impacted areas.

Meet and confer only.

Exhibit A to MOA

MOA Exhibit A	Mitigation Measure	Dispute Resolution Forum or Process	Completion Signature	Date	Notes: status and degree of measure implementation and other comments

Water Quality

A.9.a

The Tribe will concurrently provide the County a copy of its annual Consumer Confidence Report prepared by the Tribe after the effective date of this Agreement when it sends its report to the Environmental Protection Agency.

MOA Dispute Resolution process as to providing such copy only.

A.9.b	The Tribe will use a California State certified lab to test samples taken under the sampling plan.	MOA Dispute Resolution process.

A.9.c

The Tribe will concurrently provide the County a copy of its sampling plan prepared by the Tribe when it sends its plan to the Environmental Protection Agency, and will meet and consult with the County regarding such sampling plan.

MOA Dispute Resolution process as to provision of the plan only.

A.9.d	The Tribe will comply with drinking water quality standards no less stringent than the federal Safe Drinking Water Act.	Meet and confer only.

Surface Water Quality

A.10.a

The Tribe will take reasonable measures to prevent petroleum-related pollutants from being carried from roadway surfaces into Rancheria Creek, including, but not limited to, the following measures:

i.      “Fossil Filters” or an equivalent product will be installed at the drainage structures that collect roadway runoff. The filters will be regularly inspected and replaced as necessary during the rainy season to maintain effectiveness. The used filters will be handled and disposed of in accordance with all applicable laws.

ii.     “Stormcepter” grease and sediment traps or an equivalent product will be installed in the storm drain lines just upstream of the discharge points into the creek. The traps will be periodically cleaned out and the trapped material disposed of in a proper manner.

iii.    In lieu of the combined “Fossil Filters” and “Stormceptor” grease and sediment traps, a stormwater treatment method from “Guidelines for the Standard Urban Stormwater Mitigation Plan Stormwater Best Management Practices for New Development and Redevelopment for the Santa Rosa Area and Unincorporated Areas around Petaluma and Sonoma,” dated June 3, 2005, may be utilized.

Meet and confer only.

Exhibit A to MOA

MOA Exhibit A	Mitigation Measure	Dispute Resolution Forum or Process	Completion Signature	Date	Notes: status and degree of measure implementation and other comments

Drainage and Stormwater

A.11.a

Drainage improvements will be designed by a registered Civil Engineer and will comply with the Tribe’s Ordinance requirements on post construction stormwater runoff control. The Tribe’s Ordinance will adopt standards that are no less stringent then the EPA’s current regulations on post construction stormwater run off control.

Meet and confer only.

A.11.b

The Tribe will provide the County with a copy of its current construction Stormwater Pollution Prevention Plan (“SWPPP”), including any final amendments (but excluding daily inspection and adjustment documentation), for both the existing Casino and all future Gaming Facility construction SWPPPs. The Tribe will consult with the County in good faith regarding the adequacy of any SWPPP component and will seriously consider any feasible and reasonable comments and recommendations. Nothing herein is intended or shall be deemed to confer jurisdiction on the County for enforcement or any other purposes.

MOA Dispute Resolution process for providing copy of SWPPP only. Meet and confer only for remainder of mitigation measure.

A.11.c

The Tribe will prepare a construction SWPPP for the construction of the Resort Project. The Tribe will implement the Best Management Practices (BMPs) set forth in its SWPPP to avoid downstream impacts, including channel erosion and sedimentation in Stream P1 (as such term is identified in the Tribe’s NPDES permit application). The BMPs will be based on the latest editions of the following publications:

i.      California Stormwater BMP Handbook (www.cabmphandbooks.com), by the California Stormwater Quality Association;

ii.     Erosion and Sediment Control Field Manual, by the San Francisco Bay Regional Water Quality Control Board;

iii.    Manual of Standards for Erosion & Sediment Control, by the Association of Bay Area Governments; and

iv.    Construction Site Best Management Practices Manual, by the California Department of Transportation.

Meet and confer only.

A.11.d	The SWPPP will include schedules for construction, maintenance, and inspection of proposed BMPs.	Meet and confer only.

A.11.e

The Tribe will inspect its erosion prevention and sediment control measures before forecasted storm events and after actual storm events to ensure that measures are functioning properly. “Storm events” are events that produce at least

Meet and confer only.

Exhibit A to MOA

MOA Exhibit A	Mitigation Measure	Dispute Resolution Forum or Process	Completion Signature	Date	Notes: status and degree of measure implementation and other comments one (1) inch of precipitation in a 24-hour period. The Tribe will promptly replace erosion prevention and sediment control measures that have failed or are no longer effective.

Wastewater

A.12.a	The Tribe will make a good-faith effort at all times to employ a lead wastewater plant operator that is a certified Grade II operator or higher classification or equivalent experience.	Meet and confer only.

A.12.b

Treated wastewater storage ponds will be double lined and include both electronic monitoring devices to detect leakage and a leachate collection and removal system between the two liners constructed in accordance with applicable federal and Tribal regulations.

Meet and confer only.

A.12.c	The Tribe will maintain equipment that automatically shuts off treated wastewater used for irrigation if a significant leak occurs in the irrigation system equipment.	MOA Dispute Resolution process.

A.12.d

To the extent feasible, the Tribe will significantly reduce the aesthetic impact of storage tanks over 30,000 gallons from valley views through exterior paint colors that are non-reflective and are neutral colors that complement the adjacent environment, vegetative screening, and other practical measures. The Tribe will provide the County with a sample of such colors and any proposed vegetative screening and other practical measures and will meaningfully consider any input the County may have regarding such color choice and any proposed vegetative screening and other practical measures.

MOA Dispute Resolution process.

A.12.e

The Tribe agrees to share with the County its engineering design report with supporting computations, construction drawings, specifications, and operating plans for effluent storage and irrigation facilities pursuant to its existing NPDES permit. The Parties will make good-faith efforts to resolve any concerns regarding the design, rated disposal capacity, or proposed operation of the effluent storage and irrigation facilities. Such discussions, and any information obtained therefrom, are subject to the confidentiality provisions set forth in Section 19 of the MOA. Nothing herein is intended or shall be deemed to confer jurisdiction on the County for enforcement or any other purposes.

MOA Dispute Resolution process regarding sharing of information and compliance with confidentiality provisions only.

Meet and confer regarding the remainder, including good-faith efforts to resolve concerns.

A.12.f	In recognition of the government-to-government relationship between the Tribe and County, the Tribe agrees to meet and confer with the County regarding its wastewater	MOA Dispute Resolution process regarding participation

Exhibit A to MOA

MOA Exhibit A	Mitigation Measure	Dispute Resolution Forum or Process	Completion Signature	Date	Notes: status and degree of measure implementation and other comments operations and to provide a tour for the County upon reasonable request by the County. Such discussions, tour and any information obtained during such discussions are subject to the confidentiality provisions set forth in Section 19 of the MOA. The Parties will make good-faith efforts to resolve any concerns regarding the Tribe’s wastewater operations subject to the limitations set forth in Section 5.3.21 of the MOA.

in meet and confer and provision of tour and compliance with confidentiality provisions. Meet and confer regarding the remainder, including good-faith efforts to resolve concerns.

A.12.g

The Tribe agrees to contact and meet and confer with the County before deciding to apply for a new NPDES permit or any major modification of its existing NPDES permit for the discharge of treated wastewater on the Rancheria. The Tribe agrees to share with the County its engineering design report with supporting calculations, construction drawings, specifications, and operating plans for the potential new or modified wastewater treatment facility. Such discussions, and any information obtained there from, are subject to the confidentiality provisions set forth in Section 19 of the MOA. The Parties will make good-faith efforts to resolve any concerns regarding potential changes to the Tribe’s wastewater operations subject to the limitations set forth in Section 5.3.21 of the MOA.

Meet and confer only.

A.12.h	The Tribe will notify the County within 24 hours of notifying the EPA of any unlawful discharge of wastewater effluent.	MOA Dispute Resolution process as to notification only.

A.12.i	The County and Tribe will work cooperatively to explore the possibility of having the Tribe’s wastewater treated off-site or the Tribe providing Title 22 water for off-Reservation irrigation use.	MOA Dispute Resolution.

Solid Waste Management

A.13.a	The Tribe will adopt a recycling plan for the Resort Project and provide a copy of the plan to the County.	MOA Dispute Resolution process as to the adoption and provision to the County of such plan only.

Exhibit A to MOA

MOA Exhibit A	Mitigation Measure	Dispute Resolution Forum or Process	Completion Signature	Date	Notes: status and degree of measure implementation and other comments

Noise
A.14.a

All generators purchased after the effective date of this Agreement will be operated with mufflers that meet the applicable requirements of the State Resources Code and the Vehicle Code at the time of such purchase.

MOA Dispute Resolution process.

A.14.b

The Tribe will implement a Noise Complaint System.  The Tribe will respond to complaints about outdoor live music or outdoor amplified sound from the Resort Project submitted to the Tribe by off-reservation homes  existing at the time of the execution of the MOA.  The Tribe will investigate such complaints.  If a complaint cannot be resolved between the Tribe and the homeowner within a reasonable time, the Tribe will take noise measurements to document the levels of the outdoor live music or outdoor amplified sound from the Resort Project at such off-Reservation residences.  The sound measurement will measure the L02, which is the sound level exceeded one minute in any hour.  If measured levels from such outdoor live music or outdoor amplified sound at the exterior of the off-Reservation residence exceed a LO2 of 65 dBA before 10 p.m. or 60 dBA after 10 p.m., the Tribe will provide windows rated for a 10 dBA exterior to interior noise reduction for all habitable rooms on the side of the residence facing the Rancheria.  The Tribe will set up a procedure for taking and responding to such complaints, which will include a hotline.  The Tribe will provide specifications for the windows to the homeowner.  The homeowner will then be responsible for receiving three (3) bids from qualified contractors to purchase and install the windows.  The Tribe will promptly pay the homeowner for the cost of the lowest bid after the windows are installed and accepted by the homeowner.  The Tribe will pay for normal installation of the windows but will not pay for any additional work necessary to allow installation, such as repair of dry rot or termite damage.

MOA Dispute Resolution process.

A.14.c

Construction contractors will be required to implement “quiet” pile-driving technology (such as sonic or vibratory pile-driver use; pre-drilling of piles; and jetted pile-driving), where reasonable, with consideration of geotechnical and structural requirements and conditions.

MOA Dispute Resolution process.

A.14.d

Except as to any exception agreed to by the parties, following a meet and confer process, construction activities during nighttime hours (10:00 p.m. to 7:00 a.m.) shall be limited to those related to interior work and exterior work that

MOA Dispute Resolution process.

Exhibit A to MOA

MOA Exhibit A	Mitigation Measure	Dispute Resolution Forum or Process	Completion Signature	Date	Notes: status and degree of measure implementation and other comments does not produce significant noise or require the use of significant noise producing equipment.  The Tribe will provide a hotline for nearby residences to call to complain about noise from construction activities during the nighttime hours of 10:00 p.m. to 7:00 a.m. and will respond to such complaints.  Unresolved complaints shall be subject to the Noise Complaint System and remediation procedure described in Section A.14.b. In such circumstances, Section A.14.b shall be read to require the Tribe to respond to complaints regarding noise from construction activities on the Rancheria during the nighttime hours of 10:00 p.m. and 7:00 a.m. from residents in existence at the execution of the MOA and that sound measurements will be taken of noise from such construction activities at the complaining residence if such complaint is not resolved between the Tribe and the homeowner within a reasonable time.  Construction of the Emergency Access Road, as that term is defined in the MOA, shall meet the provision of this Section A.14.d and not the provisions set forth in B.8.a.

A.14.e

Construction contractors will be required to implement the following measures to reduce noise levels due to construction:

i.                  Equipment and trucks used for project construction will use the industry standard noise control techniques (e.g., improved mufflers, equipment redesign, use of intake silencers, ducts, engine enclosures, and acoustically-attenuating shields or shrouds) wherever reasonable.

ii.               Impact tools (e.g., jack hammers, pavement breakers, and rock drills) used for project construction will be hydraulically or electrically powered wherever reasonable to avoid noise associated with compressed air exhaust from pneumatically powered tools.  External jackets on the tools themselves will be used where reasonable.  Quieter procedures, such as use of drills rather than impact tools, will be used whenever reasonable.

iii.            To the extent reasonable, stationary noise sources that could affect off-Reservation residences will be located as far as possible from adjacent receptors, will be muffled and enclosed within temporary sheds, and will incorporate insulation barriers or other measures.

MOA Dispute Resolution process.

Exhibit A to MOA

MOA Exhibit A	Mitigation Measure	Dispute Resolution Forum or Process	Completion Signature	Date	Notes: status and degree of measure implementation and other comments

Traffic and Transportation

A.15.a

The Tribe will install improvements to the intersections of State Route 128 at BIA 93, and State Route 128 at the Dugan Property entrance in conformance with Caltrans construction standards (“Intersection Improvement”), if the rights and approvals necessary to make such improvements are obtained.  Improvements will include acceleration lanes, deceleration lanes, and a left-turn pocket into BIA 93 and the Dugan Property.  These improvements will be installed at the earliest feasible date, subject to Caltrans approval, and the Tribe will make good faith efforts to obtain all approvals, permits, and easements necessary for the construction of such improvements.  The cost of such improvements, which will be constructed at the Tribe’s sole expense, is approximately $4 million for the Dugan Property intersection and $4 million for the BIA 93 intersection, exclusive of any land acquisition(s).  The Tribe will not be required to make the improvements where State Route 128 intersects the Dugan Property entrance if the Tribe obtains another emergency access road to the existing Reservation.  However, any emergency vehicle access point, if other than on the Dugan Property, will have an equivalent level of intersection improvements as agreed above.

MOA Dispute Resolution process.

A.15.b

The Tribe shall provide a Construction Assurance Device, as that term is used in the MOA, to guarantee construction of the Intersection Improvements in accordance with accepted plans for the intersection.  The device shall be provided to the County no later than sixty (60) days following approval of the intersection by Caltrans.  The purpose of the Construction Assurance Device shall be to assure the availability of funds to the County to build or complete the road or to remediate any material deviation from the agreed upon Intersection Improvement plans approved by Caltrans, and shall be in substantially the form or method contained in the MOA.

MOA Dispute Resolution process.

A.15.c

The County will communicate to Caltrans its support of the improvements and timely provide all available information requested to attempt to expedite construction.  County acknowledges that such improvements may require acquisition of certain easements or land parcel(s), as well as, other permitting matters that may be out of the Tribe’s control.  Prior to any construction within a California state right-of-way, the Tribe will submit a copy of the Caltrans approved Encroachment Permit to the County

MOA Dispute Resolution process.

Exhibit A to MOA

MOA Exhibit A	Mitigation Measure	Dispute Resolution Forum or Process	Completion Signature	Date	Notes: status and degree of measure implementation and other comments

Transportation Department.

A.15.d

The Tribe will obtain a Construction Assurance Device in connection with the Intersection Improvements on the same terms and conditions set forth in Section 7.8 of the MOA.  The Tribe will expeditiously take all feasible steps to procure any property necessary to improve the intersection.  If the required property proves unavailable, the Tribe will make a good-faith effort to obtain approvals for and implement the following improvements prior to the opening of any Resort Project:

MOA Dispute Resolution process.
i. One combination through-right turn lane on Northbound State Route 128 will be installed.

ii. One combination left-through lane on Southbound State Route 128 will be installed.

iii. One left-turn lane and one right-turn lane (with overlapping phasing) on Westbound BIA 93 will be installed.

iv. A signalized control at the intersection of State Route 128/BIA 93 will be installed that will operate under “Split” phasing for all three turning movements.

A.15.e

The Tribe will make good faith efforts to provide, to the extent permissible, adequate traffic control on State Route 128, so that vehicles do not queue beyond the planned turn lanes on State Route 128 as patrons wait for entrance to the Reservation when parking or other facilities are full or access otherwise restricted.

MOA Dispute Resolution process.

A.15.f

The traffic mitigation measures of Section 19 of the Conditional Permit for License attached as Exhibit D of the MOA is hereby incorporated by reference.  Section 19 provides as follows:

“19      Petitioner shall make good faith efforts to minimize traffic congestion on Highway 128 caused by activities on the Premises, including construction activities and Special Events (as defined in this Section 19),  and in the case of a Special Event shall undertake the following measures:

(a)          Petitioner shall provide to County of Sonoma, the California Highway Patrol and the AVA at least two weeks’ notice in writing of all Special Events, which notice will describe the specific mitigation

MOA Dispute Resolution process between the County and the Tribe only.  The terms of this Section A.15.f are only subject to enforcement as long as such terms are in effect as a condition of a liquor license for the Resort Project.

Exhibit A to MOA

MOA Exhibit A	Mitigation Measure	Dispute Resolution Forum or Process	Completion Signature	Date	Notes: status and degree of measure implementation and other comments measures to be taken to minimize congestion from the event.

(b)         If any of the parties entitled to notice pursuant to subparagraph (a) above has reasonable concerns that the proposed mitigation measures will not be effective, or if following the Special  Event, a party entitled to notice believes that there was traffic congestion that could have been mitigated, then at that party’s request, Petitioner will meet and confer with the authorized representatives of the parties to discuss possible further mitigation measures to minimize traffic congestion for the planned occasion or any future similar occasion.

(c)          Petitioner will make best efforts to secure and utilize offsite parking facilities that are near Highway 101 but which are not located either on Hwy 128 between the Geyserville Bridge and the NAPA County line or on Alexander Valley Road between the intersection of Hwy 128 and the intersection of Healdsburg Avenue, and will take measures to direct traffic to such parking facilities, from which transportation by bus or van will be furnished to and from the Premises.    This parking provision can be satisfied by the Tribe or another person or entity making such parking available to the Tribe’s patrons, and may include a privately or publicly owned park and ride facility.

(d)         For the purposes of this Section 19, a Special Event shall mean an advertised special drawing or giveaway of a prize worth more than $30,000 or of an automobile, but does not include any pre-drawing or giveaway qualifying days or events leading up to such drawing or giveaway.  Except as otherwise agreed by the AVA and the Tribe, the Tribe agrees not to schedule a special event, as defined above, during the activities set forth in subparagraphs i) through iii) below in which the AVA has an interest (“AVA Events”), unless such AVA Events fall on a Holiday (as defined in paragraph 7 above) or on Valentine’s Day, St. Patrick’s Day, Cinco de Mayo, Mother’s Day, Father’s Day or Indian Days:

i.                  “Taste of the Valley” which is held on the first full weekend in June

Exhibit A to MOA

MOA Exhibit A	Mitigation Measure	Dispute Resolution Forum or Process	Completion Signature	Date	Notes: status and degree of measure implementation and other comments between the hours of 10:00 am to 5:00 pm;

ii.               “Alexander Valley School Annual Spaghetti Dinner & Auction” which isheld on the first Saturday in March between the hours of 6:00 pm to 11:30 p.m.; and

iii.            “AVA Wine Barrel Tasting” which is  held on the first and second full  weekends in March between the hours of 10:00 am to 5:00 pm.

The Petitioner and the AVA will meet each January to discuss any potential conflicting activities so that Petitioner, if at all possible, can avoid scheduling Special Events on such dates.  If this is not possible, the Petitioner will present a plan for handling the increase in traffic flow.”

The above terms are subject to amendment and termination.  Tribe is only subject to the above terms as long as such terms are in effect as a condition of a liquor license for the Resort Project.

A.15.g

In addition to the foregoing, the Tribe will place “no parking” signs on BIA 93 and, if approval is obtained from Caltrans, on SR 128.  The Tribe will make good faith efforts to obtain all approvals, permits, and easements necessary to install the signs and will coordinate with applicable law enforcement authorities to reasonably ensure enforcement of these provisions.  The County will communicate to Caltrans its support of the signage and timely provide all available information requested to attempt to expedite the installation of such signs.  The Tribe will also contract with the California Highway Patrol and/or the County Sheriff to assist in traffic control for large special events at the Reservation.  The need for contracted assistance from the CHP or County Sheriff will be determined by the Tribe.

MOA Dispute Resolution process.

A.15.h

The Tribe will monitor Casino related traffic, including special event use, and share such monitoring information on a quarterly basis with the County for the purposes of identifying and remedying congestion problems without affecting the commercial performance, viability and feasibility of the Casino and Resort Project.  The Tribe and County will thereafter meet and confer regarding traffic issues, if any.  The information provided to the County will be subject to the confidentiality provisions contained in Section 19 of the MOA.

MOA Dispute Resolution process as to the provision of monitoring, the sharing of such monitoring, the participation in meet and confer and the compliance with confidentiality

Exhibit A to MOA

MOA Exhibit A	Mitigation Measure	Dispute Resolution Forum or Process	Completion Signature	Date	Notes: status and degree of measure implementation and other comments provisions. Meet and confer only regarding the remainder, including the type of monitoring and any identification and remediation of congestion problems.

Part B	Dugan Projects. These mitigation measures are applicable to the Dugan Projects only.

Land Resources

B.1.a

The Tribe will have an expanded Geotechnical Study completed to evaluate the location and placement of the proposed residential units, emergency service building and vineyard(s).  The study should evaluate areas of deeper colluvium or on steeper slopes (excess of 25 feet vertical height).  Permanent cut or fill slopes shall be constructed at inclinations of 2:1 (horizontal: vertical) or less, as recommended in the project geotechnical report.  Steeper slopes (both cut and fill) may be achieved if specific design measures demonstrate a satisfactorily level of safety (i.e., reinforced earth for steeper fill slopes and shotcrete and/or soil nailing).

Meet and confer only.

B.1.b

Mitigation for lurching and ground cracking will consist of special foundation design, use of structural retaining walls, and/or moderate set backs from channel banks depending on the channel depth and location.  In addition, surface and subsurface drainage improvements shall be designed by a Civil Engineer to include paved V-ditches, swales, or other methods to collect surface runoff water from the above planned roads and other improvements to help mitigate lurching and ground cracking hazard potential.  At a minimum, surface drainage should be directed to the project storm drainage system with retaining walls incorporated into the project design to support excavations into any unstable/wet areas.

Meet and confer only.

B.1.c

At a minimum, mitigation for seismic shaking will include designing the improvements and structures in accordance with the provisions of the most recent Uniform Building Code (1997 UBC) or California Building Code (2001 CBC).  UBC/CBC seismic design criteria for the roadway and infrastructure design as summarized in Table 4-1of the

Meet and confer only.

Exhibit A to MOA

MOA Exhibit A	Mitigation Measure	Dispute Resolution Forum or Process	Completion Signature	Date	Notes: status and degree of measure implementation and other comments

August 2005 Final Environmental Assessment for the Dry Creek Rancheria Fee to Trust Project.  Subsequent engineering will address overall site grading, staging and drainage (particularly sub-surface drainage) to promote long-term stability of site slopes.  This will include the use of retaining walls along portions of the new road alignment to promote both short term (during construction) and long term stability of permanent excavations (i.e., cut slopes).

Water Resources

B.2.a

All construction stormwater pollution prevention plans will include BMPs to provide effective erosion and sediment control.  These BMPs will be selected to achieve maximum sediment removal and represent the best available technology that is economically achievable.  Performance and effectiveness of these BMPs will be determined either by visual means where applicable (i.e., observation of above-normal sediment release), or by actual water sampling in cases where verification of contaminant reduction or elimination (inadvertent petroleum release) is required to determine adequacy of the measure.  BMPs to be implemented as part of this mitigation measure will include, but are not limited to, the following measures:

i.                  BMPs for temporary erosion control (such as silt fences, staked straw bales/wattles, silt/sediment basins and traps, check dams, geofabric, sandbag dikes, and temporary revegetation or other ground cover) will be employed for disturbed areas, stockpiled soil, and along culverts and drainage ditches on the site and in downstream off-site areas that may be affected by construction activities.  Requirements for the placement and monitoring of the BMPs will become part of the contractor’s project specifications. Performance and adequacy of the measures will be determined visually by site construction management and verified by the Tribe as appropriate.

ii.               Construction contractors will prepare Standard Operating Procedures for the transportation, handling and storage of hazardous and other materials (e.g., paints, stucco, concrete, oils, etc.) on the construction site to prevent discharge of these materials to surface waters.

iii.            Grass or other vegetative cover will be established on the construction site as soon as possible after

Meet and confer only.

Exhibit A to MOA

MOA Exhibit A	Mitigation Measure	Dispute Resolution Forum or Process	Completion Signature	Date	Notes: status and degree of measure implementation and other comments disturbance.  If grass is chosen, a native seed mix will be used.  At minimum, vegetative application will be completed by September 15th to allow for plant establishment.  No disturbed surfaces or stockpile areas will be left without erosion control measures in place during the period of October 1st to April 30th.  Application, schedule, and maintenance of the vegetative cover will be the responsibility of the contractor and requirements to establish a vegetative cover will be included in the construction contractor’s project specifications.

iv.           The Tribe will ensure, through the enforcement of contractual obligations, that the construction site will be monitored at least once per week for compliance with the SWPPP.  Such information shall be provided to the Tribe’s mitigation monitor.  Quantitative performance standards for receiving water quality during construction will be consistent with the Regional Board’s adopted Basin Plan objectives for the Russian River, applicable TMDL plans and/or CCR Title 22.

v.              If discharges of sediment or hazardous substances to drainage ways are observed, construction will be halted until the source of contamination is identified and remediated. Visual indications of such contamination include an oily sheen or coating on water, and noticeable turbidity (lack of clarity) in the water.

B.2.b

The Tribe will have a Master Drainage Plan prepared for the project site by a registered Civil Engineer. The Drainage Plan will incorporate measures to maintain runoff during peak conditions to pre-construction discharge levels. The Plan will include the following items:

i.                  An accurate calculation of pre-development runoff conditions and post-development runoff scenarios will be conducted using appropriate engineering methods.  This analysis will more accurately evaluate potential changes to runoff through specific design criteria.  The model will account for increased surface runoff.

ii.               An assessment of existing drainage facilities within the project vicinity, and an inventory of necessary upgrades, replacements, redesigns, and/or rehabilitation.

iii.            Design specifications for additional retention basins if needed to attenuate peak flows.  Retention basins will

Meet and confer only.

Exhibit A to MOA

MOA Exhibit A	Mitigation Measure	Dispute Resolution Forum or Process	Completion Signature	Date	Notes: status and degree of measure implementation and other comments be sized to result in no net increase in peak stormwater discharge from the site.

iv.           A description of the proposed maintenance program for the on-site drainage system.

v.              Standards for drainage systems to be installed on a project-specific basis.

vi.           The Drainage Plan will include, and the Tribe will implement, a schedule for identified drainage improvements.  This approach will ensure that drainage improvements are installed concurrently with each proposed use (e.g., residential) to avoid exceeding the capacity of on-site drainage systems and maintaining peak stormwater discharge rates at pre-project levels.

B.2.c

The Drainage Plan described above in Mitigation Measure B.2.b will include BMPs to maximize stormwater quality.  The Drainage Plan will include both BMPs that will address the project site as a whole, as well as guidance for BMPs to be implemented for specific future-tenets.  These BMPs will be selected to achieve maximum contaminant removal and represent the best available technology that is economically achievable.  The BMPs will include a combination of source control, structural improvements, and treatment systems.  BMPs may include but not be limited to the following:

i.                  A wet retention basin(s), which holds a volume of stormwater until it is displaced by the next storm event, designed to provide effective water quality control. Wet retention basins have been shown to be more effective at contaminant removal than dry detention basins. Basin features will include the following:

(A)      Maximize retention time for settling of fine particles.

(B)        Establish maintenance schedules for periodic removal of sedimentation, excessive vegetation, and debris that may clog basin inlets and outlets.

(C)        Maximize the retention basin elevation to allow the highest amount of infiltration and settling prior to discharge.  Wet retention basins are expected to remove, at a minimum, 50 percent of suspended solids and metals, 30 percent of nitrogen and phosphorus, and up to 30 percent of pathogens.

ii.               Grass strips, high infiltration substrates, and grassy

Meet and confer only.

Exhibit A to MOA

MOA Exhibit A	Mitigation Measure	Dispute Resolution Forum or Process	Completion Signature	Date	Notes: status and degree of measure implementation and other comments swales will be used where reasonable throughout the project site to reduce runoff and provide initial stormwater treatment.  This type of treatment would apply particularly to parking lots.

iii.            Small settling, treatment, and/or infiltration devices may be installed beneath large parking areas to provide initial filtration prior to discharge into flood control basins.  This may include the use of oil and grease separators.

iv.           Roof drains will drain to natural surfaces or swales where possible to avoid excessive concentration and channelization of stormwater.  Roof drains may be directly connected to the storm drain system, if treatment control measures are provided downstream.

v.              To minimize the amount of pollutants entering the storm drain system, project roadways and parking areas will be cleaned regularly using street sweeping equipment.  Additionally, litter and debris that may accumulate on the project site will be regularly collected and properly disposed.  These activities will be the responsibility of the Tribe.

vi.           The Tribe will develop and implement a pesticide and fertilizer management plan for landscaped areas with the goal of reducing potential discharge of such chemical, chlorpyrifos and diazinon in particular, to on-site waterways.

B.2.d

To reduce the impacts of erosion and sedimentation from the vineyard site the Tribe will implement the following operational BMPs, similar to those required by Sonoma County, during vineyard planting and/or replanting activities:

i.                  All initial vineyard planting work will be carried out between February 1 and October 15.

ii.               Appropriate best management practices will be implemented to protect all disturbed areas on the vineyard site from the effects of storm runoff.  Use of both temporary and permanent measures that incorporate natural systems are encouraged and will consist of seeding, mulching, cover cropping, revegetation, and/or other recognized surface stabilization measures.

iii.            A stormwater management system designed for an average storm recurrence interval of not less than

Meet and confer only.

Exhibit A to MOA

MOA Exhibit A	Mitigation Measure	Dispute Resolution Forum or Process	Completion Signature	Date	Notes: status and degree of measure implementation and other comments twenty-five (25) years will be installed on the vineyard site. The system will allow excess stormwater runoff to be carried through the vineyard site with minimum erosion and consistent with the overall drainage patterns present in the area.

iv.           An erosion and sediment control plan will be prepared by a qualified civil engineer or qualified professional, will include the following requirements:

(A)      Location of all soil protection measures, including but not limited to, mulching, cover cropping, netting, revegetation, and other surface stabilization measures;

(B)        Location of all stormwater management and sediment control measures, including, but not limited to, drainage swales, interceptor and diversion ditches, pipes and culverts, berms, energy absorbing structures, vegetative filter strips, sediment buffers, sediment basins, channels, and drop inlets; and

(C)        Design calculations for storage capacities of any sediment basins.

B.2.e

With regard to the application of recycled water for vineyard irrigation:

i.                  Application rates of recycled water shall be restricted to the agronomic rate of the crop(s) under irrigation (e.g., grape vines), such that no surface runoff or groundwater contamination will result. To calculate the appropriate irrigation rate, the Tribe may utilize resources such as Wateright (ATIN and CIT, 2000; http://www.wateright.org) or another such tool for irrigation scheduling.

ii.               The Tribe shall adhere to all Title 22 requirements, as well as DHS’s Guidelines for the Preparation of an Engineering Report for the Production, Distribution and Use of Recycled Water.

iii.            In addition, the Tribe shall not approve irrigation with recycled water within 50 feet of a domestic well, or surface impoundments of reclaimed water within 100 feet of a domestic well, consistent with Title 22 standards.

Meet and confer only.

Exhibit A to MOA

MOA Exhibit A	Mitigation Measure		Dispute Resolution Forum or Process	Completion Signature	Date	Notes: status and degree of measure implementation and other comments

Air Quality

B.3.a	To reduce construction emissions of PM10, the Tribe will:		Meet and confer only.

	i.	Water all active construction areas at least twice daily;
ii.

Cover all trucks hauling soil, sand, and other loose materials or require all trucks to maintain at least two feet of freeboard (i.e., the minimum required space between the top of the load and the top of the trailer);

	iii.	Pave, apply water three times daily, or apply (non-toxic) soil stabilizers on all unpaved access roads, parking areas and staging areas at construction sites;
	iv.	Sweep daily (preferably with water sweepers) all paved access roads, parking areas and staging areas at construction sites;
	v.	Sweep streets daily (preferably with water sweepers) if visible soil material is carried onto adjacent public streets.
	vi.	Hydroseed or apply (non-toxic) soil stabilizers to inactive construction areas (previously graded areas inactive for ten days or more);
	vii.	Enclose, cover, water twice daily, or apply (non-toxic) soil stabilizers to exposed stockpiles (dirt, sand, etc.);
	viii.	Limit traffic speeds on unpaved roads to 15 miles per hour;
	ix.	Install sandbags or other erosion control measures to prevent silt runoff to public roadways; and
	x.	Replant vegetation in disturbed areas as quickly as possible.

B.3.b	The Tribe shall adopt and enforce a law that prohibits open burning as strict as NSCAPCD Regulation II (Open Burning). Nothing in this provision shall be deemed to confer jurisdiction on NSCAPCD.		MOA Dispute resolution process as to the adoption of such law only. Meet and Confer for the remainder.

B.3.c	Before start of construction or operations involving ground disturbance, the project proponent shall prepare a serpentine soils hazard dust mitigation plan in the event		Meet and confer only.

Exhibit A to MOA

MOA Exhibit A	Mitigation Measure		Dispute Resolution Forum or Process	Completion Signature	Date	Notes: status and degree of measure implementation and other comments serpentine soils are found during construction and/or excavation activities on the Dugan Property. The plan shall contain the following measures:

i.

During grading activities, the contractor shall implement dust control measures, such as wetting down exposed serpentine and covering areas exposed to vehicle traffic with non-asbestos material. Employees must be notified of the potential health risk of airborne asbestos, and the contractor and construction workers shall take every precaution possible to reduce the exposure to potential airborne asbestos, such as wearing appropriate clothing and respiratory devices.

ii.

Vehicle access and speed shall be limited and reduced to the least feasible number of vehicles in construction areas containing serpentine rock. Areas along vehicle travel routes that consist of exposed serpentine shall be covered with non-asbestos material.

	iii.	During construction activities, construction vehicles shall be rinsed before leaving the construction sites to reduce the dispersion of asbestos dust.

iv.

During construction, any excavated material containing serpentine rock shall be covered to reduce wind erosion and particulate dispersion. Disturbed surfaces and stockpiles shall be maintained with high-moisture conditions or applied with a binder to seal fibers.

	v.	Any exposed serpentine soils along the corridor shall be covered with clean soils to reduce potential health hazards.

	vi.	Vegetation shall be planted to reclaim disturbed serpentine rock areas where feasible.

Exhibit A to MOA

MOA Exhibit A	Mitigation Measure	Dispute Resolution Forum or Process	Completion Signature	Date	Notes: status and degree of measure implementation and other comments

Biological Resources

B.4.a

If construction activities take place during the migratory bird and raptor breeding season (March 1 through August 15), a pre-construction survey for nesting migratory birds shall be conducted by a qualified biologist within the 30 days prior to construction activities to establish the status of these species on the project site. If ground-disturbing activities are delayed or suspended for more than 30 days after the pre-construction survey, the site shall be resurveyed. If active nests are observed within 500 feet of proposed construction areas, a limited operating period shall be implemented to restrict construction activities within 500 feet of the nest site until young have fledged. Should this buffer distance become infeasible, the USFWS shall be consulted to develop measures to avoid or reduce disturbance to viable nests within 500 feet of an active nest site.

Meet and confer only.

B.4.b

Prior to construction, all wetlands and drainage channels in the study area shall be identified in the field and protected with temporary fencing if within 50 feet of construction activities. Temporary fencing shall consist of silt fencing and temporary construction fencing. A qualified biologist shall direct the placement of fencing in the field using pin flags or similar field identifiers. The fencing shall be placed between the wetland or aquatic feature and the construction area. During construction, fencing shall be maintained and inspected daily by the construction manager. No construction activities or spoils shall be allowed within protected areas.

		Meet and confer only.			Army Corps has verified wetlands delineation for the Dugan Property.

B.4.c

Prior to construction, the Tribe shall purchase credits of wetland and riparian habitats from a local mitigation bank to compensate for the permanent loss of these habitats on the Dugan Property. Based on the Environmental Assessment evaluation conducted, up to 0.13 acre of riparian and wetland habitat would be impacted by the Proposed Action. Mitigation shares will be purchased by the Tribe at a 1:1 ratio in direct proportion to the acreage of wetland and riparian habitats eliminated by construction activities, in accordance with the San Francisco District’s Mitigation and Monitoring Proposal Guidelines (December 30, 2004).

Meet and confer only.

Exhibit A to MOA

MOA Exhibit A	Mitigation Measure		Dispute Resolution Forum or Process	Completion Signature	Date	Notes: status and degree of measure implementation and other comments

B.4.d

Only the minimum amount of vegetation will be pruned that is necessary to construct the project. Where feasible, riparian vegetation that is removed should be cut at or just below grade to facilitate plant re-growth.

Meet and confer only.

B.4.e

Following construction, appropriate erosion control measures will be used on all disturbed areas to minimize the potential for erosion, and may include hydroseeding, erosion control blankets, and revegetation with native plant species.

Meet and confer only.

B.4.f	All oak trees that are removed with a diameter at breast height of five inches or greater will be replanted within suitable habitat at a rate of 3:1 and maintained for three years after the planting.		Meet and confer only.

Cultural Resources

B.5.a

Any cultural resources, such as chipped or ground stone, historic debris or bone, or paleontologic resources that are inadvertently unearthed during ground disturbing activities, will be handled under Tribal law and processes.

Meet and confer only.

B.5.b

If human remains are discovered or recognized in any location on the Project site other than in a dedicated cemetery, there will be no further excavation or disturbance of the site or any nearby area reasonably suspected to overlie adjacent human remains until:

Meet and confer only.

	i.	The Sonoma County coroner has been informed and has determined that no investigation of the cause of death is required; and,

ii.

If the remains are of Native American origin, the Tribe shall dispose of such remains and any grave goods associated therewith in accordance with its laws, customs and traditions, preserving the dignity of the decedent and with appropriate efforts to determine his or her descendants. In addition, the Bureau of Indian Affairs will be requested to comply with the Native American Graves Protection and Repatriation Act (NAGPRA) regulations relating to the discovery of human remains of Native American origin on federal land.

Exhibit A to MOA

MOA Exhibit A	Mitigation Measure	Dispute Resolution Forum or Process	Completion Signature	Date	Notes: status and degree of measure implementation and other comments

Public Services

B.6.a

Any construction equipment that normally includes a spark arrester shall be equipped with an arrester in good working order. This includes, but is not limited to, vehicles, heavy equipment, and chainsaws.

Meet and confer only. (See also Fire Protocol.)

B.6.b

During construction, staging areas, welding areas, or areas slated for development using spark-producing equipment shall be cleared of dried vegetation or other materials that could serve as fire fuel. To the extent feasible, the contractor shall keep these areas clear of combustible materials in order to maintain a firebreak.

Meet and confer only. (See also Fire Protocol.)

B.6.c

A defensible space of no less than 30 feet from proposed residential structures shall be maintained to reduce the intensity of a wildfire. Extremely flammable vegetation and other material shall be removed as much as possible to provide a firebreak around the residences. This buffer will reduce the volume and density of fuels to provide increased safety for fire equipment and evacuating individuals and residents as well as a point of attack or defense from a wildfire. This buffer will also provide possible containment should a fire occur within or near any of the proposed developments.

Meet and confer only. (See also Fire Protocol.)

Public Health/Hazardous Materials

B.7.a

An asbestos survey and a lead based paint survey, to include conclusions and recommendations, should be completed on all existing structures on the Dugan Property prior to any renovation or demolition activities. All asbestos and lead-based paint work will comply with California OSHA regulations, Northern Sonoma County Air Pollution Control District and/or California Air Resources Board regulations, as well as any local ordinances. The recommendations in the asbestos and lead based paint survey report(s) will be followed to ensure proper handling and disposal of the above identified materials.

MOA Dispute Resolution process as to the completion of the surveys only. Meet and confer only as to the remainder.

B.7.b	The Tribe shall develop a cross-connection control program for the recycled water that will include, but not be limited to, the following elements:	Meet and confer only.

i.

All piping, valves and outlets should be color-coded and marked to differentiate recycled water from domestic water, and all reclaimed water controllers and valves should be affixed with reclaimed water notification signs.

Exhibit A to MOA

MOA Exhibit A	Mitigation Measure		Dispute Resolution Forum or Process	Completion Signature	Date	Notes: status and degree of measure implementation and other comments

	ii.	Recycled water lines shall be separated from potable water lines by 10 feet in a horizontal direction and 1 foot in a vertical direction, with the potable line at the higher elevation.

	iii.	Maintain buffer zones between irrigated areas and domestic wells.

	iv.	Maintain a 50-foot distance between drinking water wells and wastewater pipelines and impoundment areas.

	v.	Monitor nitrate levels in recycled water and adjust application rates.

	vi.	Recycled water will be monitored quarterly for nitrate levels by the Tribe.

vii.

The drinking water wells on the Dugan Property will be monitored quarterly for nitrate levels to assure that drinking water standards are maintained in accordance with domestic water quality and monitoring requirements in Title 22, Chapter 15. Nothing in this provision shall be deemed to confer jurisdiction on the State.

Noise

B.8.a

Except as to any exception agreed to by the parties, following a meet and confer process, the Tribe will restrict the hours of exterior construction at the project site to 7:00 a.m. to 7:00 p.m., Monday through Saturday, and prohibit exterior construction on Sundays and Holidays.

MOA Dispute Resolution process.

B.8.b

Use of the helicopter landing pad discussed in the Final Environmental Study shall be limited to medical, fire, or law enforcement emergencies only. The Tribe will conduct a TEIR and utilize the process for a Tribal Commercial Development Project as those terms are defined in the MOA if the Tribe intends to use such helicopter landing pad for other purposes.

MOA Dispute Resolution process.

Exhibit A to MOA

DUGAN PROPERTY PROJECTS

APN 140-260-003

EXHIBIT B TO MOA

APN
019-320-06
APN
019-330-08
APN
019-330-10
APN
019-320-05
APN
019-330-07
APN
019-330-11
HIGHWAY 101
PETALUMA RIVER
N
GRAPHIC SCALE
800
0
800
1600
90 ACRE
CONSERVATION
EASEMENT

BkF
ENGINEERS/SURVEYORS/PLANNERS
255 SHORELINE DR, SUITE 200
REDWOOD CITY, CA 94065
650-482-6300
650-482-6399 (FAX)

OWNER: ALEXANDER VALLEY VENTURES, LLC
4500-4555 REDWOOD HIGHWAY
PETALUMA, CALIFORNIA
OVERALL PROPERTY: 277 AC

DRAWING NAME: J:\Eng07\070021\dwg\Exhibits\Williamson Act Exhibits\dcep-90acre - 8.5x11 color_Exhibit C.dwg
PLOT TIME: 03-10-08 11:45am PLOTTED BY: shor

EXHIBIT C TO MOA

BEFORE THE

DEPARTMENT OF ALCOHOLIC BEVERAGE CONTROL

OF THE STATE OF CALIFORNIA

In the Matter of the Application of:	)
	)	File:	47-396835
	)	Reg:
Dry Creek Rancheria of Pomo Indians	)
3250 Hwy 128 East	)	PETITION FOR CONDITIONAL LICENSE
Geyserville, CA 95441)
)

For issuance of an On Sale General Eating Place License

Under the Alcoholic Beverage Control Act

WHEREAS, Dry Creek Rancheria of Pomo Indians (“Petitioner”) has filed an application for the issuance of an On Sale General Eating Place License (“License”) for the River Rock Casino, located at 3250 Highway 128 East, Geyserville, California 95441 (the “Premises”); and,

WHEREAS, sixty-eight (68) protests have been filed against the issuance of the applied-for License; and,

WHEREAS, the protests deal with the proposed operation of the applied-for Premises; and,

WHEREAS, Petitioner has entered into a Tribal – State Gaming Compact with the State of California; and,

WHEREAS, Petitioner is operating Class III gaming as defined by 25 U.S.C. § 2703(8) on the applied-for Premises; and,

WHEREAS, Petitioner wishes to permit consumption of alcoholic beverages in the premises;

WHEREAS, Petitioner wishes to respect community concerns and work to minimize any potential impacts of the License by limiting alcohol beverage weekday, daytime services to beer and wine only; and

WHEREAS, there is not presently a hotel on Petitioner’s reservation and Petitioner intends to build a hotel on such reservation.

NOW THEREFORE, the undersigned Petitioner does hereby petition for a License with the following conditions, to-wit:

1.               The Department shall issue the License to Petitioner upon the withdrawal of the protests.

2.               Persons under the age of 21 years old shall not be permitted to loiter in any room in which Class III gaming activities are being conducted unless the person is en route to a non-gaming

Exhibit D to MOA

area of the Premises, except that employees under the age of 21 years old shall be permitted to be in such areas in the performance of their duties as employees.

3.               Petitioner shall report to the Department and the County of Sonoma in writing any change in membership of the elected tribal Board of Directors.  This report shall be made within 30 days of said changes.

4.               There shall be no live entertainment of any type at the Premises requiring the payment of a separate entrance, admission or other entertainment fee.  In no case shall there be any fighting events, nude or semi-nude entertainment, or adult entertainment as defined in 4 California Code of Regulations § 143.3 at the Premises.

5.               Petitioner shall not allow amplified music or amplified sound in the exterior area of the Premises, with the exception of the patio areas and entrances.  Outside amplified music and amplified sound shall only be permitted from 10 a.m. to 10 p.m. except for soft background music that cannot be heard by persons located off the reservation.

6.               Petitioner shall regularly police the area under its control in an effort to prevent loitering of persons about the Premises.

7.               The sale, service, and consumption of alcoholic beverages at the Premises shall be permitted only during the following hours:

Sundays.  The sale, service, and consumption of alcoholic beverages shall be permitted only between the hours of 10:00 a.m. and midnight (12:00 a.m.), without restriction as to the type of alcoholic beverages that may be sold, served and consumed (the “Sunday Schedule”).

Mondays, Tuesdays, Wednesdays, and Thursdays (“Weekdays”).  Except as provided below for a Weekday that falls on a Holiday (as defined below) or on the day before a Holiday, the sale, service, and consumption of alcoholic beverages on Weekdays shall be permitted only between the hours of 11:00 a.m. and midnight (12:00 a.m.), and shall be limited to beer and/or wine between the hours of 11:00 a.m. and 5:00 p.m.

Fridays.  Except as provided below for a Friday that falls on a Holiday, on Fridays the sale, service, and consumption of alcoholic beverages shall be permitted only between the hours of 11:00 a.m. and 1:00 a.m.  , and shall be limited to beer and/or wine between the hours of 11:00 a.m. and 5:00 p.m. (the “Friday Schedule”).

Saturdays.  The sale, service, and consumption of alcoholic beverages on Saturdays shall be permitted only between the hours of 10:00 a.m. and 1:00 a.m., without restriction as to the type of alcoholic beverage that may be sold, served and consumed (the “Saturday Schedule”).

Holidays.  On the days that are observed (“Holiday(s)”) for the following federal holidays: New Year’s Day, Birthday of Martin Luther King, Jr., Presidents’ Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, and Christmas Day, the sale, service, and consumption of alcoholic beverages shall be subject to the Sunday Schedule, except that if the day before the Holiday is a Weekday, the sale, service, and consumption of alcoholic beverages on that Weekday before the Holiday shall be

Exhibit D to MOA

permitted on the Friday Schedule, and if the Holiday falls on a Friday or Saturday, or if the day before the Holiday is a Sunday, the sale, service and consumption of alcoholic beverages on that Holiday Friday or Saturday, or on the Sunday before the Holiday, shall be permitted on the Saturday Schedule.

8.               Petitioner shall be responsible for litter control on the Premises and roads adjacent to the Premises, including B1A 93 and State Highway 128 from the intersection on Alexander Valley Road north to the Geyserville Bridge.

9.               No “Happy Hour” or other type of reduced price or free alcoholic beverage promotion or discounts shall be allowed at the Premises.

10.         The sale of alcoholic beverages for consumption off the Premises is strictly prohibited.

11.         The parking lot of the Premises shall be equipped with lighting of sufficient power to illuminate and make easily discernible the appearance and conduct of all persons on or about the parking lot.  Consistent with security requirements, however, steps shall be taken to minimize any off-reservation effects of any outdoor lighting.

12.         Petitioner shall provide a minimum of eight (8) uniformed security guards during the hours of sales of alcoholic beverages, two (2) of whom shall be specifically assigned to the parking lot area of the Premises.

13.         At all times, the sale and service of alcoholic beverages shall be made only in the Premises’ restaurants or bars.  There shall be no sale or service of alcohol on the casino gaming floor.  No person shall be permitted to purchase more than one alcoholic beverage at a time except for the sale of bottles of wine served in a restaurant with a meal.

14.         At all times while Petitioner is selling or serving alcohol, food service shall be available.  In addition, at all times while Petitioner is selling or serving alcohol, Petitioner shall provide free food in all areas of the Premises where alcohol is sold except that free food shall not be required in the Premises’ restaurants.

15.         There shall be no minimum drink requirement at the Premises.

16.         Petitioner shall provide a 24-hour “hot line” phone number for the receipt of any complaints from the community regarding the issues set forth in this License.  Petitioner shall keep a log of such complaints received on the hot line, the date and time received, the specific substance of the concern, and Petitioner’s response to such complaints.  The log shall be retained for a minimum of one year.  On written request by the Department, the County of Sonoma, or the Alexander Valley Association (“AVA”), the log shall be made available for inspection at the Premises within seven (7) days of the request.

17.         Signs prohibiting the removal of alcoholic beverages shall remain posted at all points of exit from the Premises.  These signs shall be of sufficient size so as to be easily seen and read by patrons exiting the Premises.

Exhibit D to MOA

18.         The Tribe acknowledges that it is required to abide by the County of Sonoma’s and the State of California’s sign regulations and requirements when erecting signs on off-reservation land within such entities’ jurisdiction.

19.         Petitioner shall make good faith efforts to minimize traffic congestion on Highway 128 caused by activities on the Premises, including construction activities and Special Events (as defined in this Section 19), and in the case of a Special Event shall undertake the following measures:

(a)                                  Petitioner shall provide to County of Sonoma, the California Highway Patrol and the AVA at least two weeks’ notice in writing of all Special Events, which notice will describe the specific mitigation measures to be taken to minimize congestion from the event.

(b)                                 If any of the parties entitled to notice pursuant to subparagraph (a) above has reasonable concerns that the proposed mitigation measures will not be effective, or if following the Special  Event, a party entitled to notice believes that there was traffic congestion that could have been mitigated, then at that party’s request, Petitioner will meet and confer with the authorized representatives of the parties to discuss possible further mitigation measures to minimize traffic congestion for the planned occasion or any future similar occasion.

(c)                                  Petitioner will make best efforts to secure and utilize offsite parking facilities that are near Highway 101 but which are not located either on Hwy 128 between the Geyserville Bridge and the NAPA County line or on Alexander Valley Road between the intersection of Hwy 128 and the intersection of Healdsburg Avenue, and will take measures to direct traffic to such parking facilities, from which transportation by bus or van will be furnished to and from the Premises.    This parking provision can be satisfied by the Tribe or another person or entity making such parking available to the Tribe’s patrons, and may include a privately or publicly owned park and ride facility.

(d)                                 For the purposes of this Section 19, a Special Event shall mean an advertised special drawing or giveaway of a prize worth more than $30,000 or of an automobile, but does not include any pre-drawing or giveaway qualifying days or events leading up to such drawing or giveaway.  Except as otherwise agreed by the AVA and the Tribe, the Tribe agrees not to schedule a special event, as defined above, during the activities set forth in subparagraphs i) through iii) below in which the AVA has an interest (“AVA Events”), unless such AVA Events fall on a Holiday (as defined in paragraph 7 above) or on Valentine’s Day, St. Patrick’s Day, Cinco de Mayo, Mother’s Day, Father’s Day or Indian Days:

i.                                          “Taste of the Valley” which is held on the first full weekend in June between the hours of 10:00 am to 5:00 pm;

ii.                                       “Alexander Valley School Annual Spaghetti Dinner & Auction” which is held on the first Saturday in March between the hours of 6:00 pm to 11:30 p.m.; and

Exhibit D to MOA

iii.                                    “AVA Wine Barrel Tasting” which is  held on the first and second full weekends in March between the hours of 10:00 am to 5:00 pm.

The Petitioner and the AVA will meet each January to discuss any potential conflicting activities so that Petitioner, if at all possible, can avoid scheduling Special Events on such dates.  If this is not possible, the Petitioner will present a plan for handling the increase in traffic flow.

20.         Except as otherwise agreed by the County of Sonoma and the AVA, Petitioner shall not apply to the Department for any modification or removal of the conditions of this License set forth herein that would go into effect prior to (1) three years from the date issuance of a license to Petitioner by the Department, or (2) the opening of a hotel on the reservation, whichever first occurs.  The County of Sonoma, AVA and Petitioner agree that this condition does not prevent the Petitioner from applying for the modification or removal of the conditions of this License set forth herein prior to the expiration of such time period so long as the change, if granted, is not to become effective until the expiration of the time period described above. Furthermore, the County of Sonoma and those parties represented by Keker & Van Nest, LLP in connection with the application for this License, including the AVA, and Keker & Van Nest as to others it may represent, agree not to oppose the transfer and/or modification of this License, if the conditions set forth herein remain the same.  Before applying to the Department for modification or removal of any conditions of this License set forth herein, Petitioner agrees to notify and, if requested to do so within ten (10) days after such notice, meet within twenty (20) days in good faith with the authorized representatives of, the County of Sonoma and the AVA to discuss the proposal.

Petitioner understands that any material violation of the foregoing conditions and failure to correct after written notice and a reasonable opportunity to do so shall constitute grounds for the suspension or revocation of the License.

DATED THIS	DAY OF	, 2008.

Applicant/Petitioner

Exhibit D to MOA

EXHIBIT E

ESCROW INSTRUCTIONS

RE EMERGENCY ACCESS ROAD

CONSTRUCTION COMPLETION ACCOUNT DISBURSEMENTS

This Exhibit E, (the “Escrow Instructions”) to the Memorandum of Agreement (“MOA”) between the Dry Creek Rancheria Band of Pomo Indians (“Tribe”) and the County of Sonoma (“County”) (individually the “Party” and collectively the “Parties”) is intended to serve as the basis for Instructions to be jointly provided by the Parties to an escrow holder (“Escrow Holder”) under Section 7.8, et seq. of the MOA for the Emergency Access Road Construction Completion Account disbursements.  Capitalized terms shall have the same meaning as they do within the MOA unless indicated otherwise. The Parties shall enter into final Instructions that meet the criteria and purposes set forth in this Exhibit and the MOA, provided that if, in connection with the Financing, different requirements must be met for construction disbursements, such requirements shall be adopted in lieu of those set forth below, except that in no event shall the County’s rights; to notices, disbursements, or to take over construction as provided herein and in the MOA be diminished.  Nothing herein shall prohibit the Parties from revising or modifying the Escrow Instructions by mutual agreement.

1.                                       Budget and Funding of Emergency Access Road Construction Costs.

1.1                                 An escrow account has been created at                                          pursuant to Section 7.8.4 of the MOA.  In accordance with the MOA, within ten (10) days after opening of the escrow, the Tribe will deliver to the County an updated written budget, which shall include a breakdown of costs by project milestones and set forth in reasonable detail the anticipated costs of constructing the Emergency Access Road (“Budget”).  The County shall have ten (10) days from receipt of the Budget to reasonably approve or reject the Budget.  The Budget amount, as finally approved (or not disputed) by the County shall be the final estimated cost of the Emergency Access Road (subject to such later adjustments as the MOA or the Escrow Instructions permit), and such amount shall constitute the principal amount to be deposited into the escrow account for release to contractors and materialmen in accordance with the Escrow Instructions.  If the Parties are unable to agree on the Budget, the Parties shall proceed to engage in the dispute resolution process set forth in Section 20 of the MOA.

1.2                                 In addition to the Budget amount, a contingency reserve of 7% of the final Budget amount shall be determined as the required contingency amount, subject to adjustment as necessary based upon adjustments to the Budget and shall be deposited into the escrow account along with the Budget amount.  The total amount deposited in escrow shall be termed the Construction Completion Account Fund.  In no event shall the Construction Completion Account Fund be deposited later than five (5) days from the start of construction related to the Emergency Access Road.

Exhibit E to MOA

1.3                                 If either party determines a need to readjust the amount of the Construction Completion Account Fund in material part at some later date, it shall submit a proposal to do so to the other party, together with the reasons therefore, and the other party shall have ten (10) days in which to approve such revision, which approval shall not be unreasonably withheld.  Substantial progress in construction, or in savings from the original approved Budget, thereby lowering the remaining cost of completion, may be reasons for seeking a reduction of the Construction Completion Account Fund.  Similarly, cost overruns or increased costs of construction materials or labor may be reasons for seeking an increase in the Construction Completion Account Fund.  If the Budget is reduced or increased, the portion of the Account representing such contingency amount shall be reduced or increased pro rata to such change.

1.4                                 These Escrow Instructions hereby direct the escrow agent to disburse amounts from the Construction Completion Account to the Tribe or its designated contractors, vendors or consultants, or to the County, to timely meet payments due in connection with the construction of the Emergency Access Road, in accordance with Section 2 below.  These Escrow Instructions also hereby require that the Construction Completion Account shall be available to the County, if the Tribe defaults or otherwise does not meet its construction obligations, so that the County can obtain the funds as necessary to complete the work either by its own forces or through the use of contractors.

1.5                                 The Tribe shall ensure that the account balance, until construction is completed, shall be no less than that necessary to complete the Emergency Access Road plus not less than 7% above such amount to cover any cost overruns or contingencies, provided that until the County has inspected and approved the final construction as being in accordance with this Exhibit and the MOA, the balance in the account shall not be less than 7% of the overall budget for construction. The County shall be permitted to monitor and audit the account at any time during construction to ensure compliance with the goals of this Section 1.

1.6                                 The Construction Completion Account Fund shall remain on deposit until the Emergency Access Road has been completed and approved in writing by the County, which approval shall not be unreasonably withheld, immediately following which all remaining funds on deposit in the Account, after paying final amounts due to contractors, shall be returned to the Tribe.

2.                                       Conditions Precedent to Disbursement of Escrow Funds.

2.1                                 All disbursements of Escrow Funds shall be for the purpose of paying, at the direction of the Tribe (or the County pursuant to Section 8 below) contractors, materialmen, consultants, architects, and others entitled to payment under contracts relating to the construction of the Emergency Access Road (individually or collectively, “Construction Contractor(s)”), for services rendered or goods and materials delivered to said project, and in connection with the termination of the Instructions and liquidation of the Escrow Fund as provided in the Instructions.

Exhibit E to MOA

2.2                                 These Instructions hereby direct the Escrow Holder to disburse such amounts as may be necessary to pay the Construction Contractors as and when due, provided:

a.                                       a written directive for such payment (“Disbursement Request”) has been issued in writing to the Escrow Holder by the Tribe (or the County pursuant to Section 8 below) with a simultaneous copy to the other Party, which is in the form and is accompanied by the documents required under Section 3 below, certifying that payment is due, and identifying the name and address where payment should be made, provided that nothing herein shall prohibit the Tribe (or the County pursuant to Section 8 below) from requesting payment to it for direct disbursement to the Contractor;

b.                                      the balance in the Escrow Fund prior to the requested disbursement is in excess of the Contingency Reserve and sufficient to make such payment and the Escrow Holder has determined that making such disbursement will not reduce the balance in the Escrow Fund to below such reserve amount;

c.                                       within five (5) business days of receipt of the Disbursement Request the County has not notified the Escrow Holder and the Tribe in writing that it protests such disbursement, and the specific reasons supporting such protest, provided that if either of the Parties disagree with respect to the protest and the reasons for delaying the Escrow Holder’s authority to disburse such funds, such Party may demand that the Parties proceed to engage in the dispute resolution process set forth in Section 20 of the MOA, and provided further that in such event the dispute resolution process shall be conducted on an expedited basis in which all meet and confer requirements have been reduced to five (5) business days or waived by mutual agreement of the Parties, and an arbitration if required shall be held as soon as practicable after an impasse has been reached.  The Escrow Holder shall follow the joint directions of the Parties, or of an arbitrator if an arbitration on that issue is held, with respect to any disbursements that are disputed in accordance with this subparagraph c.  Similarly, if the Tribe (or the County pursuant to Section 8) has not requested, or has otherwise delayed payment to a Contractor under circumstances that the other Party believes may unreasonably delay completion of the Project or is unjustified, said expedited dispute resolution process shall be commenced to resolve those issues; and

d.                                      the disbursement is in accordance with the Budget and project milestones.  No amendment of the Budget shall be made without County’s prior written consent, provided that the Tribe may reallocate line items within the Budget if the Tribe can demonstrate to the County’s satisfaction, which shall not be unreasonably withheld, that (i) sufficient funds remain in the line item from which the amount is to be reallocated to pay all remaining costs which are required to be paid from that line item;  (ii) no line items in the Budget (other than the line item to which the reallocation is sought) are required to be increased without a deposit by the Tribe of such additional amount; and (iii) there are sufficient funds remaining in the budget to meet the future construction milestones.

Exhibit E to MOA

e.                                       This Section, other than subparagraph (a), shall not apply to payments made to County pursuant to Section 8.

3.                                       Documents Required for Each Construction Disbursement.

3.1                                 Prior to, and as a condition of, each disbursement by the Escrow Holder, the Tribe (or the County pursuant to Section 8) shall furnish to the Escrow Holder and to the County a disbursement request.

3.2                                 The Tribe’s Disbursement Request, shall, among other things, specify the amount of the requested disbursement (exclusive of interest), direct Escrow Holder to disburse such funds in accordance with this Agreement and certify to Escrow Holder, as of the date of the applicable Disbursement Request, that:

a.                                       the amount of the Disbursement Request represents the actual amount payable (exclusive of contractual retainage) to the Contractor(s) and indicating what payment requests, if any, have been received by Tribe from the Contractor(s) but have not yet been approved by Tribe for payment;

b.                                      all amounts shown as previous payments on the current Disbursement Request have been paid to the parties entitled to such payment;

c.                                       approval by Tribe (or by the Contractor pursuant to Section 8) of all work and materials for which a payment is then due and for which disbursement of the Construction Budget is being requested;

d.                                      all work and materials theretofore furnished for the Project conform with the Plans and Specifications;

e.                                       copies of all Construction Contracts, as then in effect, have been delivered to Escrow Holder;

f.                                         following disbursement, the Escrow Funds will be sufficient to meet future Budget disbursements and the maintenance of the Contingency Reserve;

g.                                      a certificate is provided properly executed by the Contractor waiving liens for all work for which disbursement has been made (including the disbursement that will be made pursuant to the Disbursement Request) to a date specified therein and included within the Disbursement Request, less any contractual retainages, together with such invoices, contracts or other supporting data as Escrow Holder or the other Party may require; and

h.                                      disclaimers from suppliers of fixtures and equipment of any vendor’s lien or purchase money security interest therein have been provided together with evidence satisfactory to Tribe that all fixtures and equipment are and will remain free of security interests of all kinds other than security interests of any lender of the Financing.

Exhibit E to MOA

3.3                                 Insufficient Escrow Fund Balance.   Tribe agrees that if for any reason the Escrow Fund, exclusive of the Contingency Reserve, is insufficient to complete the Project, Tribe, within ten (10) days after request by the County, will deposit with Escrow Holder cash in an amount which will place the Escrow Fund back in balance with the Budget, which deposit shall first be exhausted before any further disbursement of the proceeds of the Escrow Fund shall be made.  If the Tribe fails to make the required payment it shall be liable to pay directly to the County any amounts required to fully fund the completion of the Emergency Access Road.

4.                                       Escrow Holder’s Verification of Contracts.  At any time after deposit of the Construction Completion Account Fund, the Tribe may request, and the Escrow Holder shall demand, that any Contractor verify the terms and amounts due under its contract, and the work to be completed.  If the Tribe determines that there is any discrepancy between the terms and amounts as shown by the Contractor, the Tribe may require, as a condition to seeking further disbursements, that such discrepancies be eliminated to its satisfaction.

5.                                       Payments Directly to Contractor.  Escrow Holder, at the direction of the Tribe (or the County pursuant to Section ) may direct that payments for the cost of construction of the Project be made directly to any Contractor and/or subcontractor or to any vendor of fixtures and equipment, jointly to Tribe and any of such parties, or directly to Tribe (or County) for subsequent payment to such contractor.

6.                                       Retainages.  Disbursement from the Construction Completion Account Fund shall be limited to an amount equal to the percentage thereof required by the terms of any contract related to the payee’s goods or services, but in no event shall Escrow Holder be obligated in respect of any contract, until final disbursement of that particular contract, to disburse in excess of ninety percent (90%) of the value of the materials and labor incorporated in the Project from time to time pursuant to such contract.

7.                                       Final Disbursement. Escrow Holder will release to Tribe, with accrued interest thereon and less any accrued but unpaid escrow fees and costs, the full amount of the Escrow Funds not theretofore disbursed (“Final Disbursement”) when:

7.1                                 the Tribe has certified to the Escrow Holder and the County in writing that the Project has been fully and satisfactorily completed in substantial accordance with the Plans and Specifications; and

7.2                                 all Subcontractors and the Contractor have supplied Escrow Holder and the Title Insurance Company with final sworn statements and full and complete final, unconditional lien waivers and releases of all mechanics’ and materialmens’ lien claims, complying with the requirements of California Civil Code Section 3262; and

7.3                                 the County has performed its final inspection of the Emergency Access Road Improvements, as set forth in Section 7.6 of the MOA, and has verified in writing to the Escrow Holder and Tribe that the construction is materially consistent with the Emergency Access Road Plans.

Exhibit E to MOA

8.                                       Recognition of County as Substitute for Tribe.

8.1                                 In the event the County contends that the Tribe is in default of its obligation to build the Emergency Access Road in accordance with the MOA it will notify Tribe of such claim and the issue will be resolved in accordance with the MOA.

8.2                                 If resolution of such claim results in the County being granted, through the provisions of the MOA, of the right to take over the Tribe’s rights and responsibilities (but through the use of the Construction Completion Account Fund and not through any requirement that the County fund the completion of the project), the Escrow Holder will be so notified and shall thereafter recognize the County in the place and stead of the Tribe with respect to the control and completion of the Emergency Access Road, including directions for disbursing the Construction Completion Account Fund through the issuance of Disbursement Requests.    Under such circumstances the County will have the option to: (i) keep any contracts in full force and effect and promptly notify Escrow Holder and each other of any default thereunder of which the Party becomes aware. Tribe will continue to execute all documents necessary for the consummation of the transactions contemplated thereby; or (ii) use its own forces or contractors to complete the Emergency Access Road.

8.3                                 Notwithstanding anything to the contrary herein, if the Tribe shall fail to perform any of its covenants or agreements herein or in any of the other MOA provisions with respect to completion of the Emergency Access Road, County may (but shall not be required to) perform any of such covenants and agreements.  Any amounts expended by County in so doing shall be deemed advanced by Escrow Holder under an obligation to do so, and County shall be reimbursed therefor from the Escrow Funds, provided that County shall not expend any monies on its own account unless it is in accordance with the Budget and the Escrow Holder, after being duly provided with a Disbursement Request by the County in accordance with the substitute rights of the County, refuses to honor such request.

9.                                       Escrow Holder’s Determination of Facts.  Escrow Holder at all times shall be free to establish independently to its satisfaction and in its sole and absolute discretion the existence or nonexistence of any fact or facts, the existence or nonexistence of which is a condition of this Agreement.

10.                                 Disclaimer by Escrow Holder.  Escrow Holder shall not be liable to any contractor, subcontractor, architect, supplier, laborer, engineer or any other party for services performed or materials supplied in connection with construction of the Project. Escrow Holder shall not be liable for any debts or claims accruing in favor of any such parties against Tribe or against the Premises.  Neither Tribe nor County is and shall not be deemed to be an agent of Escrow Holder for any purposes, and Escrow Holder is not a venture partner with Tribe or County in any manner whatsoever.  Escrow Holder shall not be deemed to be in privity of contract with any contractor, subcontractor, architect or provider of services on or to the Premises, nor shall any payment of funds directly to a Contractor or other provider of goods or services be deemed to create any third party beneficiary status or recognition of same by Escrow Holder or any other person or entity.

Exhibit E to MOA

No contractor, subcontractor, architect, supplier, laborer, architect, engineer or other party shall be deemed to be a third party beneficiary of this Agreement or of the MOA.  Approvals granted by Escrow Holder for any matters covered under this Agreement shall be narrowly construed to cover only the parties and facts identified in any written approval or, if not in writing, such approvals shall be solely for the benefit of Tribe.

11.                                 Notices.  Escrow Holder and the parties shall direct all notices to the Parties as set forth in connection with the signatures below.  The Parties hereby execute and agree to the Escrow Instructions through their authorized representatives whose signatures are affixed below.

ESCROW HOLDER: By: Name: Title: Address:

Dated:	DRY CREEK RANCHERIA BAND OF POMO INDIANS

BY:
Harvey Hopkins, Tribal Chairperson
Dry Creek Rancheria Band of Pomo Indians
190 Foss Creek Circle, Suite A
Healdsburg, CA 95548

Dated:	COUNTY OF SONOMA

BY:
County Administrator
575 Administration Dr.
Santa Rosa, CA 95403

Exhibit E to MOA

APPROVED AS TO FORM:

HOLLAND & KNIGHT LLP

Date:	BY:
JEROME L. LEVINE,
Counsel For Dry Creek Rancheria
633 W. 5th Street, Suite 2100
Los Angeles, CA 90071

Dated:	OFFICE OF THE COUNTY COUNSEL
STEVEN WOODSIDE, County Counsel

BY:
BRUCE D. GOLDSTEIN,
Assistant County Counsel
For the County of Sonoma
575 Administration Dr.
Santa Rosa, CA 95403

Exhibit E to MOA

Bond Number:

Contract Number:

PERFORMANCE AND PAYMENT BOND

(California)

WHEREAS, the County of Sonoma, California a political subdivision of the State of California (“Obligee”) and Dry Creek Rancheria Band of Pomo Indians, a federally recognized Indian tribe (“Principal”) have entered into a Memorandum of Agreement effective                     , 2008 (“MOA”), approved by the County Board of Supervisors and Tribe’s Board of Directors, pursuant to which Principal agrees to install and complete certain designated road improvements (the “Emergency Access Road”).  The MOA is hereby incorporated as part of this Performance and Payment Bond (“Bond”); and

WHEREAS, the design and construction specifications for the Emergency Access Road (“Design and Construction Specifications”) have been reviewed and accepted by the Obligee, and the Principal is contractually required to construct the Emergency Access Road according to the design, specifications, and timeline contained in the MOA and the specifications which are attached hereto as Exhibit A; and

WHEREAS, under the terms of the MOA, Principal also is required to file a good and sufficient Bond with the Obligee to secure the claims to which reference is made in the MOA, including but not limited to the construction of the Emergency Access Road according to the Design and Construction Specifications provided for in Exhibit A and the terms of the MOA; and

WHEREAS, Tribe hereby agrees to a limited waiver of sovereign immunity for the purposes of enforcing the Bond and consents to jurisdiction in the Sonoma County Courts or other court of competent jurisdiction for the limited purposes of enforcing the Bond, and specifically agrees that such a court shall have jurisdiction to enter judgments enforcing rights and remedies expressly provided for in the Bond, including but not limited to monetary damages, injunctive relief, declaratory judgment, and specific performance.

1.             NOW, THEREFORE, Principal and                         (“Surety”), are held firmly bound unto the Obligee for the construction of the Emergency Access Road as provided for in Exhibit A and the MOA (as either shall be amended by agreement of the Obligee and Principal from time to time), and the payment of all sums incurred in such performance, in the penal sum of Thirteen Million Dollars ($13,000,000) (“Construction Sum”), for materials furnished, services provided, or labor thereon of any kind, that said Surety will pay the same in an amount not exceeding the amount set forth above and so binds all heirs, executors, administrators, successors, and assigns, jointly and severally, firmly by these covenants and agreement.

2.             It is expressly stipulated and agreed that the Bond shall inure to the benefit of Obligee only and no other person or entity.

3.             Should the condition of this Bond be fully performed, then this obligation shall become null and void; otherwise it shall be and remain in full force and effect.

Exhibit F to MOA

4.             The Surety, for value received, hereby stipulates and agrees that no change, extension of time, alteration, addition, omission and/or any other modification to the MOA, or to any of the work to be performed thereunder with respect to the Emergency Access Road nor any forbearance on the part of either the Principal or the Obligee shall in any way impair or affect its obligations under this Bond and hereby waives notice of any and all such changes, extensions of time, alterations, additions, omissions and/or any other modifications or any forbearance on the part of either the Principal or the Obligee.

5.             The condition of this obligation is such, that Principal, or its heirs, executors, administrators, successors, or assigns approved by Obligee, shall promptly and faithfully perform the covenants, conditions, and agreements of the MOA in constructing the Emergency Access Road according to the Design and Construction Specifications during the approved MOA terms and any extensions thereof as may be granted by Obligee, with or without notice to Surety, and shall also promptly and faithfully perform all the covenants, conditions, and agreements of any alteration of the Emergency Access Road, notice of which alteration to Surety being hereby waived, on Principal’s part to be kept and performed at the time and in the manner therein specified, and in all respects according to their true intent and meaning, and shall indemnify, defend, protect, and hold harmless Obligee.

6.             The Surety hereby stipulates that no extension of time, change, alteration, modification, or addition to the MOA or accepted Design and Construction Specifications (Exhibit A), or of the work required thereunder, shall release or exonerate Surety on this bond or in any way affect the obligation of this bond; and Surety does hereby waive notice of any such extension of time, change, alteration, modification, or addition.

7.             Whenever Principal shall be and declared by Obligee in default under the MOA with respect to construction of the Emergency Access Road, Surety shall, promptly (within 30 days) remedy the default and shall promptly, at the election of the Obligee:

a.                                       Undertake through its agents or independent contractors, reasonably acceptable to Obligee, to complete the Emergency Access Road in accordance with its terms and conditions and to pay and perform all obligations of Principal under the MOA, including without limitation, all obligations with respect to warranties, guarantees, indemnities, and the payment of liquidated damages; or

b.                                      Obtain a bid or bids for completing the Emergency Access Road in accordance with the Design and Construction Specifications, and, upon determination by Obligee of the lowest responsible bidder, arrange for a contract between such bidder and Obligee and make available as work progresses (even though there should be a default or a succession of defaults under the contract or contracts of completion arranged under this paragraph) sufficient funds to pay the cost of completion less the balance of the Construction Sum, and to pay and perform all obligations of Principal, including, without limitation, all obligations with respect to warranties, guarantees, and the payment of liquidated damages not to exceed the Construction Sum.

8.             Surety’s obligations hereunder are independent of the obligations of any other surety for performance, and suit may be brought against Surety and such other sureties, jointly

Exhibit F to MOA

and severally, or against any one or more of them, or against less than all of them without impairing Obligee’s rights against the others.  Surety may not use Principal, its heirs, assigns, administrators or successors to complete the Emergency Access Road absent Obligee’s consent.

9.             No right of action shall accrue on this Bond to or for the use of any person or corporation other than Obligee or its successors or assigns.

10.           If Surety does not proceed as provided in paragraph 7, above, then Surety shall be deemed to be in default on this Bond ten (10) days after receipt of an additional written notice from Obligee to Surety demanding that Surety perform its obligations under this Bond.  At all times Obligee shall be entitled to enforce any remedy available to Obligee at law including, without limitation, and by way of example only, rights to perform work, protect work, mitigate damages, advance critical work to mitigate schedule delay, or coordinate work with other consultants or contractors.

11.           Surety’s monetary obligation under this Bond is limited by the amount of this Bond identified herein as the Construction Sum.  Subject to these limits, Surety’s obligations under this Bond are commensurate with the obligations of Principal under the MOA to construct the Emergency Access Road Construction Contract.  Surety’s obligations shall include, but are not limited to:  additional legal, design professional and/or delay costs resulting from Principal’s default or resulting from the actions or failure to act of the Surety under paragraph 7, above (but excluding attorney’s fees incurred to enforce this Bond); and

12.           The Parties agree that any proceeding, legal or equitable, under this Bond shall be instituted in the courts of the County of Sonoma, or in a court of competent jurisdiction if the Sonoma County courts are without jurisdiction.

13.           All notices to Surety or Contractor shall be mailed or delivered (at the address set forth on the signature page of this Bond), and all notices to Obligee shall be mailed or delivered as provided in the MOA.  Actual receipt of notice by Surety, Obligee or Contractor, however accomplished, shall be sufficient compliance as of the date received at the foregoing addresses.

14.           Any provision in this Bond conflicting with any statutory or regulatory requirement shall be deemed deleted here from and provisions conforming to such statutory requirement shall be deemed incorporated herein.

IN WITNESS WHEREOF, this instrument has been duly executed by the Principal and Surety on the                  day of                                 , 2008.

PRINCIPAL		SURETY
Company:	(Corp. Seal)	Company:	(Corp. Seal)
Signature:		Signature:
Name and Title:		Name and Title:
Address:		Address:

Exhibit F to MOA

Exhibit G

DRY CREEK RANCHERIA-SONOMA COUNTY

DEPARTMENT OF EMERGENCY SERVICES

FIRE PROTOCOL

I.                                       GENERAL

A.                                  Background: The Dry Creek Rancheria Band of Porno Indians of California (“Tribe”) is a federally recognized Indian Tribe, with federal trust reservation lands (“Rancheria”) located within the boarders of Sonoma County. The Tribe retains sovereign governmental authority over its reservation lands and its tribal members. The Tribe has exclusive jurisdiction over building, safety and fire code matters pertaining to its Rancheria. To that end, the Tribe, its Board of Directors and its Gaming Commission retain the services of qualified specialists in the fields of Fire Safety and Building Codes Administration (collectively, the Board of Directors, Gaming Commission, Tribal Certified Building Official and Tribal Fire Marshal are referred to herein as “Tribal Officials”), to oversee Fire Life Safety elements of operating the existing Rancheria and River Rock Casino (“Casino”), and review and approval of future projects, including a recently proposed Resort Project encompassing a proposed casino and hotel on the Rancheria, as well as non-gaming Tribal projects.

In addition to its own resources, the Tribe currently relies in part upon Geyserville Fire Protection District (“GFPD”) to provide first response fire and emergency medical services on the Rancheria. The Tribe also is the beneficiary of wildland fire fighting services provided by the Bureau of Indian Affairs and California Department of Forestry and Fire Protection. In addition, through mutual aid agreements, the Tribe may benefit from services from other local public agencies, including the Sonoma County Department of Emergency Services (“County Fire”), which may individually and/or collectively be called upon by GFPD and/or the Tribe to provide emergency response services to the Rancheria, including mutual aid and hazardous materials response services (collectively first response, mutual aid, and hazardous materials are hereinafter referred to as “Emergency Response Services”). The Tribe, Tribal Officials and County Fire shall collectively be referred to in this Fire Protocol as “the Parties.”

B.                                  Purpose: The purpose of this Fire Protocol is to provide for a process by which County Fire will be allowed access by the Tribe to review building and safety plans and to participate in inspections of tribal buildings and areas which may receive Emergency Response Services from GFPD, other local public agencies, and/or County Fire. The Protocol is exclusively technical in nature, focusing only on life/safety issues related to patrons, employees, Tribal members, and the First Responders to the Rancheria under codes made applicable under Tribal law. Nothing in this Protocol is intended to, or may be interpreted to, alter the Tribe’s exclusive jurisdiction over the subjects of this Fire Protocol and the Tribal Officials’ authority to make final, binding code determinations.

C.                                  Geyserville Fire Protection District: The Tribe currently is party to a Memorandum of Agreement with the Geyserville Fire Protection District (“GFPD”) to alleviate impacts resulting from providing EMS and Fire Suppression Services to the Rancheria. This Protocol does not modify said Memorandum of Agreement. As such, GFPD will continue to be invited to participate in future discussions, meetings and inspections related to fire/life safety

Exhibit G to MOA

issues pertaining to the Rancheria.

D.                                 Retention of Consultants: County Fire may retain consultants to assist County Fire in plan review and/or inspections. Any consultants retained by County Fire shall be subject to the same confidentiality requirements that are applicable to County Fire, as set forth herein below. With respect to any Gaming Facility plan review or inspection, such County Fire consultants shall be subject to conflict-of-interest clearance, background investigation and licensing by the Dry Creek Gaming Commission. With respect to non-gaming project plan review or inspections, such County Fire consultants shall be subject to a conflict-of-interest check by the Tribal Officials which will review a consultant’s resume and other information as requested to insure the consultant does not have a divergent financial or other potentially relevant conflict with the Tribe. If such a gaming or non-gaming conflict is found, the Tribal Officials will inform County Fire within seven (7) days of submission of a complete application for a gaming license, or for a non-gaming project, submittal of the consultant’s name and resume to the Tribe. If the Tribal Officials determine there is a conflict County Fire shall select a different consultant, any dispute over whether a conflict of interest exists shall be resolved through the MOA dispute resolution process.

II.                                  FIRE PLAN REVIEW PROTOCOL

A.                                  Notification/Response: When the Tribal Officials receive a proposed building plan relevant to the design, development or construction of a proposed project(s) which may receive Emergency Response Services, Tribal Officials shall provide timely notice via e-mail of receipt of such plan to County Fire. County Fire shall respond promptly via e-mail to the Tribal Officials to propose dates and times to review the proposed plan. Such review shall take place within five (5) business days from notice. Alternatively, County Fire may decline review, again via e-mail notification.

B.                                  Comment Format/Feedback: County Fire shall provide comments regarding potential fire/life safety concerns at the time of viewing of plans, and shall provide written comments, if any, within two (2) business days of such plan review to the Tribal Officials as designated below. The Tribe’s Building Official is generally required to process plan check review within 10 days. As a result, the initial plan review process as provided for in this Fire Protocol shall not exceed a total of 10 business days. Any recheck of corrections to the initial plan review shall not exceed 5 business days.

C.                                  Location for Site Plan Reviews: All plan review shall occur at the Gaming Commission office unless the Parties agree otherwise in writing prior to the plan review. Custody of all plans shall remain exclusively with Tribal Officials at all times.

D.                                  Review of As Built Plans: For projects that have already been completed, the Tribe shall allow County Fire an opportunity to review the as built drawings upon reasonable notice. Said plan review shall occur at the Gaming Commission office unless the Parties agree otherwise in writing prior to the plan review:

E.                                    Notices: Notices under this protocol will be sent to the following:

Dry Creek Fire Marshall Vernon Brown
& Associates, Inc. 6060 Sunrise Vista Dr.
Ste 1425 Citrus Heights, CA 95610

Phone: 916-726-0404 Fax: 916-726-0464 Cell: 916-995-7650 Email: vernoa@vbi2.com

Exhibit G to MOA

Dry Creek Building Official

Lowell Brown

190 Foss Creek Circle, Suite B

Phone 707-473-2188

Fax (707) 473-2172

Email: lowell.brown@us.bureauveritas.com

Dry Creek Gaming Commission 190
Foss Creek Circle, Suite B

Phone(707)473-2100

Fax (707) 473-2172

Email: vwattles@dcgc.net; ljohnson@dcgc.net; kadams@dcgc.nct;

dcastaneda@dcgc.net

Dry Creek Board of Directors

190 Foss Creek Circle, Suite A

Healdsburg, CA 95448

Phone(707)473-2106

Fax (707) 473-2197

Email: HarveyH@DryCreekRancheria.com; DCRBOD@DryCrcekRanchcria.com;

LynnL@DryCreekRancheria.com

Department Director

Sonoma County

Department of Emergency Services

2300 County Center Drive #221A

Santa Rosa, CA 95403

Phone-707.565.1152

Fax-707.565.1172

Email: vlosh@sonoma-county.org

County Administrator

County of Sonoma

575 Administration Drive.

Santa Rosa, CA   95403

Phone:707-565-2431

Fax: 707-565-3778

Email: cthomas@sonoma-counry.org

Any party may designate in writing, to all of the above persons, alternate designated contact(s).

III.                            FIRE INSPECTION PROTOCOL

A.                                 Inspections per Fire Code: The Tribe’s fire inspections are performed as required by Tribal law. County Fire’s participation in the Tribe’s fire inspections shall be performed as outlined

Exhibit G to MOA

in this Fire Protocol and subject to the terms and conditions of the Memorandum of Agreement (“MOA”) by and between the County and Tribe, to which this Protocol is appended. Inspections are to be scheduled as the work progresses on an area-of-work basis, an example of which would be: installation of underground fire piping included placement and thrust blocks, and hydrostatic and flush testing. The Parties anticipate that these inspections may be repeated in several areas of a site, depending on construction requirements, schedules and other variables. The Parties anticipate a similar routine occurring for interior sprinkler piping inspections and fire alarm systems. Annual fire code inspections of trust lands and the Rancheria improvements, including any proposed projects, shall be conducted to the extent mandated by the Tribe’s Fire Code, and County Fire will be given two (2) business days advance notice via e-mail and shall have an opportunity to attend such inspections. If County Fire is unable to participate in inspections it may review, in the Tribal Gaming Commission Office, or other location mutually agreed upon by the Parties, documents showing the results of the inspection(s) or other certifications related to the project.

B.                                   Notification of Inspections: When a contractor notifies the Tribal Officials of the need to have a fire code inspection, a Tribal Official representative shall notify County Fire of the inspection request via e-mail. Should County Fire desire to participate in the inspection, it shall respond via e-mail within two (2) business days of notice to the Tribal Officials, and shall view the work at the same time the normal inspection occurs.

C.                                   No Delay: Under no circumstance will construction inspections be delayed or performed at a time outside the normal business schedule to accommodate peer viewing by County Fire.

D.                                   Comment Format/Feedback: Potential concerns or suggestions discussed in the field shall be based upon good faith interpretations of the Tribe’s Fire Code. The Parties recognize that such code interpretations may vary among reasonable, qualified code officials, depending upon, among other things, individual understandings of the applicable code and individual professional experiences. Thus, the Parties acknowledge that County Fire may have a code interpretation as to a specific matter that may differ from the Tribal Official constituting the Authority Having Jurisdiction (“AHJ” defined as the officer or other designated Authority charged with the administration and enforcement of the Tribe’s code, or duly authorized representative). Under such circumstances, County Fire shall have an opportunity to express its concerns to the Tribal Officials within two (2) business days of the relevant inspection. Nothing in the foregoing may be deemed to alter or modify the Tribe’s exclusive jurisdiction over building and fire safety issues and code interpretations.

IV.                               MEET & CONFER PROCEDURE

A.                                   Informal Discussion: If as a result of plan review, inspections, or other information, County Fire transmits fire or other life safety concerns to the Tribe’s Fire Marshal and/or Building Official, they shall meet or teleconference within two (2) business days on an informal basis with County Fire to discuss the issue. The Parties shall use good faith, best efforts to resolve the issue informally.

B.                                   Meet and Confer: If informal discussions outlined above do not resolve an issue, County Fire shall prepare and deliver to all Tribal Officials, in accordance with the notice

Exhibit G to MOA

designations above, a written explanation of the factual basis and/or code interpretation underlying its view of the issue (hereinafter “County Fire’s Position Paper”). The Tribe’s Fire Marshal and/or Building Official shall provide a written response (the “Determination”) to County Fire within two (2) business days after receipt of County Fire’s Position Paper. County Fire’s Position Paper and the Tribe’s Fire Marshall and/or Building Official’s Determination shall be discussed at a meeting to be scheduled within one week after the Determination in response to County Fire’s Position Paper is provided, unless the Parties mutually agree to a different schedule. The meeting may be in person or via teleconference and may involve an inspection if the Tribe determines that it would be useful in resolving the dispute.

C.                                   Tribal Board/Gaming Commission Decision: Should the above efforts not result in satisfactory resolution of a concern, County Fire may request a meeting with the Tribal Board of Directors with respect to non-Gaming Facility projects, or alternatively the Gaming Commission with respect to Gaming Facility projects. The meeting is subject to Tribal and Gaming Commission laws and procedures but, notwithstanding the foregoing, shall be scheduled within 10 days of County Fire’s express written request under this section and the notice provisions contained herein. The Board is the final authority for such decisions with respect to non-Gaming Facility projects, and the Gaming Commission is the final authority for such appeals with respect to Gaming Facility projects, and their respective determinations shall not be subject to reversal or modification by any person or entity. Unless a revised written Determination is made by Tribal Officials within seven (7) business days of the meeting, pursuant to the Tribe’s exclusive jurisdiction in this area, the prior Determinations by the Tribal Fire Marshal and/or Building Official shall be final.

D.                                   State Fire Marshall Notification: Upon conclusion of the Meet and Confer and Dispute Resolution procedures provided for in this Fire Protocol, including review by the Tribal Board/Gaming Commission, County Fire may notify the State Fire Marshal, Bureau of Indian Affairs (“BIA”) (as to non-gaming related issues) and/or the National Indian Gaming Commission (as to gaming related issues) of its concerns, provided County Fire simultaneously provides the Tribal Officials with a copy of its comments to the State Fire Marshall, BIA and/or National Indian Gaming Commission.

E.                                     Timelines: The timelines contained in this Protocol may only be revised by the written mutual agreement of the Parties.

V.                                   SCOPE OF FIRE REVIEWS

A.                                  Areas of Site and Building Improvements: The scope of County Fire’s review of plans and inspections of buildings and areas shall include all areas which may receive Emergency Response Services.

B.                                  Gaming Facility Projects: Existing Casino & Parking Garage, proposed Gaming Facility project, and future Gaming Facility projects are subject to the Tribe’s Fire Code, conditions of the MOA and Fire Protocol, Compact, and other applicable Tribal laws.

C.                                  Non-Gaming Facility Projects on Trust Lands: Other non-Gaming Facility projects which may receive Emergency Response Services from County Fire on Tribal trust lands shall be subject to the Tribe’s Fire Code, the MOA and Fire Protocol, and other applicable Tribal laws.

Exhibit G to MOA

Examples include, but are not necessarily limited to, the Rancheria Emergency Response Plan, Proposed Roadway Improvements, Dugan Projects,, and tribal housing.

D.                                  Emergency Plan Review: With respect to the Rancheria Emergency Response Plan, and any amendments thereto, Tribal Officials shall consult with County Fire for the purpose of improving coordination and response to any emergencies or disasters. Notwithstanding the consultation, nothing in this Protocol or the MOA shall give County Fire jurisdiction over the Tribe’s Emergency Response Plan.

E.                                    Fee Lands: Projects on fee lands located within Sonoma County are subject to applicable law and are not governed by this Fire Protocol.

VI.                               CONFIDENTIALITY

The Parties agree that the subjects addressed in the Protocol, including plan review and fire code inspections, encompass matters that involve significant governmental, proprietary and security concerns. The Parties further acknowledge that the MOA by and between the County and Tribe, to which this Protocol is appended, includes significant confidentiality provisions and that those confidentiality provisions are essential components of this Protocol. County Fire expressly recognizes the importance of maintaining the confidentiality information obtained under or related to this Fire Protocol and the MOA, and expressly agrees to do so. Any breach of the confidentiality provisions of this Fire Protocol or MOA shall be subject to the dispute resolution provisions of the MOA, including possible damages.

Exhibit G to MOA

EXHIBIT H

RECORDING REQUESTED BY AND

WHEN RECORDED RETURN TO:

Sonoma County Agricultural

Preservation and Open Space District

575 Administration Drive, Room 100A

Santa Rosa, CA  95403

DEED AND AGREEMENT BY AND BETWEEN

ALEXANDER VALLEY VENTURES, LLC, AND THE SONOMA COUNTY
AGRICULTURAL PRESERVATION AND OPEN SPACE DISTRICT CONVEYING AN
AGRICULTURAL AND OPEN SPACE CONSERVATION EASEMENT AND
ASSIGNING DEVELOPMENT RIGHTS

Alexander Valley Ventures, LLC, (“GRANTOR”), and the Sonoma County Agricultural Preservation and Open Space District, a public agency formed pursuant to the provisions of Public Resources Code sections 5500 et seq. (“DISTRICT”)(GRANTOR and DISTRICT are hereinafter referred to as Parties or separately as Party), hereby enter this Conservation Easement and Assignment of Development Rights (“Easement”) and agree as follows:

RECITALS

A.            GRANTOR is the owner in fee simple of that certain real property located in the unincorporated area of the County of Sonoma (“COUNTY”) more particularly described in Exhibit “A”, attached hereto and incorporated herein by this reference (“the Property”).

B.            The Property includes prime agricultural land located within the Petaluma River area of Sonoma County.  Portions of the Property are currently in active commercial agricultural production and the Property includes significant open space values.  The Property has the soil quality, growing season, and moisture supply needed for sustained agricultural production.

C.            Another property owned by an affiliate of GRANTOR, The Dry Creek Rancheria Band of Pomo Indians, a federally recognized Tribe, (“TRIBE”), which property is located at 2970 Highway 128, Geyserville, CA 95441 (the “Dugan Property”), is currently subject to a Land Conservation Contract pursuant to Government Code sections 51200, et seq., (“the Williamson Act contract”).  In connection with certain other agreements, GRANTOR and the TRIBE have jointly requested that the COUNTY rescind the Williamson Act contract in favor of a perpetual easement providing agricultural conservation and open space protection over an approximately 90 acre portion of the Property as more particularly described in Exhibit B, attached hereto and incorporated herein by this reference (“the Easement Area”).  Such rescission and entering into this easement is requested pursuant to section 51256 of the California Government Code.  GRANTOR and TRIBE have each determined that it is in its and their best interests to seek rescission of the Williamson Act contract on the Dugan Property and to enter

Exhibit H to MOA

into this agreement.

D.            Sections 10251 and 10252 of the Public Resources Code govern the findings that must be made in order for the California Department of Conservation (“DEPARTMENT”) to approve the rescission of the Williamson Act contract.  The DEPARTMENT has determined, in accordance with section 51256.1 of the Government Code, that the findings of COUNTY, in approving the rescission of the Williamson Act contract and the execution of this Easement are supported by substantial evidence, that the Easement is consistent with the eligibility criteria set forth in section 10251 of the Public Resources Code and that the Easement will make a beneficial contribution to the conservation of agricultural land in the area.

E.             The COUNTY has determined that the Easement Area possesses agricultural, scenic, and openness values of importance to the people of Sonoma County which deserve to be protected through a perpetual agricultural and open space conservation easement.  Accordingly, COUNTY, has accepted GRANTOR’s and TRIBE’s offer and required GRANTOR to enter into this Deed and Agreement By and Between Alexander Valley Ventures, LLC and the Sonoma County Agricultural Preservation and Open Space District Conveying an Agricultural and Open Space Conservation Easement and Assigning Development Rights (“Easement”) as a condition of rescission of the Williamson Act contract on the Dugan Property.

F.             DISTRICT was formed in 1990 by COUNTY voters to preserve agriculture and open space, and to meet the mandatory requirements imposed on COUNTY and each of its cities by Government Code sections 65560 et seq. and the open space elements of their respective general plans.  It is the policy of COUNTY that non-possessory interests in open space lands acquired pursuant to COUNTY’s land use regulatory policies or otherwise by gift, devise, or purchase shall be taken in the name and for the benefit of DISTRICT.  Consistent with that policy, this Easement is granted to DISTRICT.  At the time DISTRICT accepted this Easement, DISTRICT confirmed the agricultural and open space values of the Easement Area and the importance of preserving those values through this Easement.

G.            DISTRICT has the authority to acquire this Easement by virtue of Public Resources Code section 5540 and possesses the ability and intent to enforce the terms of this Easement.

H.            GRANTOR acknowledges that this Easement is granted pursuant to Public Resources Code section 5540 and is in consideration of COUNTY’s approval of the Dugan Property Williamson Act contract rescission.

EASEMENT

1.             Grant and Acceptance of Agricultural and Open Space Conservation Easement and Assignment of Development Rights.  Pursuant to the common and statutory law of the State of California, GRANTOR hereby grants to DISTRICT and DISTRICT accepts an agricultural and open space conservation easement over the Easement Area in perpetuity and GRANTOR hereby irrevocably assigns to DISTRICT all development rights associated with the Easement Area, except those rights which are specifically reserved by GRANTOR through this Easement and described in the exhibits hereto.  Reserved ownership rights include but are

Exhibit H to MOA

not limited to, the right to sell, lease, or otherwise transfer the Easement Area and/or the Property to anyone the GRANTOR chooses, as well as the right to privacy, the right to exclude any member of the public from trespassing on the Easement Area and/or the Property, the right to the use and quiet enjoyment of the Easement Area and/or the Property and any other rights found to be consistent with the terms and purpose of this Easement.  The Easement does not grant DISTRICT or any other party any rights in or over the portion of the Property outside of the Easement Area.

2.             Purpose.  It is the purpose of this Easement to preserve and conserve the Easement Area’s agricultural productive capacity, its soils and its agricultural character, as well as to preserve, enhance, protect and maintain the scenic and openness values, including wetland and species habitats and natural values, of the Easement Area for the benefit of the public generally (collectively “the agricultural and open space values of the Easement Area”).  It is further the purpose of this Easement to prevent any uses of the Easement Area that will significantly impair or interfere with those agricultural and open space values.  These purposes shall hereinafter be referred to collectively as “the purpose of this Easement”.

3.             Affirmative Rights of DISTRICT.  DISTRICT shall have the following affirmative rights under this Easement:

(a)           DISTRICT shall have the right to preserve and protect in perpetuity the agricultural and open space values of the Easement Area in keeping with the terms of this Easement and GRANTOR’s reserved rights, including GRANTOR’s rights to the use and quiet enjoyment of the Property.

(b)           DISTRICT shall have the right to hold, use, enjoy, dispose of, and otherwise benefit from the interests in real property conveyed to it by this Easement in accordance with applicable law, including, but not limited to, Public Resources Code section 5540 or any successor statute then in effect, and in keeping with the terms of this Easement and GRANTOR’s reserved rights, including GRANTOR’s rights to the use and quiet enjoyment of the Property.

(c)           DISTRICT shall have the right to enter upon the Easement Area and to inspect, observe, and study the Easement Area for the purposes of (i) identifying the current activities and uses thereon and the condition thereof, (ii) monitoring the activities and uses thereon to determine whether they are consistent with the terms and purpose of this Easement, (iii) enforcing the terms of this Easement, and (iv) exercising its other rights under this Easement.  Such entry shall be permitted at least once a year at reasonable times, upon twenty-four hours’ prior written notice to GRANTOR, and shall be made in a manner that will not unreasonably interfere with GRANTOR’s use and quiet enjoyment of the Property consistent with the terms of this Easement.  Each entry shall be for only so long a duration as is reasonably necessary to achieve the purposes of this Paragraph 3, but shall not be necessarily limited to a single physical entry during a single twenty-four hour period.  Notwithstanding the foregoing, should DISTRICT’s General Manager have a reasonable belief that GRANTOR is in breach of this Easement, DISTRICT shall have the right at any time, upon twenty-four hours’ prior written notice to GRANTOR, to enter upon the Easement Area for the purpose of determining whether such breach has occurred.  Such entry shall be made in a manner that will not unreasonably

Exhibit H to MOA

interfere with GRANTOR’s use and quiet enjoyment of the Property consistent with the terms of this Easement.  The rights of entry provided by this Paragraph 3(c) shall extend to the officers, agents, and consultants of DISTRICT.

(d)           DISTRICT shall have the right to enforce the rights herein granted and to prevent or stop, by any legal means, any activity or use on the Easement Area that is inconsistent with the terms or purpose of this Easement and to require restoration of such areas or features as may be damaged by such activities or uses.  Nothing in this Easement, however, shall require GRANTOR to take any action to restore the condition of the Property, including the Easement Area, after any Act of God, terrorism, war, or any other natural event over which GRANTOR had no control.

(e)           In the event DISTRICT fails to enforce any term, condition, covenant or purpose of this Easement, as determined by Director of DEPARTMENT, Director of DEPARTMENT and his or her successors and assigns shall have the right to enforce this Easement by any means available to District under this Easement after giving notice to GRANTOR and DISTRICT and providing a reasonable opportunity under the circumstances for DISTRICT to enforce any term, condition, covenant or purpose of the Easement.  In the event that Director of DEPARTMENT determines that DISTRICT has failed to enforce any of the terms, conditions, covenants or purposes of the Easement, Director of DEPARTMENT and his or her successors and assigns shall be entitled to exercise the right to enter the Easement Area granted to DISTRICT including right of immediate entry where Director of DEPARTMENT or his or her successor or assign determines that immediate entry is required in the event of an emergency circumstance or prevention of a threatened breach of this Easement.

4.             GRANTOR’s Use of the Easement Area.  GRANTOR shall confine the use of the Easement Area to activities and uses that are consistent with the purpose of this Easement.  GRANTOR shall not perform, nor knowingly allow others to perform, any act on or affecting the Easement Area that is inconsistent with the purpose of this Easement.  Without limiting the generality of the foregoing, GRANTOR and DISTRICT agree that the activities and uses described in Exhibit “C”, attached hereto and incorporated herein by this reference, are expressly permitted, prohibited or restricted as set forth therein.  Nothing in this Easement requires GRANTOR to conduct agricultural or wetland and species mitigation banking on any part of the Easement Area.

5.             Notice and Approval Procedures.  Certain provisions of this Easement require that prior written notice be given by GRANTOR to DISTRICT or vice versa, while other provisions require that GRANTOR obtain prior written approval of DISTRICT.  Any required prior written approval shall not be unreasonably delayed or withheld.  Copies of any written notice or approval shall be provided to the DEPARTMENT.  Unless and until notice is given or approval is obtained in accordance with this Paragraph, any use that requires such notice or approval shall be deemed to be prohibited on the Easement Area.  The procedure for giving such notices and obtaining such approvals are as follows:

(a)           For any activity or use that requires prior written notice to DISTRICT, GRANTOR shall deliver such notice to DISTRICT at least 45 days prior to the commencement of such activity or use unless such activity or use is in response to an emergency in which case

Exhibit H to MOA

the Parties will meet and confer so as to allow any necessary activity or use to take place in a reasonable amount of time.  The notice shall inform the DISTRICT of all relevant aspects of the proposed activity or use, including, but not limited to, a description of the nature, siting, size, capacity, uses, and/or enterprises.

(b)           For any activity or use that requires prior written approval from DISTRICT, GRANTOR shall file a written request for such approval (“GRANTOR’s request”) with DISTRICT at least 45 days prior to the commencement of such activity or use unless such activity or use is in response to an emergency in which case the Parties will meet and confer so as to allow any necessary activity or use to take place in a reasonable amount of time.  The request shall inform DISTRICT of all relevant aspects of the proposed activity or use, including, but not limited to, a description of the nature, siting, size, capacity, uses, and/or enterprises.

Unless such activity or use is the result of an emergency, DISTRICT shall have forty-five (45) days from the receipt of GRANTOR’s request to review and to approve, conditionally approve, disapprove or notify GRANTOR of any objection thereto.  Disapproval or objection, if any, shall be based on DISTRICT’s good faith determination that the proposed activity or use is inconsistent with the terms or purpose of this Easement or that the request is incomplete or inaccurate.  If, in DISTRICT’s judgment, the proposed activity or use would not be consistent with the terms or purpose of this Easement or the request is incomplete or inaccurate, the DISTRICT’s notice to GRANTOR of any disapproval or objection shall inform GRANTOR of the reasons for DISTRICT’s disapproval or objection. Only upon DISTRICT’s express written approval may the proposed activity or use be commenced, and then only in accordance with the terms and conditions of the approval.

(c)           Should DISTRICT fail to respond to GRANTOR’s request within the 45-day time period, GRANTOR shall file a second written request with DISTRICT by registered or certified mail.  Should DISTRICT fail to respond to the second request within ten (10) days after receipt of the request, GRANTOR may commence an action in a court of competent jurisdiction to compel DISTRICT to respond to the request.  In the alternative, GRANTOR may commence a proceeding in arbitration under Paragraph 16 of this Easement.

(d)           For written notice to GRANTOR, the DISTRICT shall deliver such notice to the GRANTOR pursuant to the time lines provided for such notice in this Easement.  As to the notice under Paragraph 3(c), such notice shall provide the date and time of such entry.

6.             Costs and Liabilities Related to the Easement Area.

(a)           GRANTOR agrees to bear all costs and liabilities of any kind related to the operation, upkeep, and maintenance of the Easement Area and does hereby indemnify and hold DISTRICT and DEPARTMENT harmless therefrom.  Without limiting the foregoing, GRANTOR agrees to pay any and all real property taxes, fees, exactions and assessments levied or imposed by local, state or federal authorities on the Easement Area.  GRANTOR shall be solely responsible for any costs related to the maintenance of general liability insurance covering acts on the Easement Area.  Except as specifically set forth in Paragraph 7(b) below, DISTRICT and DEPARTMENT shall have no responsibility whatever for the operation, upkeep or maintenance of the Easement Area, the monitoring of hazardous conditions thereon, or the protection of GRANTOR, the public, or any third parties from risks relating to conditions on the

Exhibit H to MOA

Easement Area.  GRANTOR does hereby agree to indemnify and hold DISTRICT and DEPARTMENT harmless from and against any damage, liability, claim, or expense, including attorneys’ fees, relating to such matters.  Without limiting the foregoing, DISTRICT and DEPARTMENT shall not be liable to GRANTOR or any other person or entity in connection with approvals given or withheld hereunder, or in connection with any entry upon the Easement Area occurring pursuant to this Easement, or on account of any claim, liability, damage, or expense suffered or incurred by or threatened against GRANTOR or any other person or entity related to this Easement, except to the extent that such claim, liability, damage, or expense is the result of DISTRICT’s or DEPARTMENT’S respective negligence, gross negligence or intentional misconduct.

(b)           (1)           Notwithstanding any other provision of this Easement to the contrary, the parties do not intend and this Easement shall not be construed such that it creates in DISTRICT or DEPARTMENT:

(A)  The obligations or liabilities of an “owner” or “operator”  as those words are defined and used in environmental laws, as defined below, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 United States Code, sections 9601, et seq.) (“CERCLA”);

(B)  The obligations or liabilities of a person described in 42 United States Code section 9607(a)(3) or any successor statute then in effect;

(C)  The right to investigate and remediate any hazardous materials, as defined below, associated with the Easement Area; or

(D)  Any control over GRANTOR’s ability to investigate and remediate any hazardous materials, as defined below, associated with the Easement Area.

(2)           GRANTOR represents, warrants, and covenants to DISTRICT that GRANTOR’s use of the Easement Area shall comply with all environmental laws, as defined below.

(3)           For the purposes of this Easement:

(A)  The term “hazardous materials” includes, but is not limited to, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 United States Code sections 1801, et seq.), the Resource Conservation and Recovery Act of 1976, as amended (42 United States Code sections 6901, et seq.), sections 25117 and 25316 of the California Health & Safety Code and in the regulations adopted and publications promulgated pursuant to them, or any other federal, state, or local environmental laws, ordinances, rules, or regulations concerning the environment, industrial hygiene, or public health or safety now in effect or enacted after the effective date of this Easement.

(B)  The term “environmental laws” includes, but is not limited to, any applicable federal, state, local, or administrative agency statute, ordinance, regulation, rule,

Exhibit H to MOA

order, or requirement relating to environmental conditions or hazardous materials.

7.             Indemnification.

(a)           GRANTOR shall hold harmless, indemnify, and defend DISTRICT  and DEPARTMENT from and against damages, liabilities, claims and expenses, including reasonable attorneys’ fees, arising from or in any way connected with (i) injury to or the death of any person, or physical damage to property resulting from any act or omission, condition or other matter related to or occurring on or about the Easement Area, except to the extent that such damage, liability, claim, or expense is the result of the respective negligence, gross negligence or intentional misconduct of DISTRICT or DEPARTMENT (it being the intent of this provision to limit GRANTOR’s indemnity to the proportionate part of DISTRICT’s and DEPARTMENT’S damage, liability, claim or expense for which GRANTOR is responsible); and (ii) the obligations specified in Paragraph 6.  In the event of any claim, demand, or legal complaint against DISTRICT or DEPARTMENT, the right to the indemnification provided by this Paragraph 7(a) shall not apply to any cost, expense, penalty, settlement payment, or judgment, including attorneys’ fees, incurred prior to DISTRICT’s or DEPARTMENT’s written notice of such claim, demand, or legal complaint to GRANTOR, unless GRANTOR has acquired knowledge of the matter by other means, nor to any costs, expenses, or settlement payment, including attorneys’ fees, incurred subsequent to that notice unless such cost, expense, or settlement payment shall be approved in writing by GRANTOR, which approval shall not be unreasonably withheld.

(b)           DISTRICT shall hold harmless, indemnify, and defend GRANTOR,  its heirs, devisees, successors and assigns, and DEPARTMENT from and against all damages, liabilities, claims and expenses, including reasonable attorneys’ fees, arising from or in any way connected with injury to or the death of any person, or physical damage to any property, resulting from any act, omission, condition, or other matter related to or occurring on or about the Easement Area and attributable to DISTRICT, except to the extent that such damage, liability, claim or expense is the result of the respective negligence, gross negligence or intentional misconduct of GRANTOR or DEPARTMENT (it being the intent of this provision to limit DISTRICT’s indemnity to the proportionate part of GRANTOR’s and DEPARTMENT’s damage, liability, claim or expense for which DISTRICT is responsible).  In the event of any claim, demand, or legal complaint against GRANTOR or DEPARTMENT, the right to the indemnification provided by this Paragraph 7(b) shall not apply to any cost, expense, penalty, settlement payment, or judgment, including attorneys’ fees, incurred prior to GRANTOR’s or DEPARTMENT’s written notice of such claim, demand, or legal complaint to DISTRICT, nor to any costs, expenses, or settlement payment, including attorneys’ fees, incurred subsequent to that notice unless such cost, expense, or settlement payment shall be approved in writing by DISTRICT, which approval shall be in DISTRICT’s sole discretion.

8.             No Public Access.  Nothing contained in this Easement shall be construed as granting, permitting, or affording the public access to any portion of the Property, including the Easement Area, or limiting or precluding GRANTOR’s right to exclude the public from all or any portion of the Property.  Nothing in this Easement shall be construed to preclude GRANTOR’s right to grant access to third parties across the Easement Area, provided that such access is allowed in a reasonable manner and is consistent with the purpose of this Easement and

Exhibit H to MOA

so long as such activity is undertaken subject to the terms and conditions of this Easement.

9.             Compliance with Governmental Regulations.  The activities and uses permitted on the Easement Area pursuant to this Easement shall be subject to and undertaken in accordance with all applicable federal, state, and local statutes, ordinances, rules, and regulations.

10.          No Further Division of the Easement Area.  GRANTOR shall not divide the Easement Area into separate parcels by subdivision, lot line adjustment, partitions or other means, including, but not limited to gaining recognition, by certificate of compliance or otherwise, of parcels which may have previously been created on the Easement Area by prior patent or deed conveyances, subdivisions, or surveys except as provided in this Paragraph and Paragraph 5 of Exhibit C.  This prohibition against division of the Easement Area shall be inapplicable to (a) divisions necessary for public acquisition, (b) divisions necessary for the voluntary conveyance of all or a portion of the Easement Area to a government or non-profit entity exclusively for conservation, mitigation banking or public access purposes, provided however that no acreage set aside for agricultural conservation pursuant to Paragraph 11 shall be included in such voluntary conveyance, and (c) leases for agricultural purposes.  As used in this Paragraph 10, “agricultural purposes” means the cultivation of food or fiber, or the grazing or pasturing of livestock.  Nothing in this Easement shall prevent the TRIBE from seeking to have the federal government take the Property or a portion of the Property into trust as long as this Easement or an equivalent easement of equal or greater restriction remains in force on the Easement Area.  Nothing in this Easement shall prevent the GRANTOR and/or TRIBE from seeking to separate the Easement Area into a separate parcel from the remainder of the Property.

11.          Permitted Use of Easement Area as Mitigation Bank.    Notwithstanding any other provisions of this Easement to the contrary, GRANTOR shall retain the right to dedicate, use and permit others to use the Easement Area or any portion thereof as part of a mitigation bank and to receive consideration therefore.   No part of any such consideration shall be payable to DISTRICT, and DISTRICT shall not claim to have any interests in said mitigation bank.  Notwithstanding the above, a minimum of 20 acres of the 90 acre Easement Area will be set aside for agricultural conservation.

12.          Interpretation, Construction and Severability.  To the extent that this Easement may be uncertain or ambiguous such that it requires interpretation or construction, then it shall be interpreted and construed in such a way that meets the purpose of this Easement.  It is the intention of the Parties that any interpretation or construction shall promote the purpose of this Easement.  If any provision of this Easement is found by appropriate court to be invalid or unenforceable, all remaining provisions of this Easement shall remain valid and binding.  If the application of any provision of this Easement is found to be invalid or unenforceable as to any particular person or circumstance, the application of such provisions to persons or circumstances, other than those as to which it is found to be invalid, shall not be affected thereby.

13.          Baseline Documentation for Enforcement.   GRANTOR shall prepare documentation acceptable to DISTRICT establishing the physical condition of the Easement Area and the activities and uses thereon as of the effective date of this Easement; provided, however, DISTRICT reserves the right, in its sole discretion, to prepare all or part of such documentation if it deems appropriate.  This documentation shall be maintained on file with

Exhibit H to MOA

DISTRICT and shall serve as an objective information baseline for monitoring compliance with this Easement.  Any monitoring report prepared by DISTRICT shall be provided to DEPARTMENT.

14.          Remedies for Breach.

(a)           In the event of a violation or threatened violation by GRANTOR of any term, condition or restriction contained in this Easement, DISTRICT may, following notice to GRANTOR, institute a suit to enjoin and/or recover damages for such violation and/or to require the restoration of the Easement Area to the condition that existed prior to such violation.  The DISTRICT’s notice to GRANTOR shall contain a general description of the condition claimed by DISTRICT to be a violation and shall contain a reasonable and specific cure period during which the violation is to cease and the Easement Area is to be restored to the condition that existed prior to the violation.  Such cure period shall be for a minimum of thirty (30) days.  The notice shall be mailed or otherwise delivered by DISTRICT to GRANTOR.  If DISTRICT reasonably determines that circumstances require immediate action to prevent or mitigate significant damage to the agricultural and open space values protected by this Easement, DISTRICT may pursue any and all remedies available under law without waiting for the cure period to expire, and shall have the right, upon the giving of 24 hours notice, to enter the Easement Area for the purpose of assessing damage or threat to the agricultural and open space values protected by this Easement and determining the nature of curative or mitigation actions that should be taken.  DISTRICT’s rights under this Paragraph 14 shall apply equally in the event of either actual or threatened violations of the terms of this Easement.  GRANTOR agrees that DISTRICT’s remedies at law for any violation of the terms of this Easement are inadequate and that DISTRICT shall be entitled to the injunctive relief described herein, both prohibitive and mandatory, in addition to such other relief, including damages, to which DISTRICT may be entitled, including specific performance of the terms of this Easement, without the necessity of proving either actual damages or the inadequacy of otherwise available legal remedies.

(b)           Enforcement of the terms of this Easement shall be at the sole discretion of DISTRICT, and any forbearance by DISTRICT to exercise its rights under this Easement in the event of any violation or threatened violation by GRANTOR of any term of this Easement shall not be deemed or construed to be a waiver by DISTRICT of such term or of any subsequent violation or threatened violation of the same or any other terms of this Easement.  Any failure by DISTRICT to act shall not be deemed a waiver or forfeiture of DISTRICT’s right to enforce any and all of the terms of this Easement in the future.

(c)           Inasmuch as the monetary value of the loss or deprivation of the agricultural and open space values of the Easement Area caused by a violation by GRANTOR of the terms of this Easement are uncertain and would be impractical or extremely difficult to measure, GRANTOR and DISTRICT agree that if a loss of agricultural and open space values occurs, the damages for such loss allowed by Civil Code § 815.7 (c) shall be measured as follows:

(1)           For an improvement prohibited by this Easement, an amount equal to ten percent of the market value of the improvement for each month, or portion thereof, that the improvement remains on the Easement Area after the DISTRICT provides notice to the

Exhibit H to MOA

GRANTOR that such improvement is prohibited; and

(2)           For an activity or use prohibited by this Easement, an amount equal to any economic gain realized by GRANTOR as a result of the activity or use after the DISTRICT gives notice to the GRANTOR that such an activity or use is prohibited; and

(3)           For an activity or use prohibited by this Easement, where there is no measurable economic gain realized by GRANTOR, an amount equal to $100 a day for each day that the use or activity continues, adjusted annually for inflation in accordance with Consumer Price Index calculated, after the DISTRICT gives notice to the GRANTOR that such an activity or use is prohibited by this Easement.

(4)           The damages provided for in this Paragraph 14( c)(1)-(3) shall not accrue during any cure period provided pursuant to Paragraph 14(a).

(5)           The damages calculated in this Paragraph 14(c)(1)-(3) are in addition to any direct costs incurred by DISTRICT for enforcement of this Easement and restoration of the Easement Area.  The damages calculated in this Paragraph  4(c)(1)-(3) shall not exceed the appraised value of this Easement.  Nothing in this Paragraph prevents DISTRICT from exercising its right to enjoin the prohibited use or activity and to seek restoration of the Easement Area.

(d)           If DISTRICT, in the notice to GRANTOR, demands that GRANTOR remove an improvement, discontinue a use, or both and claims damages from such improvement and/or use, then GRANTOR may avoid all damages by fully complying with DISTRICT’s notice within the cure period provided therein.  In the event of litigation arising out of the notice, brought either by GRANTOR or DISTRICT, in which GRANTOR prevails, then GRANTOR shall be entitled to economic damages; provided, however, that neither DISTRICT nor GRANTOR shall be entitled to damages where DISTRICT has not claimed damages in its notice.

(e)           The remedies set forth in this Paragraph 14 are not intended to displace and are in addition to any other remedy available to either Party or the COUNTY as provided by this Easement or any applicable Memorandum of Agreement, local, state or federal law.

15.          Acts Beyond GRANTOR’s Control.  Nothing contained in this Easement shall be construed to entitle DISTRICT to bring any action against GRANTOR for any injury to or change in the Easement Area resulting from causes beyond GRANTOR’s control, including, but not limited to, fire, flood, storm, and earth movement, or from any prudent action taken by GRANTOR under emergency conditions to prevent, abate, or mitigate significant injury to the Easement Area resulting from such causes so long as such action, to the extent that GRANTOR has control, is designed and carried out in such a way as to further the purpose of this Easement.

16.          Arbitration.

(a)           If a dispute arises between the Parties concerning the consistency of any proposed activity or use with the terms or purpose of this Easement, or any other matter arising under or in connection with this Easement or its interpretation, either Party, with the written

Exhibit H to MOA

consent of the other, may refer the dispute to arbitration by a request made in writing upon the other, provided that GRANTOR agrees not to proceed with any activity or use that is the subject of the dispute pending resolution of the dispute, and further provided that the Parties agree to proceed to arbitration within sixty (60) days of the delivery of such request for arbitration, or such other date as is mutually agreeable.

(b)           The written notice of the request to arbitrate shall identify with specificity the alleged issue or issues and the actions requested to resolve the dispute.  Within seven (7) business days after receipt of the notice, the recipient shall provide a written response agreeing or disagreeing with the complaint.  If the Party agrees it will set forth detailed steps to address the complaint or alleged easement breach.  If the Parties disagree, they shall proceed in accordance with the next subsection.

(c)           The Parties shall formally meet and confer in good faith within ten (10) business days of receipt of such notice, or at such other time as the Parties may agree in writing, to attempt to resolve the dispute.  If both Parties agree, a mediator may be used to help resolve the dispute at this stage.  The Parties and mediator, if any, shall ensure that any disputed issues are clearly and directly communicated according to any agreed upon process and timeline.  Multiple meetings under this step may be reasonably required depending upon the nature of the dispute, provided that the meet and confer process shall be completed within thirty (30) days of the initial notice unless extended in writing by mutual agreement of the Parties.

(d)           If the GRANTOR and DISTRICT agree to arbitration, the arbitration shall be conducted by a single arbitrator from the list contained in Exhibit “D” to this Easement and shall be conducted in accordance with the JAMS Streamlined Arbitration Rules or AAA Arbitration Rules or successor rules then in effect and shall take place in Santa Rosa or another location mutually agreed upon by the Parties.  The list of arbitrators contained in Exhibit “D” shall be reviewed and revised, if necessary, every five (5) years.  If not revised the prior list shall remain in effect.   If no such list is created or the arbitrators contained on any agreed upon list are not available within a reasonable time period, an arbitrator shall be selected as provided by Paragraph 16(e), below.  Arbitrators shall be contacted in the order their names appear on the agreed upon list and the person highest on the list, whom is available within sixty (60) days from the date of the original notice to conduct the arbitration, shall be selected unless another arbitrator is mutually agreed upon by the Parties in writing.  If no arbitrator is available during the sixty (60) day time frame, the first available arbitrator on the list, available within a reasonable period, shall be selected.

(e)           If an arbitrator on the list is not available within a reasonable time frame or if the Parties are unable to agree to a new list or upon the selection of a single arbitrator, then each Party shall name one arbitrator and the two arbitrators thus selected shall select a third arbitrator who shall be a retired United States District Court or California Superior Court judge; provided, however, if either Party fails to select an arbitrator within fourteen (14) days of delivery of the request for arbitration, or if the two arbitrators fail to select a third arbitrator within fourteen (14) days after the appointment of the second arbitrator, then in each such instance, a proper court, on petition of any Party, shall appoint the second or third arbitrator or both, as the case may be, in accordance with California Code of Civil Procedure sections 1280, et seq., or any successor statutes then in effect.

Exhibit H to MOA

(f)            The provisions of California Code of Civil Procedure, Section 1283.05 are incorporated into this Agreement, provided, however, that no such discovery may be conducted without leave of the arbitrator.  Except as otherwise expressly provided in this Paragraph 16, the arbitration shall be determined in accordance with California Code of Civil Procedure sections 1280, et seq., the purpose of this Easement, the terms of this Easement, and the applicable laws of the State of California, as the basis for determination and resolution, and a judgment of the arbitration award may be entered in any court having jurisdiction thereof. The prevailing Party shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for all its costs and expenses related to such arbitration, including, but not limited to, the fees and expenses of the arbitrators, but excluding attorneys’ fees, which sum shall be determined by the arbitrators and any court of competent jurisdiction that may be called upon to enforce or review the award. The arbitrator shall provide a written award and a reasoned decision supporting the basis of the award within thirty (30) days of submission of the dispute following hearing.

(g)           Notwithstanding the foregoing, a person shall not be eligible to serve as an arbitrator if the person has an interest in, or is related to, affiliated with, or has represented in a legal capacity, a Party to this Easement, without a written waiver from the other Party.

17.          Termination of Easement.

(a)           If the Easement Area is taken, in whole or in part, by exercise of the power of eminent domain, GRANTOR or DISTRICT or both may commence appropriate action to recover the full value of the portion of the Easement Area so taken.  Any expenses incurred by GRANTOR or DISTRICT, or both, in connection with any such action, shall be reimbursed out of the recovered proceeds prior to any division of such proceeds between DEPARTMENT, GRANTOR and DISTRICT.  After reimbursement of all expenses incurred by GRANTOR and DISTRICT,         % of the remainder of the proceeds shall be paid to DEPARTMENT.  After payment to DEPARTMENT,  the remaining proceeds shall be divided between GRANTOR and DISTRICT as agreed upon by them in writing or, in the absence of such an agreement, as ordered by the court in the action recovering the proceeds.  If DISTRICT determines that the portion of the Easement Area to be taken is being sought for a use incompatible with this Easement, DISTRICT may assert the presumptions contained in California Code of Civil Procedure section 1240.680 and California Public Resources Code section 5542.5, or any successor statutes then in effect, to protect DISTRICT’s interest in the Easement Area and to preserve the agricultural and open space values thereof.  The terms of this Easement shall terminate as to the portion of the Easement Area taken, but shall remain in effect relative to all other portions of the Easement Area.

(b)           In the event that the Easement, in whole or in part, is terminated by judicial termination and proceeds are awarded by the Court, any and all such proceeds shall be distributed as follows.  Before any payments are made, GRANTOR and DISTRICT shall be reimbursed for any expenses incurred in connection with such action.   After reimbursement of all expenses incurred by GRANTOR and DISTRICT,         % of the remainder of the proceeds shall be paid to DEPARTMENT. After payment to DEPARTMENT, the remaining proceeds shall be divided between GRANTOR and DISTRICT as agreed upon by them in writing or, in the absence of such an agreement, as ordered by the court in the action awarding the proceeds.

Exhibit H to MOA

18.          Easement to Bind Successors.  The agricultural and open space conservation easement granted and the assignment of development rights provided herein shall be a burden upon and shall continue as a restrictive covenant and equitable servitude running in perpetuity with the Easement Area and shall bind GRANTOR, its heirs, personal representatives, lessees, executors, successors, including, but not limited to, purchasers at tax sales, assigns and all persons claiming under them.  The Parties intend that this Easement shall benefit and burden, as the case may be, their respective successors, assigns, heirs, executors, administrators, agents, employees, and all other persons claiming by or through them pursuant to the common and statutory law of the State of California.  Further, the Parties agree and intend that this Easement creates an easement encompassed within the meaning of the phrase “easements constituting servitudes upon or burdens to the property”, as that phrase is used in California Revenue & Taxation Code section 3712(d), or any successor statute then in effect, such that a purchaser at a tax sale will take title to the Easement Area subject to this Easement.

19.          Subsequent Transfers.  GRANTOR agrees that a clear reference to this Easement will be made in any subsequent deed or other legal instrument by means of which any interest in the Easement Area, including, but not limited to, a leasehold interest, is conveyed and that GRANTOR will attach a copy of this Easement to any such instrument. GRANTOR further agrees to give written notice to DISTRICT of the conveyance of any interest in the Easement Area at least ten (10) days prior to the date of such conveyance.  These obligations of GRANTOR shall not be construed as a waiver or relinquishment by DISTRICT of the rights created in favor of DISTRICT by Paragraph 18 of this Easement.  The failure of GRANTOR to perform any act required by this Paragraph 19 shall not impair the validity of this Easement or limit its enforceability in any way.

20.          Warranty of Ownership.  GRANTOR warrants that it is the owner in fee simple of the Easement Area, and that on the date it executed this Easement the Easement Area is not subject to any deeds of trust other than the deeds of trust identified in Exhibit “D,” attached hereto and incorporated herein by this reference, whose trust deed beneficiaries have therein consented to this Easement, agreed to subordinate their respective interests in the Easement Area to this Easement, and covenanted that any sale made under the provisions of the respective deeds of trust shall be subject to this Easement.

21.          Notices.  Except as otherwise expressly provided herein, any notice, demand, request, approval, disapproval, or other communication that either Party desires or is required to give to the other shall be in writing and either served personally or sent by first class mail, postage prepaid, private courier or delivery service, or telecopy addressed as follows:

To GRANTOR:

Tribal Chairperson

Dry Creek Rancheria Band of Pomo Indians

190 Foss Creek Circle, Suite A

Healdsburg, CA 95548

Telephone: (707) 473-2106

Telecopier:

Exhibit H to MOA

With a copy simultaneously delivered to:

Jerome L. Levine

Holland & Knight, LLP

633 W. 5th Street, Suite 2100

Los Angeles, CA 90071

Telephone: (213) 896-2565

Telecopier: (213) 896-2450

To DISTRICT:

General Manager

Sonoma County Agricultural Preservation and Open Space District

747 Mendocino Avenue

Santa Rosa, CA 95401

Telephone: (707) 565-7360

Telecopier: (707) 565-7370

With copy simultaneously delivered to:

County Counsel

575 Administration Dr.

Santa Rosa, CA 95403

Telephone:  (707) 565-2421

Telecopier:  (707) 565-2624

To DEPARTMENT:

Any notices required by this Easement to be sent to the DEPARTMENT shall be in writing and shall be personally delivered or sent by first class mail, at the following address, unless a Party has been notified by the DEPARTMENT of a change of address.

Director

Department of Conservation

801 K Street, MS 18-01

Sacramento, CA 95814

Attn:  Williamson Act Program

or to such other address as either Party from time to time shall designate by written notice to the other.  Notice, if mailed, shall be deemed given upon the day following the date shown on the postmark of the envelope in which such notice is mailed or, in the event there is no such date shown, then the day following the date of mailing shown on the Party’s written declaration of mailing, which declaration shall have been executed by a an officer or employee of the Party.  In all other instances, notice shall be deemed given at the time of actual delivery.  Changes may be made in the names and addressees of the persons to whom notices, demands, requests, approvals, disapprovals, or other communications are to be given by giving notice pursuant to this Paragraph 21.

Exhibit H to MOA

22.          Amendment.  If circumstances arise under which an amendment or modification of this Easement would be appropriate, GRANTOR and DISTRICT shall be free to jointly amend this Easement, provided that any amendment (a) shall be consistent with the purpose of this Easement, (b) shall ensure protection of the agricultural and open space values of the Easement Area, (c) shall not affect the Easement’s perpetual duration and (d) shall maintain the term set forth in Paragraph 11 of this Easement requiring that a minimum of 20 acres of the Easement Area be set aside for agricultural conservation.  Any such amendment shall be in writing, executed by GRANTOR and DISTRICT, and recorded in the Office of the Sonoma County Recorder.  A copy of such amendment shall be provided to the DEPARTMENT for approval, which approval shall not be unreasonably withheld.

23.          No Forfeiture.  Nothing contained in this Easement shall result in a forfeiture or reversion of GRANTOR’s title in any respect.

24.          Termination of Rights and Obligations.  A Party’s rights and obligations under this Easement shall terminate upon transfer of the Party’s interest in the Easement Area, except that liability for acts or omissions occurring prior to transfer shall survive transfer.

25.          Third Party Beneficiary.  GRANTOR and DISTRICT agree that COUNTY shall be a third party beneficiary of this Easement within the meaning of Civil Code section 1559 or any successor statute then in effect, and that COUNTY shall have all rights attendant thereto.  Such rights shall include, but not be limited to, the right, but not the obligation, to enforce the terms of this Easement.  Should COUNTY elect to exercise its right to enforce the terms of this Easement, it shall be entitled to recover from GRANTOR any costs and expenses it incurs in so doing.

26.          Limited Waiver of Sovereign Immunity.

(a)           GRANTOR and DISTRICT each expressly covenant and agree that, subject to the procedural provisions of this Easement, they may each sue and be sued to resolve any controversy arising from this Easement or to enforce or interpret the terms and conditions of this Easement.  GRANTOR further hereby agrees to a limited waiver of sovereign immunity, in accordance with its Memorandum of Agreement with the COUNTY entered into in March, 2008, in connection with any claims arising from this Easement and for the enforcement of any arbitration award, or judgment to enforce such an award resulting from any claims arising from this Easement only.  The Parties further consent to the jurisdiction of an arbitrator and/or specified court under this Easement including the consent to be sued and bound by a lawful order or judgment, to the extent provided for herein.

(b)           With respect to any action arising out of the Easement, GRANTOR and DISTRICT expressly consent to the jurisdiction of an arbitrator selected pursuant to this Easement, to the Sonoma County Superior Court and all related appellate courts, and, if that court is without jurisdiction, to the United States District Court for the Northern District of California, and specifically agree to a limited waiver of sovereign immunity for those purposes only.  The Parties specifically agree that the above referenced courts shall have jurisdiction to

Exhibit H to MOA

enter judgments enforcing rights and remedies provided for in this Easement.  No Party to this Easement shall contest jurisdiction or venue of the above-referenced courts, for disputes or claims arising out of this Easement.  Neither GRANTOR nor DISTRICT shall plead or invoke the doctrine of exhaustion of Tribal or other administrative remedies or the defenses of immunity or failure to name indispensable party for disputes or claims arising out of this Easement.

(c)           In the event that DEPARTMENT takes any action to enforce the provisions of this Easement pursuant to Paragraph 3(e), all covenants, agreements and waivers set forth in this Paragraph 26 shall apply to such action and may be invoked and enforced by DEPARTMENT

27.          Enforceable Restriction.  This Easement and each and every term contained herein is intended for the benefit of the public and constitutes an enforceable restriction pursuant to the provisions of Article XIII, section 8 of the California Constitution, California Public Resources Code section 5540, and California Revenue and Taxation Code section 420 et seq., or any successor constitutional provisions or statutes then in effect.

28.          Applicable Law and Forum.  This Easement shall be construed and interpreted according to the substantive law of California, excluding the law of conflicts.  Any action to enforce the provisions of this Easement or for the breach thereof shall be brought and tried as provided for in Paragraphs 16 and 26

29.          Pronoun Number and Gender.  Wherever used herein, unless the provision or context otherwise requires, the singular number shall include the plural and the plural the singular, and the masculine gender shall include the feminine and neuter.

30.          GRANTOR and DISTRICT.  Wherever used herein, the terms GRANTOR and DISTRICT, and any pronouns used in place thereof, shall mean and include the above-named GRANTOR and its heirs, devisees, personal representatives, lessees, executors, successors, and assigns, including any persons claiming under them, and the above-named DISTRICT and its agents, officers, employees, successors and assigns, respectively.

31.          DISTRICT’s General Manager.  Wherever used herein, the term DISTRICT’s General Manager, and any pronoun used in place thereof, shall mean and include the General Manager of DISTRICT and duly authorized representatives.

32.          Director of DEPARTMENT.  Wherever used herein, the term Director of DEPARTMENT, and any pronoun used in place thereof, shall mean and include the Director of DEPARTMENT and duly authorized representatives.

33.          Fees and Charges.  DISTRICT shall have the right to establish and impose reasonable fees and charges on GRANTOR for inspections, approvals, and other services performed by DISTRICT pursuant to this Easement.

34.          Entire Agreement.  This instrument sets forth the entire agreement of the Parties with respect to the Easement and supersedes all prior discussions, negotiations, and understandings relating to the Easement, all of which are merged herein.  No alteration or variation of this instrument shall be valid or binding unless contained in a written amendment

Exhibit H to MOA

prepared, executed and recorded in accordance with Paragraph 22.

35.          Authorization.  GRANTOR and DISTRICT each represent and warrant that each has performed all acts precedent to adoption of this Easement, including but not limited to matters of procedure and notice and each has the full power and authority to execute this Easement and perform its obligations in accordance with the above terms and conditions, and that the representative executing this Easement on behalf of each Party is duly authorized to so execute and deliver the Easement.

36.          Estoppel Certificates.  DISTRICT shall at any time during the existence of this Easement, upon not less than thirty (30) days prior written notice from GRANTOR, execute and deliver to GRANTOR a statement in writing certifying that this Easement is unmodified and in full force and effect (or, if modified, stating the nature of such modification) and acknowledging that there is not, to DISTRICT’s knowledge, any default by GRANTOR hereunder, or, if DISTRICT alleges a default by GRANTOR, specifying such default.  DISTRICT’s obligation to deliver the statement of certification is conditioned on GRANTOR reimbursing DISTRICT for all costs and expenses reasonably and necessarily incurred in its preparation as determined by DISTRICT’s General Manager.

37.          Execution.  GRANTOR shall execute this Easement, cause the same to be acknowledged, and deliver said executed and acknowledged instrument to DISTRICT in such form as to permit its acceptance by DISTRICT and recordation in the Office of the Sonoma County Recorder.

38.          No Liens, Encumbrances, or Conveyances.  GRANTOR warrants that after it has executed this Easement, it will not record any lien, encumbrance, or otherwise convey any right, title, or interest in and to the Easement Area until such time as this Easement has been accepted and recorded by DISTRICT.

39.          Effective Date.  This Easement shall be effective as of the date of its acceptance by DISTRICT pursuant to California Public Resources Code sections 5500, et seq.

40.          Captions.  The captions in this Easement have been included solely for convenience of reference.  They are not a part of this Easement and shall have no effect upon its construction or interpretation.

IN WITNESS WHEREOF, the Parties hereto have executed this Easement as set forth below.

GRANTOR:
Alexander Valley Ventures, LLC

Dated:	By:

Exhibit H to MOA

DISTRICT:
SONOMA COUNTY AGRICULTURAL
PRESERVATION AND OPEN SPACE
DISTRICT

Dated:		By:
President, Board of Directors

ATTEST:

By:
BOB DEIS,
ex-officio Clerk of the Board of Directors

NOTE: ACKNOWLEDGMENTS MUST BE ATTACHED FOR ALL SIGNATORIES.

APPROVED AS TO SUBSTANCE:

Dated:	By:
General Manager

APPROVED AS TO FORM:

Dated:		By:
Deputy County Counsel

Dated:		By:
Jerome L. Levine, Counsel
For Alexander Valley Ventures, LLC

Exhibit H to MOA

EXHIBIT

CONSENT AND SUBORDINATION OF LIEN HOLDER

(BENEFICIARY)

____________, a __________, beneficiary under that certain Deed of Trust recorded on _________, as Document No. ____________, Official Records of Sonoma County, affecting the title to the real property described in Exhibit “B” of this Easement, hereby consents to this Easement, agrees to subordinate the lien of said Deed of Trust to this Easement, and covenants that any sale made under the provisions of said Deed of Trust shall be subject to this Easement.

Dated:	By:

NOTE:  ACKNOWLEDGMENTS MUST BE ATTACHED FOR ALL SIGNATURES.

Exhibit H to MOA

EXHIBIT

CONSENT AND SUBORDINATION OF LIEN HOLDER

(ASSIGNEE BENEFICIARY)

____________, a ______________, assignee beneficiary (Document No. _____, Official Records of Sonoma County) under that certain Deed of Trust recorded on ____________, as Document No._____, Official Records of Sonoma County, affecting the title to the real property described in Exhibit “B” of this Easement, hereby consents to this Easement, agrees to subordinate the lien of said Deed of Trust to this Easement, and covenants that any sale made under the provisions of said Deed of Trust shall be subject to this Easement.

Dated:	By:

NOTE:  ACKNOWLEDGMENTS MUST BE ATTACHED FOR ALL SIGNATURES.

Exhibit H to MOA

Exhibit C

Use of the Easement Area

Use of the Easement Area shall be confined to activities and uses that are consistent with the purpose of this Easement.  Any activity or use of the Easement Area that is inconsistent with the purpose of this Easement is prohibited.  Without limiting the generality of the foregoing, the activities and uses set forth below are expressly permitted, restricted or prohibited on the Easement Area as follows:

1.             Agricultural Use.  GRANTOR reserves the right to engage in agricultural uses of the Easement Area, as defined below, in accordance with sound, generally accepted agricultural and soil conservation practices, so long as such use is undertaken in a manner consistent with the purpose of this Easement.

1.1.          Livestock for the Production of Food and Fiber.  GRANTOR may breed, raise, pasture, and graze livestock of every nature and description for the production of food and fiber, but in no event shall commercial feedlots be permitted on the Easement Area.  For purposes of this Easement, “commercial feedlot” is defined as a permanently constructed confined area or facility which is used and maintained for purposes of engaging in the business of feeding livestock and which is not grazed or cropped annually.  For purposes of this Easement, a “commercial feedlot” shall not include the establishment, use or maintenance of corrals, holding pens or pastures.  Nothing in this Easement shall prevent GRANTOR from confining livestock for discretionary seasonal feeding or from leasing grazing rights for livestock owned by others.

1.2.          Bees.  GRANTOR may breed and raise bees.

1.3.          Crops.  GRANTOR may plant, raise, and harvest agricultural, aquacultural, horticultural, and forestry crops and products of every nature and description.

1.4.          Sale of Harvested Crops and Products.  GRANTOR may store and sell, including direct retail sale to the public, agricultural crops and products grown, harvested and produced primarily on the Property.

1.5.          Use of Agrichemicals.  In connection with permitted agricultural uses, GRANTOR reserves the right to use government approved agrichemicals, including but not limited to, fertilizers and biocides, in those amounts and with that frequency of application necessary to accomplish reasonable agricultural purposes within federal, state and local government regulations and guidelines.

1.6.          Removal of Non-Native Plant Species and Animal Control.  In connection with permitted uses, GRANTOR reserves the right to remove non-native plant species and to control predatory and problem animals by the use of selective control techniques consistent with the policies of the Sonoma County Agricultural Commissioner.

Exhibit H to MOA

2.             Commercial and Industrial Uses.  Other than the agricultural use set forth in Paragraph 1 of this Exhibit C, commercial or industrial use of or activity on the Easement Area is prohibited, except as follows:

2.1.          Mitigation Banking.  GRANTOR reserves the right to and to permit others to create, operate and maintain a wetlands and/or species mitigation bank.  In connection with such permitted use, GRANTOR may develop, restore, enhance, and maintain wetlands and other natural habitats.

3.             Structures and Improvements.  No residences, buildings or other structural improvements, shall be placed, constructed or reconstructed on the Easement Area except as provided in this Paragraph 3.

3.1.          Roads.  Construction of new roads and the reconstruction or expansion of existing roads in the Easement Area shall be subject to the DISTRICT’s prior written approval.  Roads shall be restricted to those roads directly required for uses and activities permitted herein.  Road construction, expansion or reconstruction shall be undertaken in a manner consistent with the purpose, terms and conditions of this Easement.  Roads shall be constructed and maintained so as to minimize erosion and sedimentation and ensure proper drainage, utilizing Best Management Practices as recommended by the U.S. Natural Resources Conservation Service or other similar or successor entity.

3.2.          Fences.  Construction of new fences is restricted to fencing necessary for furthering the purpose of this Easement.  Such fencing must be the minimum necessary for such uses.   In the event of destruction or deterioration of any fences, whether existing at the date hereof or constructed subsequently pursuant to the provisions of this Easement, GRANTOR may replace such fencing with a fence of similar size (i.e., no greater in height or length), function, capacity and location, without prior notice to or approval by DISTRICT, provided, it meets the terms of this Paragraph.  All fencing, whether new or replacement, shall be placed in a manner that:  (i) is consistent with the purpose of this Easement, including the preservation of the agricultural and open space values of the Easement Area; (ii) does not impede wildlife movement except in cases where necessary to protect the permitted uses described in this Easement; and (iii) complies with the DISTRICT’s standards for fences on conservation lands.  In the event any fence, or portion thereof, becomes unnecessary for the uses described in this Paragraph, GRANTOR shall remove such fencing from the Easement Area.

3.3.          Maintenance, Repair and Replacement of Existing Structures and Improvements.  All structures and improvements existing at the date hereof or constructed subsequently in accordance with the provisions of this Easement, may be maintained, repaired or replaced at the same location, with a structure or

Exhibit H to MOA

improvement of the same size, character and function,  without notice to or approval of DISTRICT.

3.4.          Agricultural Structures and Improvements.  Subject to the prior written approval of DISTRICT, GRANTOR may place or construct, structures and improvements reasonably necessary for permitted agricultural uses, including, but not limited to, barns, farm worker housing, and corrals, provided that all such structures and improvements shall be sited and designed, to the maximum extent practicable, so as not to negatively impact the aesthetics of the Easement Area.

3.5.          Mitigation Bank Structures and Improvements.  After written notice to DISTRICT in accordance with this Easement, including Paragraph 7 of this Exhibit C, GRANTOR may place or construct structures and improvements reasonably necessary for creation, operation and maintenance of permitted wetland and species conservation mitigation banks, provided that all such structures and improvements shall be sited and designed to the extent practicable, so as not to negatively impact the aesthetics of the Easement Area.

3.6.          Utilities.   GRANTOR may construct, place and maintain underground utilities, including, but not limited to, electric power, septic or sewer, stormwater, communication lines, and water delivery systems necessary for permitted uses of the Property.

3.7.          Signs.  No signs shall be placed on the Easement Area except such informational and cautionary signs necessary to ensure its protection consistent with the purpose of this Easement.

3.8.          Improvements shall not refer to trees, vines, or other living improvements planted nor to irrigation improvements which are undertaken in connection with permitted uses and in a manner consistent with the purpose of this Easement, all of which may be made without prior notice to or approval by DISTRICT.

4.             Water Resources.  GRANTOR shall retain and reserve all ground water, and all appropriative, prescriptive, contractual or other water rights appurtenant to the Property at the time this Easement becomes effective. Draining, filling, dredging, diking, damming or other alteration, development or manipulation of watercourses, springs and wetlands on the Easement Area is prohibited, except as necessary to preserve farmland and as provided in Paragraphs 2.1 and 7 of this Exhibit C for the development, restoration, enhancement and maintenance of wetlands and other natural habitats.

5.             Existing and Subsequent Easements.

5.1.          Use of existing easements of record granted prior to this Easement may continue.

5.2.          Existing easements of record may be amended and new temporary or permanent easements granted only with prior written approval of DISTRICT and only if

Exhibit H to MOA

such amendment or easement is consistent with the terms and purpose of this Easement.  In no case shall any amendment to any existing easement or any new temporary or permanent easement be granted that might in any way diminish or impair the agricultural productive capacity or open space character of the Property.  Notwithstanding the foregoing,  GRANTOR may, with DISTRICT approval, grant subsequent conservation easements or use restrictions designed for natural resource preservation or enhancement on the Property provided that such easements or use restrictions do not restrict agricultural husbandry practices on the 20 acre portion dedicated to agricultural conservation as set forth in Paragraph 11, or otherwise interfere with any of the terms of this Easement as determined by DISTRICT.  DISTRICT and DEPARTMENT find and agree that the grant of easement(s) to create a mitigation bank as set forth in Paragraph 11 of this Easement and Paragraphs 2.1 and 7 of this Exhibit C is consistent with the purpose of this Easement and does not interfere with any of the terms this Easement.  “Husbandry practices” means agricultural activities, such as those specified in section 3482.5(e) of the California Civil Code, conducted or maintained for commercial purposes in a manner consistent with proper and accepted customs and standards, as established and followed by similar agricultural operations in the same locality.

5.3.          DISTRICT’S written approval under this Paragraph 5 shall be obtained at least thirty (30) days in advance of executing any proposed amendment to an existing easement, new easement or use restriction on the Property, and such subsequent amendments, easements and use restrictions shall make reference to this Easement and be subordinate to this Easement.  DISTRICT’s approval shall not be unreasonably withheld and shall be based upon a finding that such new or modified easements are consistent with the provisions of this Paragraph 5.

5.4.          The DISTRICT shall notify the DEPARTMENT immediately upon receipt of request by the GRANTOR to grant a subsequent easement, easement amendment, interest in land, or use restriction on the Property.  The DISTRICT shall promptly notify the DEPARTMENT in the event that it approves the grant of any subsequent easement, easement amendment, interest in land, or use restriction on the Property

5.5.          It is the duty of GRANTOR to prevent the use of the Easement Area by third parties which may result in the creation of prescriptive rights.

6.             Recreational Use.  GRANTOR reserves the right to use the Easement Area for private non-commercial recreational, social and or educational purposes provided that no significant surface alteration, significant impact to natural or agricultural resources, or other development of the land occurs in connection with such use. Such uses may include, but are not limited to, non-commercial/private hiking, trails, horseback riding, fishing, and nature study and other such uses similar in nature and intensity.

Exhibit H to MOA

7.             Natural Resource Management.

7.1.          General Natural Resource Conservation Activities.  GRANTOR reserves the right to undertake natural resource conservation and restoration activities including, but not limited to, bank and soil stabilization, practices to reduce erosion, enhancement of plant and wildlife habitat; and activities which promote biodiversity in accordance with sound, generally accepted practices and all applicable laws, ordinances and regulations.

7.2.          Wetland and Species Conservation Mitigation Banks.  GRANTOR further reserves the right to develop, restore, enhance and maintain wetlands and other natural habitats on the Easement Area to provide protection or preservation of native vegetation and wildlife and for use as a mitigation bank, provided that such development, restoration, enhancement and maintenance of wetland or other habitat is undertaken in accordance with sound, generally accepted practices and all applicable laws, ordinances and regulations.  GRANTOR shall provide DISTRICT with written notice of GRANTOR’s intention to undertake development, restoration or enhancement of wetland or other habitat on the Easement Area no less than forty-five (45) days prior to commencement.  The written notice shall include grading and development plans, management agreements and a full description of the nature, scope and location of all proposed work.  GRANTOR reserves the right to receive consideration in connection with the sale of mitigation credits.  No part of any such consideration shall be payable to DISTRICT and DISTRICT shall not claim to have any financial interest in said mitigation bank.

8.             Fire Management.  GRANTOR reserves the right to undertake fire management plans for the purpose of fire control and/or natural resource management.  Such methods may include prescriptive burning, limited brush removal, and limited grazing of the Easement Area.  DISTRICT shall receive prior notification of such plans which shall be acceptable to the California Department of Forestry and Fire Protection and appropriate local fire protection agencies.

9.             Motorized Vehicles.  Motorized vehicles shall not be used off roads, except in an emergency, or directly in connection with permitted agriculture, conservation or wildlife management activities, and then only in a manner consistent with the terms and purpose of this Easement.

10.           Soil Degradation.  Any use or activity that causes soil degradation, loss of productivity, or erosion, or contributes to the pollution of any surface or sub-surface waters is prohibited with the exception of what is considered to be consistent with sound generally accepted farm practices or what is the minimum necessary to construct the structures and improvements expressly permitted in this Easement.

Exhibit H to MOA

11.           Mineral Exploration.  The exploration for, or development and extraction of, geothermal resources, minerals and hydrocarbons by any surface or sub-surface mining or any other method is prohibited.

12.           Storage/Dumping.  The dumping, release, burning, permanent storage, or other disposal of wastes, refuse, debris, motorized vehicles or hazardous substances is prohibited.

13.           Surface Alteration or Excavation. The significant alteration of the surface of the land, including, but not limited to, the excavation or removal of soil, sand, gravel, rock, or sod, is prohibited except (a) grading necessary in connection with the development, restoration, enhancement or maintenance of wetland or other habitat in accordance with Paragraph 11 of the Easement and Paragraphs 2.1 and 7 of this Exhibit C, or (b) removal of soil, sand, gravel or rock as may be reasonably required for the repair of the roads and levees on the Easement Area.  GRANTOR shall give notice of such surface alteration or excavation to DISTRICT.

14.           Tree Removal.  The harvesting, cutting, removal, or destruction of any native trees is prohibited, provided, however, that GRANTOR reserves the right to cut or remove trees as reasonably necessary (a) to control insects and disease, (b) to prevent personal injury and property damage, (c) to allow construction or repair of structures and improvements expressly permitted under this Easement, and (d) the minimum necessary for the purpose of natural resource management, fire management or agricultural or mitigation bank activities expressly permitted under this Easement.

Exhibit H to MOA

EXHIBIT “D”

AGREED UPON LIST OF ARBITRATORS

1.	Hon. Raul A. Ramirez (Ret.) ADR Services 50 Fremont Street, Suite 2110 San Francisco, CA 94105 Telephone: (415) 772-0900 Fax: (415) 772-0960 E-mail: Not Available	5.	Hon. Charles A. Legge (Ret.) JAMS 2 Embarcadero Center, Suite 1500 San Francisco, CA 94111 Telephone: (415) 982-5267 Fax: (415) 982-5287 E-mail: Not Available

2.	Hon. Fern M. Smith (Ret.) JAMS 2 Embarcadero Center, Suite 1500 San Francisco, CA 94111 Telephone: (415) 982-5267 Fax: (415) 982-5287 E-mail: Not Available	6.	Hon. Eugene F. Lynch (Ret.) JAMS 2 Embarcadero Center, Suite 1500 San Francisco, CA 94111 Telephone: (415) 982-5267 Fax: (415) 982-5287 E-mail: Not Available

3.	Frederick S. Wyle 3 Embarcadero Center, 7th Fl. San Francisco, CA 94111 Telephone: (415) 788-0781 Fax: (408) 788-3410 E-mail: Not Available	7.	Hon. Edward Panelli JAMS 160 West Santa Clara Street, Suite 1150 San Jose, CA 95113 Telephone: (408) 288-2240 Fax: (408) 288-2240 E-mail: Not Available

4.	Palmer B. Madden ADR Services 3000 Danville Blvd., Suite 543 Alamo, CA 94507 Telephone: (925) 838-8593 Fax: (925) 831-209 E-mail: pbm@netvista.net

The above list may be modified or supplemented by mutual written agreement of the Parties.  The Parties shall contact the arbitrators to determine their availability to conduct arbitration consistent with the timelines and procedures set forth in Paragraph 16 of this Easement.

Exhibit H to MOA

Exhibit B

Easement Area Description

Exhibit H to MOA

EXHIBIT I

DRY CREEK RANCHERIA BAND OF POMO INDIANS

RESOLUTION OF DRY CREEK BOARD OF DIRECTORS APPROVING

DEVELOPMENT RESTRICTIONS ON PROPERTY AND PROHIBITING GAMING
ACTIVITIES ON THE PETALUMA PROPERTY

RESOLUTION No. [08-month-day-PETALUMA-00  [

WHEREAS, the Dry Creek Rancheria Band of Pomo Indians (“Tribe”) is a federally recognized Indian tribe organized under Articles of Association adopted on September 13, 1972, approved by the Deputy Assistant Secretary of the Interior on April 16, 1973, and amended effective September 22, 1979 (“Articles”), by virtue of the powers inherent in tribal sovereignty and those delegated by the United States of America; and

WHEREAS, pursuant to Article IV of the Articles, all powers and responsibilities of the Tribe are vested in the Tribal Council, which may delegate powers to the Tribal Board of Directors (“Board”); and

WHEREAS, pursuant to Article VII of the Articles, the Board shall take such actions as are necessary to carry into effect the ordinances, resolutions, or other directions of the Tribal Council and represent the community in all negotiations with local, state, and federal governments; and

WHEREAS, the Tribe has filed a gaming application with the Secretary of the Interior to take into trust for the Tribe’s benefit an approximately 277 acre parcel of land south of the City of Petaluma owned in fee by the Tribe and commonly known as the “Petaluma Property;” and

WHEREAS, pursuant to a Memorandum of Agreement (“MOA”) approved in concept and material terms by the Tribal Council and, pursuant to a delegation by the Tribal Council to the Board in accordance with the Tribe’s Articles of Association, the Board has finalized the MOA, which includes certain commitments to create a permanent conservation easement and preclude gaming activities on the Petaluma Property for at least an eight (8) year period; and

NOW, THEREFORE, BE IT RESOLVED, that the Dry Creek Board of Directors hereby approves the conservation easement on the Petaluma Property and, consistent with the terms of the MOA and, in accordance with the Articles and the delegation to it by the Tribal Council, directs the Tribal Chairman to take all steps necessary to implement the conservation easement, and to execute all documents necessary to carry out this provision of the MOA; and

BE IT FURTHER RESOLVED, that the Dry Creek Board of Directors, in accordance with the Articles and the delegation to it by the Tribal Council, hereby agrees, pursuant to the MOA, that Gaming Activities shall not be conducted on the Petaluma Property for at least an eight (8) year period and shall permanently forgo Gaming Activities on the Petaluma Property if the conditions contained in Section 13.3 of the MOA are satisfied; and

Exhibit I to MOA

BE IT FURTHER RESOLVED, that the Dry Creek Board of Directors shall notify the Bureau of Indian Affairs of the agreed upon use restrictions on the Petaluma Property and its withdrawal and/or suspension of its current gaming application which action it hereby takes in accordance with its delegation from the Tribal Council and the terms of the MOA.

CERTIFICATION

The undersigned, being the Secretary-Treasurer of the Dry Creek Rancheria Band of Pomo Indians, a federally recognized Indian tribe (“Tribe”), and acting pursuant to subsection C of Article XI of the Tribe’s Articles of Association, hereby attests to the enactment of the foregoing Board Resolution, which was presented at a duly held meeting of the Dry Creek Tribal Board of Directors on ___________, 2008 with a quorum present, and approved by a vote of _______ “for,”_______“against,” and ________ “abstentions,” and that such Resolution has not been rescinded or amended in any way.

Harvey Hopkins	Date
Chairman

Margie Rojes
Secretary/Treasurer	Date

Resolution No. 08-xx-xx-Dugan-003

Exhibit I to MOA

EXHIBIT J
AGREED UPON LIST OF ARBITRATORS

1.	Hon. Raul A. Ramirez (Ret.) ADR Services 50 Fremont Street, Suite 2110 San Francisco, CA 94105 Telephone: (415) 772-0900 Fax:(415)772-0960 E-mail: Not Available	5.	Hon. Charles A. Legge (Ret.) JAMS 2 Embarcadero Center, Suite 1500 San Francisco, CA 94111 Telephone: (415)982-5267 Fax: (415)982-5287 E-mail: Not Available

2.	Hon. Fern M. Smith (Ret.) JAMS 2 Embarcadero Center, Suite 1500 San Francisco, CA 94111 Telephone: (415)982-5267 Fax: (415)982-5287 E-mail: Not Available	6.	Hon. Eugene F. Lynch (Ret.) JAMS 2 Embarcadero Center, Suite 1500 San Francisco, CA 94111 Telephone: (415)982-5267 Fax: (415)982-5287 E-mail: Not Available

3.	Frederick S. Wyle 3 Embarcadero Center, 7[l] Fl. San Francisco, CA 94111 Telephone: (415)788-0781 Fax: (408)788-3410 E-mail: Not Available	7.	Hon. Edward Panelli JAMS 60 West Santa Clara Street, Suite 1150 San Jose, CA 95113 Telephone: (408) 288-2240 Fax: (408) 288-2240 E-mail: Not Available

4.	Palmer B. Madden ADR Services 3000 Danville Blvd., Suite 543 Alamo, CA 94507 Telephone: (925) 838-8593 Fax: (925)831-209 E-mail: pbm@netvista.net

The above list may be modified or supplemented by mutual written agreement of the Parties.  The Parties shall contact the arbitrators to determine their availability to conduct an arbitration consistent with the timelines and procedures set forth in the Agreement at Section 20.

Exhibit J to MOA

DRY CREEK RANCHERIA BAND OF POMO INDIANS

RESOLUTION OF DRY CREEK BOARD OF DIRECTORS APPROVING
MEMORANDUM OF AGREEMENT WITH THE COUNTY OF SONOMA INCLUDING
A WAIVER OF SOVEREIGN IMMUNITY

RESOLUTION No. [08-month-day-MOA-OOl]

WHEREAS, the Dry Creek Rancheria Band of Pomo Indians (“Tribe”) is a federally recognized Indian tribe organized under Articles of Association adopted on September 13, 1972, approved by the Deputy Assistant Secretary of the Interior on April 16, 1973, and amended effective September 22, 1979 (“Articles”), by virtue of the powers inherent in tribal sovereignty and those delegated by the United States of America; and

WHEREAS, pursuant to Article IV of the Articles, all powers and responsibilities of the Tribe are vested in the Tribal Council, which may delegate powers to the Tribal Board of Directors (“Board”); and

WHEREAS, pursuant to Article VII of the Articles, the Board shall take such actions as are necessary to carry into effect the ordinances, resolutions, or other directions of the Tribal Council and represent the Tribal community in all negotiations with local, state, and federal governments; and

WHEREAS, on September 15, 2007, at a duly held meeting of the Tribal Council, with a quorum present, the Tribal Council adopted Resolution No. 07-09-15 approving the concept and terms of a draft Memorandum of Agreement (“MOA”) between the Tribe and the County of Sonoma which was presented at said meeting, and, pursuant to Article VII of the Articles, delegated to the Board the authority to finalize the documentation of the MOA terms and to execute the final MOA upon substantially identical terms, which included a limited waiver of sovereign immunity of the Tribe in enforcing the MOA including the Performance and Payment Bond; and

WHEREAS, pursuant to the powers and duties delegated to it under Tribal Council Resolution, including No. 07-09-15, the Board has engaged in discussions and negotiations with the County of Sonoma and has now reached final agreement on said MOA; and

WHEREAS, the agreement reached with the County of Sonoma, as contained in the negotiated MOA are consistent with the terms and concepts of the draft MOA presented to the Tribal Council at its September 15, 2007 meeting and approved by the Tribal Council; and

WHEREAS, it is now the intent and desire of the Tribal Council and Board: (i) to execute and deliver the MOA, and to perform its obligations; (ii) to adopt the applicable law, waivers of sovereign immunity and other consents set forth therein for the sole and exclusive purpose of providing a mechanism for the establishment of the validity, legality and enforceability of the MOU in accordance with its terms; and (iii) to declare and confirm the legality, validity and enforceability and binding nature of the MOA in accordance with its terms at such time as it is fully executed; and

Exhibit K to MOA

WHEREAS, the MOA negotiated by the Tribe with the County of Sonoma (“County”), includes numerous benefits for the Tribe, as well as a dispute resolution provision for the binding arbitration of certain disputes between the Tribe and the County in accordance with the MOA terms;

NOW, THEREFORE, BE IT RESOLVED, that the Dry Creek Board of Directors exercises its delegated authority to approve and hereby does approve the Memorandum of Agreement, which is attached hereto as Exhibit A, and is incorporated herein by this reference, between the Dry Creek Rancheria Band of Pomo Indians and the County of Sonoma and authorizes the Tribal Chairman to execute and deliver said MOA to the County, and to take such other steps as may be necessary to finalize such agreement and carry out its terms; and

BE IT FURTHER RESOLVED that the Tribe, through the Board acting through its delegated powers, hereby expressly approves and authorizes the limited waiver of the sovereign immunity of the Dry Creek Rancheria Band of Pomo Indians to the full extent provided for in the MOA and the Performance and Payment Bond and the incorporation of applicable and choice of law and judicial forums, as set forth therein; and

BE IT FURTHER RESOLVED that the Tribe, through the Board acting through its delegated powers, hereby expressly approves and authorizes binding arbitration as a mechanism to resolve disputes and insure the enforceability of the agreement as specified in the MOA and the enforcement of arbitration awards in court, as provided in the MOA; and

BE IT FURTHER RESOLVED that the Tribe, through the Board acting through its delegated powers, approves the form of the MOA. The Chairperson is hereby authorized, empowered and directed to execute and deliver the MOA on behalf of the Tribe, and to execute and deliver such other instruments, agreements and certifications as may be contemplated by the MOA or as may be required to implement the terms of the MOA or give effect to the transactions therein contemplated, and to take such other actions as may hereafter be necessary and appropriate to carry out the obligations of the Tribe thereunder; and

BE IT FURTHER RESOLVED that the Tribe, through the Board hereby declares that upon due execution of the MOA by the Tribal Board of Directors and the Board of Supervisors, it shall be and become a legal and valid obligation of the Tribe, enforceable in accordance with its terms. Except as expressly set forth in or expressly contemplated by the MOA, no physical delivery, filing or other act need be performed to validate the interests of the parties thereunder; and

BE IT FURTHER RESOLVED that the Tribe, through the Board hereby determines that no laws, ordinances, resolutions or other actions of the Tribe, Tribal Council, Board, or any of the agencies or instrumentalities of the Tribe, either written or established by custom or tradition, prohibit the Board from approving the execution or delivery of the MOA or undertaking any of the foregoing approved action; and

BE IT FURTHER RESOLVED, that the Board shall not pass or adopt any resolutions or approve or allow any other action of the Tribe, or any of its officers, employees, agents, subdivisions, agencies or instrumentalities, or any nature that shall impair the contractual rights of any party under the MOA or the obligations of the Tribe under the MOA; and

Resolution No. 08-xx-xx-MOA-OOl

Exhibit K to MOA

BE IT FURTHER RESOLVED, that this Resolution shall become effective as of the date and time of its passage and approval by the Board.

CERTIFICATION

The undersigned, being the Secretary-Treasurer of the Dry Creek Rancheria Band of Pomo Indians, a federally recognized Indian tribe (“Tribe”), and acting pursuant to subsection C of Article XI of the Tribe’s Articles of Association, hereby attests to the enactment of the foregoing Board Resolution, which was presented at a duly held meeting of the Dry Creek Board of Directors held on    , 2008, with a quorum present, and approved by a vote of _______ “for,” _______ “against,” and ________ “abstentions,” and that such Resolution has not been rescinded or amended in any way.

Harvey Hopkins	Date
Chairman

Margie Rojes
Secretary/Treasurer	Date

Exhibit K to MOA

EXHIBIT L

Resolution No.

Sonoma County Administration Center
Santa Rosa, CA 95403

Date:

RESOLUTION OF THE BOARD OF SUPERVISORS OF THE COUNTY OF SONOMA APPROVING THE MEMORANDUM OF AGREEMENT BETWEEN THE COUNTY OF SONOMA AND THE DRY CREEK RANCHERIA BAND OF POMO INDIANS

WHEREAS, the County of Sonoma (herein referred to as “County”) has worked on a government to government basis with the Dry Creek Rancheria Band of Pomo Indians (herein referred to as “Tribe”) to establish a mutually agreeable process to identify and mitigate off-Reservation environmental impacts of Tribal development projects; and

WHEREAS, the Tribe desires to operate Tribal development projects in a manner that benefits the Tribe, its members, and the community as a whole, and the County recognizes the mutual benefit that can be derived if those goals are achieved; and

WHEREAS, proposed and future Tribal development projects are not County projects and are not subject to discretionary approval of the County and, absent an agreement, the County has limited opportunity to influence mitigation measures or seek compensation on behalf of its citizens for adverse environmental impacts caused by such projects; and

WHEREAS, given the scope of Tribal development projects, the limited County jurisdiction over such projects, and the inability to always precisely measure such off-reservation environmental impacts, enforceable mitigation commitments are critical to minimize the off-reservation impacts of Tribal projects; and

WHEREAS, the County has been involved in a number of legal disputes against the Tribe including: In the Matter of the Protest of Bill Cogbill et al. to transfer an Alcohol License to the River Rock Casino; County of Sonoma v. Bureau of Indian Affairs; and In the Matter of the Sonoma County Fire Chief’s Application for an Inspection Warrant and the parties wish to settle those disputes, as well as disagreements over appropriate mitigation regarding Tribal development projects, through a Memorandum of Agreement (hereinafter referred to as “Agreement”); and

WHEREAS, the proposed Agreement with the Tribe reflects a good faith effort to resolve these disputes and to address the impacts of the River Rock Casino (“Casino”) and the future tribal development project described in the Dry Creek Rancheria Economic Development Master Plan Environmental Study dated January 2008, including payment of mitigation fees to the County during the remaining years of the Tribe’s gaming Compact with the State and, for a period beyond the

Exhibit L to MOA

Agreement term with respect to the hotel project, to off-set impacts on public services as well as implementation of specific mitigation measures to reduce off-reservation impacts; and

WHEREAS, the proposed Agreement provides a CEQA type environmental review process for future identified Tribal development projects, including for commercial non-gaming development, and creates a binding process for resolving disputes over appropriate mitigation of off-reservation environmental impacts; and

WHEREAS, the proposed Agreement places important restrictions on the operations of any alcohol license the Tribe may obtain from the ABC for the Existing Casino; and

WHEREAS, the proposed Agreement provides for the construction of an emergency access road to allow emergency vehicles to access the Casino in an emergency; and

WHEREAS, as part of the Agreement the Tribe has agreed to stay its application to conduct gaming on its Petaluma property for at least eight years and to place 90 acres of that property into a perpetual open space easement; and

WHEREAS, the proposed Agreement is an important step in furthering a government to government relationship and building trust, mutual respect and cooperation to benefit both the Tribe and the County;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Supervisors approves the Agreement between the County of Sonoma and the Dry Creek Rancheria Band of Pomo Indians and that the Chair of the Board of Supervisors is fully authorized, on behalf of the County, to execute the Agreement, including any minor amendments thereto approved by County Counsel, and to execute any other instruments or writings as may be required to implement the terms of the Agreement; and

BE IT FURTHER RESOLVED, that the Board of Supervisors specifically approves the dispute resolution process identified in the Agreement which includes binding arbitration and consents to enforcement of such awards as described in the Agreement.

SUPERVISORS:

Kerns ______ Reilly ______ Brown ______ Kelley ______ Smith ______

Ayes: ______ Noes: ______ Abstain: ______ Absent: ______

SO ORDERED.

Exhibit L to MOA